QuickLinks -- Click here to rapidly navigate through this document

As Filed with the Securities and Exchange Commission on December 10, 2007

Registration No. 333-118553

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 3 TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PHOTONIC PRODUCTS GROUP, INC.
(Exact name of registrant as specified in its charter)

New Jersey (State or other jurisdiction of incorporation or organization)	3679 (Primary Standard Industrial Classification Code Number)	22-2003247 (I.R.S. Employere Identification Number)
181 Legrand Avenue Northvale, New Jersey 07647 (201) 767-1910 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

William Foote
Chief Financial Officer
Photonic Products Group, Inc.
181 Legrand Avenue
Northvale, New Jersey 07647
(201) 767-1910
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Alan Wovsaniker, Esq. Lowenstein Sandler PC 65 Livingston Avenue Roseland, New Jersey 07068 (973) 597-2500

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Share(1)	Amount of Registration Fee(2)

Common Stock, par value .01 per share	3,043,425 shares	$3,318,124(1)	$420.41

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.

(2)
Previously paid.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities ,may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting nor does it seek an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated December 10, 2007

PRELIMINARY PROSPECTUS

3,043,425 Shares

Photonic Products Group, Inc.

Common Stock

        This prospectus relates to (1) the resale of 1,581,000 shares of our common stock, per value $.01 per share ("Common Stock") issued pursuant to our Confidential Private Placement Memorandum dated June 1, 2004 (the "June 2004 Private Placement") by the holders of these shares named in this prospectus, whom we refer to as the "Selling Shareholders," and their transferees and (2) the resale from time to time of up to 1,462,425 shares of our Common Stock issuable upon exercise of warrants at an initial exercise price of $1.35, which warrants were issued pursuant to the June 2004 Private Placement. See "Selling Shareholders." We are registering the shares to provide for freely tradable securities. We will not receive any of the proceeds from the disposition of shares by the Selling Shareholders, but we have agreed to bear the cost relating to the registration of the shares.

        Our Common Stock is traded on the National Association of Securities Dealers' Over-the-Counter Bulletin Board under the symbol "PHPG."

        Investing in our Common Stock involves significant risk. You should read this entire prospectus carefully, including the section entitled "Risk Factors."

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        Some of the shares of Common Stock registered hereunder may be sold upon exercise of warrants from time to time by the holders, and persons exercising the warrants may engage a broker or dealer to sell the shares they receive. For additional information on the possible methods of sales, you should refer to the section of this prospectus entitled "Plan of Distribution."

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. We are offering to issue shares of our Common Stock only in jurisdictions where these offers are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Common Stock.

The date of this prospectus is                                    , 2007

PROSPECTUS SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in our common stock. You should read this entire prospectus carefully, including "Risk Factors" on page 3 and our consolidated financial statements and notes, beginning on page F-1, before making an investment decision.

Photonic Products Group, Inc.

        We develop, manufacture and market products and services for use in diverse photonics industry sectors through our multiple business units. Our products fall into the following product categories:

  •
  optical components, including standard and custom optical components and assemblies, crystals, and crystal components; and

  •
  laser accessories, including wavelength conversion products and Pockel's Cells (optical shutters) that employ nonlinear crystals to perform the function of wavelength conversion.

        We expect that in the future our products may also include other product categories. We market our products and services through our three business units, INRAD, Laser Optics, and MRC Optics, primarily to organizations in the following industry sectors:

  •
  Defense/aerospace

  •
  Process control and metrology,

  •
  Laser systems (non-military), and

  •
  Universities and national laboratories.

        The defense/aerospace sector is by far our largest customer base, accounting for 65% of our sales (both to U.S. and foreign defense/aerospace companies) in 2006.

        Since 2003, we have been following a strategy to transform our organization from a single business unit into a portfolio of businesses serving the photonics industry with branded products that conform to the paradigm Products Enabling Photonics™.

        As a part of our plan to transform our organization, we seek to expand our production capacities, product lines and market reach through both internal growth and acquisition of complementary businesses. From time to time we engage in exploratory strategic merger and acquisition discussions. As a result of these efforts, we made the following strategic acquisitions:

  •
  Laser Optics, Inc.  In November 2003, we concluded our first acquisition, that of the assets and certain liabilities of Laser Optics, Inc. Laser Optics, Inc. was a custom optics and optical coating services provider, in business since 1966.

  •
  MRC Precision Metal Optics, Inc.  In October 2004 we acquired all of the stock of MRC Precision Metal Optics, Inc. MRC Optics, now our wholly-owned subsidiary, is a fully integrated precision metal optics and diamond-turned aspheric optics manufacturer, specializing in CNC and single point diamond machining, optical polishing, plating, beryllium machining, and opto-mechanical design and assembly services.

        Our executive offices are located at 181 Legrand Avenue, Northvale, New Jersey 07647 and our telephone number at that address is 201-767-1910. We maintain a website on the Internet at www.ppgrpinc.com. Our website, and the information contained therein, is not a part of this prospectus.

June 2004 private placement

        In June 2004, we conducted a private placement of our common stock that was not registered with the Securities and Exchange Commission. Pursuant to the terms of the subscription agreements that we entered in connection with the June 2004 private placement, we issued and sold to investors units of securities comprised of:

  •
  an aggregate of 1,581,000 shares of common stock, and

  •
  five-year warrants to purchase up to an aggregate of 1,462,425 shares of our common stock at an exercise price of $1.35 per share, subject to anti-dilution adjustment.

        For more information on the June 2004 private placement and the selling shareholders, see the section entitled "Selling Shareholders" beginning on page 8.

Resale registration

        As required by the terms of the June 2004 private placement, we are registering the shares of common stock issued in the June 2004 private placement (including any shares as are issuable pursuant to the warrants) to permit the resale of common stock issued to the selling shareholders. The terms of the June 2004 private placement require us to pay for the fees and expenses relating to this registration, and to keep the registration statement current.

        After this Amendment 2 to the registration statement to which this prospectus is a part is declared effective by the Securities and Exchange Commission, the selling shareholders may, from time to time, offer to sell up to 1,462,425 shares of our common stock obtained via the exercise of the warrants issued in the June 2004 private placement. The selling shareholders are already free to sell the 1,581,000 shares of common stock issued directly in the private placement as more than 24 months have passed since their issuance. For more information about re-sales of our common stock by the selling shareholders, see the section entitled "Plan of Distribution" beginning on page 11.

Use of proceeds

        We will not receive any of the proceeds from the disposition of shares by the selling shareholders.

Over-the-Counter Bulletin Board symbol:    PHPG.

Risk factors

        Investing in our common stock involves significant risk. You should read this entire prospectus carefully, including the section entitled "Risk Factors" beginning on page 3.

RISK FACTORS

        Before deciding to invest in our Common Stock, you should carefully consider each of the following risk factors and all of the other information set forth in this prospectus. The following risks and the risks described elsewhere in this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations," could materially harm our business, financial condition or future results. If that occurs, the trading price of our Common Stock could decline, and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

Risks Relating to Our Company and Industry

a) The Company faces competition

        The Company encounters substantial competition from other companies positioned to serve the same market sectors that the Company serves. Some competitors may have financial, technical, capacity, marketing or other resources more extensive than ours, or may be able to respond more quickly than the Company can to new or emerging technologies and other competitive pressures. Some competitors have manufacturing operations in low-cost labor regions such as the far-east and eastern-Europe and can offer products at lower price than the Company. The Company may not be successful in winning orders against the Company's present or future competitors, and competition may have a material adverse effect on our business, results of operations or financial condition.

b) The Company has exposure to Government Markets

        Sales to customers in the defense industry have increased. These customers in turn generally contract with a governmental entity, typically the U.S. government. Most governmental programs are subject to funding approval and can be modified or terminated with no warning upon the determination of a legislative or administrative body. The loss or failure to obtain certain contracts or a loss of a major government customer could have a material adverse effect on our business, results of operations or financial condition.

c) The Company's revenues are concentrated in its largest customer accounts

        For the year ended December 31, 2006, seven customer accounts represented in the aggregate 62% of total revenues, and three customers represented 42% of revenues. These three customers each represented 16%, 15%, and 11% of sales, respectively. As a supplier of custom manufactured components for its OEM customers, the relative size and identity of our largest customer accounts change somewhat from year to year. In the short term, the loss of any of these large customer accounts could have a material adverse effect on business, our results of operations, and our financial condition.

d) The Company's business success depends on its ability to recruit and retain key personnel

        The Company depends on the expertise, experience, and continuing services of certain scientists, engineers, production and management personnel, and on the Company's ability to recruit additional personnel. There is competition for the services of these personnel, and there is no assurance that the Company will be able to retain or attract the personnel necessary for its success, despite the Company's effort to do so. The loss of the services of the Company's key personnel could have a material adverse affect on its business, on its results of operations, or on its financial condition.

e) The Company may not succeed in expanding product lines and markets by acquiring other businesses

        The Company's business strategy includes expanding its production capacities, product lines and market reach through both internal growth and acquisition of complementary businesses. The Company may not succeed in finding or completing acquisitions of such businesses, nor can the Company be assured that it will be able to raise the financial capital needed for such acquisitions. Acquisitions may result in substantial per share financial dilution of the Company's Common Stock from the issuance of equity securities. They may also result in the taking on of debt and contingent liabilities, and amortization expenses related to intangible assets acquired, any of which could have a material adverse affect on the Company's business, financial condition or results of operations. Also, acquired businesses may be experiencing operating losses. Any acquisition will involve numerous risks, including difficulties in the assimilation of the acquired company's people, operations and products, uncertainties associated with operating in new markets and working with new customers, and the potential loss of the acquired company's key employees. To date, the Company has had limited experience in acquiring and integrating two businesses.

f) The Company depends on, but may not succeed in, developing and acquiring new products and processes

        In order to meet the Company's strategic objectives, the Company must continue to develop new processes, to improve existing processes, and to manufacture and market new products. As a result, the Company expects to continue to make investments in future in process development and additions to its product portfolio. There can be no assurance that the Company will be able to develop and introduce new products or enhancements to its existing products and processes in a way that achieves market acceptance or other pertinent targeted results. Nor can the Company be sure that it will be successful in acquiring complementary products, or technologies. Nor can there be assurance that the Company will have the human or financial resources to pursue or succeed in such activities.

g) The Company may not be able to fully protect its intellectual property

        The Company currently holds one material patent applicable to an important product, but does not in general rely on patents to protect its products or manufacturing processes. The Company generally relies on a combination of trade secret and employee non-competition and nondisclosure agreements to protect its intellectual property rights. There can be no assurance that the steps the Company takes will be adequate to prevent misappropriation of the Company's technology. In addition, there can be no assurance that, in the future, third parties will not assert infringement claims against the Company. Asserting the Company's rights or defending against third-party claims could involve substantial expense, thus materially and adversely affecting the Company's business, results of operations or financial condition.

h) The Company has incurred operating losses for one of the past three years and net losses for two of the past three years

        The Company had income from operations of $917,000 in 2006 and $358,000 in 2005 but had an operating loss of $(410,000) in 2004. The Company had net income of $772,000 in 2006, but sustained net losses of $(11,000) in 2005, and $(673,000) in 2004. If the Company were to sustain future losses, there are no assurances that the Company would be able to obtain additional financing that it may require to supply the working capital needs of its existing operations, or to continue to implement its growth strategy.

i) The Company's stock price may fluctuate widely

        Many factors, including, but not limited to, future announcements concerning the Company, its competitors or customers, as well as quarterly variations in operating results, announcements of technological innovations, seasonal or other variations in anticipated or actual results of operations, changes in earnings estimates by analysts or reports regarding the Company's industries in the financial press or investment advisory publications, could cause the market price of the Company's stock to fluctuate substantially. In addition, the Company's stock price may fluctuate widely for reasons which may be unrelated to operating results. These fluctuations, as well as general economic, political and market conditions such as recessions, military conflicts, or market or market-sector declines, may materially and adversely affect the market price of the Company's Common Stock. In addition, any information concerning the Company, including projections of future operating results, appearing in investment advisory publications or on-line bulletin boards or otherwise emanating from a source other than the Company could in the future contribute to volatility in the market price of the Company's Common Stock.

j) The Company has experienced certain material weaknesses in our internal control over financial reporting

        Subsequent to the preparation and filing of our consolidated financial statements for the year ended December 31, 2005, certain material weaknesses became evident to our management with the discovery that our former Chief Financial Officer had paid for unauthorized and personal expenses through the Company. This discovery showed that internal controls for monitoring the use and reporting of charges on the Company's debit card and with respect to the Company's handling of disbursements by check were inadequate. A material weakness is a significant deficiency in one or more of the internal control components that alone or in the aggregate precludes our internal controls from reducing to an appropriately low level the risk that material misstatements in our financial statements will not be prevented or detected on a timely basis.

        In light of the foregoing discoveries resulting from the investigation and from management's review of its internal control procedures, the Audit Committee directed the Company to take a number of steps to strengthen its internal controls.

        We believe that these corrective steps enable us to conclude that the material weaknesses in internal controls over financial reporting, as identified above, have been eliminated.

k) As general economic conditions deteriorate, the Company's financial results suffer

        Significant economic downturns or recessions in the United States or Europe could adversely affect the Company's business, by causing a temporary or longer term decline in demand for the Company's goods and services and thus its revenues. Additionally, the Company's revenues and earnings may also be affected by general economic factors, such as excessive inflation, currency fluctuations and employment levels.

l) Many of the Company's customer's industries are cyclical

        The Company's business is significantly dependent on the demand its customers experience for their products. Many of their end users are in industries that historically have experienced a cyclical demand for their products. The industries include but are not limited to, the defense electro-optics industry and the manufacturers of process control capital equipment for the semiconductor tools industry. As a result, demand for the Company's products are subject to cyclical fluctuations, and this could have a material adverse effect on our business, results of operations, or financial condition.

m) The Company's operations may be adversely affected if it fails to keep pace with industry developments

        The Company serves industries and market sectors which will be affected by future technological developments. The introduction of products or processes utilizing new developments could render the Company's existing products or processes obsolete or unmarketable. The Company's continued success will depend upon its ability to develop and introduce on a timely and cost-effective basis new processes, manufacturing capabilities, and products that keep pace with developments and address increasingly sophisticated customer requirements.

n) The Company's manufacturing processes require products from limited sources of supply

        The Company utilizes many relatively uncommon materials and compounds to manufacture its products. Examples include optical grade quartz, specialty optical glasses, scarce natural and manmade crystals, beryllium and its alloys, and high purity chemical compounds. Failure of the Company's suppliers to deliver sufficient quantities of these necessary materials on a timely basis, or to deliver contaminated or inferior quality materials, or to markedly increase their prices could have an adverse effect on the Company's business, despite its efforts to secure long term commitments from the Company's suppliers. Adverse results might include reducing the Company's ability to meet commitments to its customers, compromising the Company's relationship with its customers, adversely affecting the Company's ability to meet expanding demand for its products, or causing the Company's financial results to deteriorate.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements made in this prospectus are forward-looking statements as that term is defined in the federal securities laws. The Company wishes to insure that any forward-looking statements are accompanied by meaningful cautionary statements in order to comply with the terms of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. The events described in the forward-looking statements contained in this Quarterly Report may not occur. Generally these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of our plans or strategies, projected or anticipated benefits of acquisitions to be made by us, projections involving anticipated revenues, earnings, or other aspects of our operating results. The words "may", "will", "expect", "believe", "anticipate", "project", "plan", "target", "intend", "estimate", and "continue", and their opposites and similar expressions are intended to identify forward-looking statements. We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks, and other influences, many of which are beyond our control, that may influence the accuracy of the statements and the projections upon which the statements are based. Actual results may vary from these forward-looking statements for many reasons, including the following factors:

  •
  adverse changes in economic or industry conditions in general or in the markets served by the Company and its customers

  •
  actions by competitors

  •
  inability to add new customers and/or maintain customer relationships

  •
  inability to retain key employees.

        The foregoing is not intended to be an exhaustive list of all factors that could cause actual results to differ materially from those expressed in forward-looking statements made by the Company. Investors are encouraged to review the risk factors set forth in the Company's most recent Form 10-K as filed with the Securities and Exchange Commission on March 30, 2007. Any one or more of these uncertainties, risks, and other influences could materially affect our results of operations and whether forward-looking statements made by us ultimately prove to be accurate. Our actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements. Except as required by law, we undertake no obligation to publicly update or revise any forward looking statements, whether from new information, future events, or otherwise.

        Readers are further cautioned that the Company's financial results can vary from quarter to quarter, and the financial results for any period may not necessarily be indicative of future results.

        The following discussion and analysis should be read in conjunction with the Company's consolidated financial statements and the notes thereto presented elsewhere herein. The discussion of results should not be construed to imply any conclusion that such results will necessarily continue in the future.

USE OF PROCEEDS

        We are registering the shares to provide for freely tradable securities for the Selling Shareholders. We will not receive any of the proceeds from the disposition of shares by the Selling Shareholders, but we have agreed to bear the cost relating to the registration of the shares.

CAPITALIZATION

        The following table summarizes our cash and cash equivalents, actual debt and capitalization as of September 30, 2007. You should read the following table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Capital Stock" and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

As of September 30, 2007
Cash and Cash Equivalents	$3,722,329

Debt:
Secured promissory note(1)	1,700,000
Other notes payable(2)	1,078,402
Capital lease obligations	70,896
Subordinated promissory note(3)	2,500,000

Total Debt	5,349,298

Shareholders' Equity:
Preferred stock(4)	2,082,000
Common stock, $0.01 par value; 60,000,000 shares authorized and 9,250,587(5) outstanding	92,505
Additional paid-in capital	13,258,436
Accumulated deficit	(7,940,461)
Treasury stock	(14,950)

Total Shareholders' Equity	7,477,530

Total Capitalization	$12,826,828

(1)
As of September 30, 2007, we had an outstanding Secured Promissory Note for $1.7 million.

(2)
As of September 30, 2007, we had outstanding Other Notes Payable for $1,078,402. On November 30, 2007, the Company paid the outstanding balance of a 6.75% note to Clarex Limited in the amount of $554,607 and accrued interest of $1,744.

(3)
As of September 30, 2007 we had two outstanding subordinated convertible promissory notes, convertible into an aggregate of 2,500,000 shares of our Common Stock and warrants exercisable for an aggregate of 1,875,000 shares of Common Stock.

(4)
As of September 30, 2007 we had 2,082 shares of Series B Convertible Preferred Stock with a 10% dividend and $2,082,000 liquidation preference, convertible into 832,800 shares of Common Stock. Photonic Products Group, Inc. (PPGI, the "Company"). On October 26, 2007, holders of 75% of the Company's Series B 10% Convertible Preferred Stock (the "Series B") exercised their right to convert their preferred shares into PPGI common shares at the specified conversion price of $2.50 per share. In the aggregate, these holders represented 1,560 shares with a liquidation preference of $1,560,000 of the total of 2,082 Series B shares and are convertible into 624,000 shares of PPGI common stock.

We subsequently issued a call for the redemption of the remaining 522 shares of the Series B with a liquidation preference of $522,000 on November 29, 2007. The holders of these shares had the option of converting their shares into PPGI common shares at the specified conversion price of $2.50 per share. Nine of the remaining Series B shareholders elected to convert into common shares. One remaining Series B shareholder elected to redeem shares for cash and a final stock dividend accrued to the redemption date. In summary, the results from both the initial voluntary conversions and from the Company's subsequent redemption call were as follows: Of the 2,082 Series B preferred shares issued and outstanding, holders representing 2,032 shares or approximately 98% elected to convert their preference shares to common shares of the Company. The holder of the remaining 50 shares or 2% elected to redeem their Series B shares for cash and payment of an accrued stock dividend. In total, the liquidation of the Series B will result in the issuance of 812,800 shares of common stock through conversion, and a cash payment of $50,000 and accrued final stock dividend of 1,332 shares of common stock upon redemption.

(5)
Outstanding as of September 30, 2007. Does not include (i) 1,288,639 shares of Common Stock underlying options, warrants and rights granted to certain employees, officers and directors pursuant to our 1991 Key Employee Compensation Program and our 2000 Equity Compensation Program (the "Plans") of which 20,800 options were subsequently exercised, (ii) 2,500,000 shares of Common Stock and 1,875,000 shares of Common Stock underlying warrants issuable pursuant to outstanding subordinated convertible promissory notes; (iii) 200,000 shares of Common Stock underlying outstanding warrants to purchase the Company's Common Stock at $0.425 per share, (iv) 200,000 shares of Common Stock underlying outstanding warrants to purchase the Company's Common Stock at $1.08 per share, (v) 3,620,661 shares of Common Stock which have been reserved for future issuance under the "Plans" and (vi) 1,462,425 shares of Common Stock underlying warrants issued pursuant to the June 2004 Private Placement.

SELLING SHAREHOLDERS

        We are registering for resale shares of our Common Stock held by the shareholders (the "Selling Shareholders") identified below. The Selling Shareholders acquired the resale shares pursuant to a private placement of securities that was not registered with the Securities and Exchange Commission (the "June 2004 Private Placement"). Pursuant to the terms of subscription agreements ("Subscription Agreements") entered into with investors ("Investors") in connection with the June 2004 Private Placement, we issued and sold to Investors Units of securities comprising of (i) an aggregate of 1,581,000 shares of Common Stock and (ii) five-year warrants ("Warrants") to purchase up to an aggregate of 1,185,750 shares of our Common Stock at an exercise price of $1.35 per share, subject to an anti-dilution adjustment.

        We also issued five-year warrants ("Placement Agent Warrants") to purchase up to an aggregate of 276,675 shares of our Common Stock to Casimir Capital, LP (the "Placement Agent"), as placement agent for the June 2004 Private Placement. The Placement Agent Warrants have the same terms as the Warrants, except that the Placement Agent Warrants are entitled to a cashless exercise wherein the exercise price for such warrants is payable by the surrender of shares of Common Stock otherwise issuable. The Common Stock, Warrants, Placement Agent Warrants and the Common Stock underlying the Warrants and the Placement Agent Warrants were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

        Under the terms of the Subscription Agreements and a placement agent agreement, we have granted the Investors and the Placement Agent certain registration rights pursuant to which we agreed to register the shares of Common Stock issued pursuant to the June 2004 Private Placement (including, such shares as are issuable pursuant to the Warrants and the Placement Agent Warrants).

        We are registering the shares of Common Stock issued pursuant to the June 2004 Private Placement (including such shares as are issuable pursuant to the Warrants and the Placement Agent Warrants). We are bearing the expenses of this registration. We are registering the shares to permit the Selling Shareholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from the Selling Shareholders as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate. The following table sets forth:

  •
  the name of each Selling Shareholder,

  •
  the number and percent of shares of our Common Stock that each Selling Shareholder beneficially owned prior to the offering for resale of the shares under this prospectus,

  •
  the number of shares of our Common Stock that may be offered for resale for the account of each Selling Shareholder under this prospectus, and

  •
  the number and percent of shares of our Common Stock to be beneficially owned by each Selling Shareholder after the offering for resale of the shares under this prospectus (assuming all such shares are sold by each Selling Shareholder).

        The number of shares in the column "Number of Shares Being Offered" represents all of the shares that each Selling Shareholder may offer under this prospectus, including shares underlying warrants acquired pursuant to the June 2004 Private Placement. We do not know how long each Selling Shareholder will hold the shares before selling them or how many shares they will sell and we currently have no agreements, arrangements or understandings with the Selling Shareholders regarding the sale of any of the resale shares. The shares offered by this prospectus may be offered from time to time by each Selling Shareholder listed below.

        This table is prepared solely based on information supplied to us by the listed Selling Shareholder, any Schedules 13D or 13G and Forms 3 and 4, and other public documents filed with the SEC, and assumes the sale of all of the shares listed. The applicable percentages of beneficial ownership are based on an aggregate of 10,088,119 shares of our Common Stock issued and outstanding on December 10, 2007.

        Percentages are calculated assuming sale by each individual or entity of the securities and warrants owned by each individual or entity separately without considering the dilutive effect of sales and security conversions by any other individual or entity.

	Shares Beneficially Owned Prior to Offering			Shares Beneficially Owned After Offering
Selling Shareholder			Number of Shares Being Offered(1)
	Number	Percent		Number	Percent
Richard F. Sands(2)	63,200	0.6%	63,200	0	0%
Richard F. Sands 1999 Family Trust(2)	15,800	0.2%	15,800	0	0%
Wayde Walker(2)	20,000	0.2%	20,000	0	0%
Kevin Wilson(2)	7,000	*	7,000	0	0%
Richard Brewster(2)	3,500	*	3,500	0	0%
Rafael Vasquez(2)	2,000	*	2,000	0	0%
Matthew Eitner(2)	3,500	*	3,500	0	0%
Matthew McGovern(2)	20,745	0.2%	20,745	0	0%
Nathaniel Clay(2)	5,000	*	5,000	0	0%
William Poon(2)	5,000	*	5,000	0	0%
Shraga Faskowitz(2)	5,000	*	5,000	0	0%
Richard Michalski(2)	1,000	*	1,000	0	0%
Brian Smith(2)	1,000	*	1,000	0	0%
James Ahern(2)	1,000	*	1,000	0	0%
Scott Steele(2)	1,000	*	1,000	0	0%
Anthony Miller(2)	1,000	*	1,000	0	0%
Alan Feldman(2)	13,000	0.1%	13,000	0	0%
Charles Savage(2)	6,000	*	6,000	0	0%
David Bloom(2)	1,000	*	1,000	0	0%
Matthew Donohue(2)	1,000	*	1,000	0	0%
Kent Mitchell(2)	1,000	*	1,000	0	0%
Ian O'Brien Rupert(2)	1,000	*	1,000	0	0%
Trautman Wasserman Private Equity(2)	9,590	*	9,590	0	0%
Bob Spiegel(2)	1,920	*	1,920	0	0%
James Palmer(2)	1,570	*	1,570	0	0%
Gordon Fallone(2)	1,919	*	1,919	0	0%
Bob Hill(2)	1,690	*	1,690	0	0%
Andre McClure(2)	1,591	*	1,591	0	0%
John Cassidy(2)	350	*	350	0	0%
Andy Gallion(2)	250	*	250	0	0%
Kevin Palmer(2)	300	*	300	0	0%
Michael R. Hamblett(2)	39,375	0.4%	39,375	0	0%
Doug Millar	17,500	0.2%	17,500	0	0%
Michael Lusk	17,500	0.2%	17,500	0	0%
Source One	100,000	1.0%	100,000	0	0%
Ron Lucas	17,500	0.2%	17,500	0	0%
Dennis R. Lopach	17,500	0.2%	17,500	0	0%
George Bowker	8,750	*	8,750	0	0%
Christopher J. Whyman IRA	43,750	0.4%	43,750	0	0%
Richard M. Biben	17,500	0.2%	17,500	0	0%
George R. Martin	17,500	0.2%	17,500	0	0%
Philippa Trading Inc.	50,000	0.5%	50,000	0	0%
Robert Burns(4)	10,000	*	10,000	0	0%
Irwin Gruverman	43,750	0.4%	43,750	0	0%
Joseph J. McLaughlin, Jr.	43,750	0.4%	43,750	0	0%
Richard A. Jacoby	87,500	0.9%	87,500	0	0%
Professional Traders Fund, LLC	175,000	1.7%	175,000	0	0%

Garry Higdem	52,500	0.5%	52,500		0	0%
David Cipolla	43,750	0.4%	43,750		0	0%
David R. Beck, SEP-IRA	17,500	0.2%	17,500		0	0%
Bruce A. Crawford	3,500	*	3,500		0	0%
Bhopinder Matharu	8,750	*	8,750		0	0%
John P. Ward	8,750	*	8,750		0	0%
Richard Meehan	3,500	*	3,500		0	0%
Greg Dawe	131,250	1.3%	131,250		0	0%
Scott S. Monroe	87,500	0.9%	87,500		0	0%
Daniel P. Bjornson	17,500	0.2%	17,500		0	0%
H.D. Overbeeke	43,750	0.4%	43,750		0	0%
Gregory and Carol Herr	8,750	*	8,750		0	0%
John Igoe	35,000	0.3%	35,000		0	0%
John Younts	10,500	0.1%	10,500		0	0%
Steven A. Heggelke	17,500	0.2%	17,500		0	0%
Bruce & Victoria Butler	2,625	*	2,625		0	0%
Gordon Gregoretti	52,500	0.5%	52,500		0	0%
Rock II, LLC(4)	150,000	1.5%	150,000		0	0%
Richard Fisler	17,500	0.2%	17,500		0	0%
Robert E. Goldman	17,500	0.2%	17,500		0	0%
Trautman Wasserman 8701 Opportunities Fund, LP	175,000	1.7%	175,000		0	0%
Juhani Hokkanen	26,250	0.3%	26,250		0	0%
James L. Ericson	38,500	0.4%	38,500		0	0%
Gary and Sarah Willoughby	43,750	0.4%	43,750		0	0%
Gregory W. & Judy C. Nelson	43,750	0.4%	43,750		0	0%
Rocco J. Brescia Jr.(4)	35,000	03%	35,000		0	0%
Gerald L. Meyr	35,000	0.3%	35,000		0	0%
Gerald Meyr(5)	13,125	0.1%	13,125		0	0%
Randy Meyr(5)	13,125	0.1%	13,125		0	0%
Murray Grigg	43,750	0.4%	43,750		0	0%
Whalehaven Fund Limited	350,000	3.5%	350,000		0	0%
Greenwich Growth Fund Limited	175,000	1.7%	175,000		0	0%
Patrick Discepola	8,750	*	8,750		0	0%
Gary Meteer	10,500	0.1%	10,500		0	0%
R. G. MacDonald	3,500	*	3,500		0	0%
Bhavanmit Suri	3,500	*	3,500		0	0%
Joan and Joseph Kump	17,500	0.2%	17,500		0	0%
Daniel E. Larson	52,500	0.5%	52,500		0	0%
Thomas A. Beyer	8,750	*	8,750		0	0%
Cary Ludtke	8,750	*	8,750		0	0%
Kenneth R. White and Becki White	8,750	*	8,750		0	0%
Howard Girbach	13,125	0.1%	13,125		0	0%
William Nicklin	966,575	9.6%	283,125	(3)	683,450	7.6%

*
Less than 0.1%.

(1)
Shares being offered (including Shares underlying warrants) acquired pursuant to the June 2004 Private Placement.

(2)
Acquired pursuant to distribution by Casimir Capital, LP from warrants to purchase 276,675 shares of Common Stock issued to Casimir Capital, LP, as placement agent for the June 2004 Private Placement.

(3)
Warrants acquired in private transactions from investors in June 2004 Private Placement

PLAN OF DISTRIBUTION

        The Selling Shareholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling shares:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits Purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

  •
  broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        The Selling Shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

        Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

        The Selling Shareholders may from time to time pledge or grant a security interest in some or all of the Share of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell such shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

        Upon the Company being notified in writing by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a Selling Shareholder that a donee or pledge intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

        The Selling Shareholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

        The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the Selling Shareholder and/or the purchasers. Each Selling Shareholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such Selling Shareholder's business and, at the time of its purchase of such securities such Selling Shareholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

        The Selling Shareholders may not use shares registered on this Registration Statement to cover short sales of Common Stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If a Selling Shareholder uses this prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Shareholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Shareholders in connection with resales of their respective shares under this Registration Statement.

        The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the Common Stock. The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF CAPITAL STOCK

        The following is a description of our capital stock and the material provisions of our certificate of incorporation, bylaws and other agreements to which we and our shareholders are parties, in each case upon the closing of this offering. The following is only a summary and is qualified by applicable law and by the provisions of our certificate of incorporation, bylaws and other agreements, copies of which have been filed as Exhibits to the Form S-1 registration statement filed with the Securities and Exchange Commission in connection with this offering and are available as set forth under "Where You Can Find More Information."

General

        Our authorized capital stock consists of 60,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, no par value per share. As of December 10, 2007, 10,088,119 shares of Common Stock (including 500,000 common shares issued on the conversion of 500 Series A, 10% Convertible Preferred Stock on May 2, 2007 and 812,800 common shares issued on the conversion of 2,032 shares of Series B, 10% Convertible Preferred Stock between October 26 and November 29, 2007). In addition, as of December 10, 2007, we have reserved shares of Common Stock for issuance as follows: 2,500,000 shares upon conversion of subordinated convertible notes issued to one of our major shareholders and one of its affiliates, and 1,875,000 shares upon exercise of warrants issued pursuant to the subordinated convertible notes, 6,000,000 shares upon exercise of authorized stock options under the Company's stock option plans, (of which 1,260,639 shares are reserved for issuance upon exercise of outstanding options), 400,000 shares upon exercise of warrants issued to Clarex, Ltd. related to loans and loan extensions, 60,000 shares upon exercise of warrants issued under a debt for equity exchange program in 2005, and 1,462,425 shares upon exercise of warrants issued pursuant to the June 2004 Private Placement.

Common Stock

        Voting.    The holders of our Common Stock are entitled to one vote for each outstanding share of Common Stock owned by that shareholder on every matter properly submitted to the shareholders for their vote. Shareholders are not entitled to vote cumulatively for the election of directors.

        Dividend Rights.    Subject to the dividend rights of the holders of any outstanding series of preferred stock, holders of our Common Stock are entitled to receive ratably such dividends and other distributions of cash or any other right or property as may be declared by our board of directors out of our assets or funds legally available for such dividends or distributions.

        Liquidation Rights.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our Common Stock would be entitled to share ratably in our assets that are legally available for distribution to shareholders after payment of liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock before we may pay distributions to the holders of our Common Stock.

        Conversion, Redemption and Preemptive Rights.    Holders of our Common Stock have no conversion, redemption, preemptive, subscription or similar rights.

        Classification of Board of Directors.    Our board of directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors is elected each year. These provisions, when coupled with the provision of our certificate of incorporation authorizing the board of directors to fill vacant directorships, may deter a shareholder from removing incumbent directors and simultaneously gaining control of the board of directors by filing the vacancies created by such removal with its own nominees.

        Common Stock Issuable upon Exercise of Warrants.    1,185,750 shares of our Common Stock offered by the Selling Shareholders in this prospectus are issuable upon the exercise of 1,185,750 warrants issued pursuant to the June 2004 Private Placement, all of which are currently outstanding. Each such warrant is exercisable within five (5) years of its issuance to purchase a share of Common Stock at $1.35. The number and kind of securities issuable upon exercise of such warrants and the per share exercise price of such warrants is subject to adjustment in the event of any stock dividend, stock split, combination or reclassification. Each such warrant, among other features, contains weighted average price protection for Common Stock issuances by us below the exercise price of the warrants, subject to certain exceptions. In addition, 276,675 shares of our Common Stock offered by the Selling Shareholders in this prospectus are issuable upon the exercise of 276,675 warrants issued to Casimir Capital, LP, as placement agent for the June 2004 Private Placement. The Placement Agent Warrants are entitled to a cashless exercise wherein the exercise price for such warrants is payable by the surrender of shares of Common Stock otherwise issuable.

        In addition, 400,000 shares of our Common Stock are issuable upon conversion of warrants held by Clarex, Ltd. Of these warrants, 200,000 warrants are exercisable at $.0425 per share and expire in March 2008 and 200,000 warrants are exercisable at $1.08 per share and expire in May 2008. The number and kind of securities issuable upon exercise of such warrants and the per share exercise price of such warrants is subject to adjustment in the event of any stock dividend, stock split, combination or reclassification.

OUR BUSINESS

        Photonic Products Group, Inc. (the "Company" or "PPGI"), incorporated in 1973, develops, manufactures and markets products and services for use in diverse Photonics industry sectors via its multiple business units. Prior to its name change in September, 2003, PPGI was named and did business solely as Inrad, Inc.

        The Company had announced in 2002 that it was implementing its plan to transform the Company from a single business unit into a portfolio of businesses serving the Photonics industry. Company management, the Board of Directors, and shareholders approved the name change in 2003, reinforcing the transformation of the Company's business model into that of a portfolio of business units whose branded products conform to the paradigm: Products Enabling PhotonicsTM.

        In November 2003, the Company concluded its first acquisition, that of the assets and certain liabilities of Laser Optics, Inc. of Bethel, CT. Laser Optics, Inc. was a custom optics and optical coating services provider, in business since 1966. PPGI integrated the Bethel team and their operations into the Company's Northvale, NJ operations in mid-2004, combining them with Inrad's custom optics and optical coating product lines under the Laser Optics name.

        In October 2004 the Company completed its second acquisition of a complementary business with the purchase of 100% of the stock of MRC Precision Metal Optics, Inc. of Sarasota, FL. MRC Optics, now a wholly-owned subsidiary of PPGI, is a fully integrated precision metal optics and diamond-turned aspheric optics manufacturer, specializing in CNC and single point diamond machining, optical polishing, plating, beryllium machining, and opto-mechanical design and assembly services.

        PPGI's business unit products continue, at present, to fall into two product categories: optical components (including standard and custom optical components and assemblies, crystals, and crystal components), and laser accessories (including wavelength conversion products and Pockel's cells (optical shutters, also known as "Q-switches") that employ nonlinear crystals to perform the function of wavelength conversion). Currently, its optical components product lines and services are brought to market via three PPGI business units: INRAD, Laser Optics, and MRC Optics. Laser accessories are brought to market by INRAD.

        In summary, the Company is at present an optical component, subassembly, and sub-system supplier to major original equipment manufacturers and researchers in the Photonics industry. PPGI expects that in the future its products may also include other product categories.

        Administrative, engineering and manufacturing operations are housed at present in a 42,000 square foot building located in Northvale, New Jersey, about 15 miles northeast of New York City, and in a 25,000 square foot building located in Sarasota, FL. The headquarters of the Company are located within its Northvale, NJ facility.

        Custom optic manufacturing is at present a major product area for PPGI. The Company specializes in high-end precision components. It develops, manufactures and delivers precision custom optics and thin film optical coating services via its Laser Optics and MRC Precision Optics branded business units. Glass, metal, and crystal substrates are processed using modern manufacturing equipment and techniques to prepare and polish substrates, deposit optical thin films, and assemble sub-components, thereby producing optical components used in advanced Photonic systems of many kinds. The majority of custom optical components and optical coating services supplied are used in inspection and process control systems, in defense and aerospace electro-optical systems, in laser system applications, in industrial scanners, and in medical system applications.

        The Company also currently develops, manufactures, and delivers synthetic optical crystals, optical crystal components, and laser accessories via its INRAD brand. It grows synthetic crystals with electro-optic (EO), non-linear and optical properties for use in both its standard products and custom products. The majority of crystals, crystal components and laser accessories supplied are used in laser systems, defense EO systems, and in R&D applications by researchers within corporations, universities, and national laboratories.

        The Company has been implementing its plan to assemble a portfolio of businesses serving the Photonics industry, and is engaged from time to time in exploratory strategic merger and acquisition discussions. The Company is also engaged from time to time in discussions regarding the raising of capital to finance its growth. The Company's policy is to not comment on such exploratory discussions, due to their indefinite nature.

        The following table summarizes the Company's product sales by product categories during the past three years:

	Years Ended December 31,
	2006		2005		2004
Category
	Sales	%	Sales	%	Sales	%
Optical Components	$12,761,000	92	$12,279,000	89	$7,877,000	85
Laser Accessories	1,160,000	8	1,506,000	11	1,345,000	15

TOTAL	$13,921,000	100	$13,785,000	100	$9,222,000	100

Products Manufactured by the Company

Optical Components

        a)    Custom Optics and Optical Coating Services

        Manufacturing of high-performance custom optics is at present a major product area for PPGI, and is addressed in the marketplace principally via its Laser Optics and its MRC Optics business units.

        The Laser Optics business unit was formed in 2003 via the combination of INRAD's Northvale, NJ based custom optics and optical coating services operations and those of the former Laser Optics, Inc. of Bethel, CT. The Company had been active in the field since 1973, and Laser Optics, Inc. since 1966.

        The "new" Laser Optics provides custom products. It specializes in the manufacture of optical components, optical coatings (ultra-violet wavelengths through infra-red wavelengths) and subassemblies for military, industrial, process control, photonic instrument, and medical end-use. Planar, prismatic and spherical components are fabricated from glasses of all kinds and crystals of most kinds, including fused silica, quartz, infra-red materials (including germanium, zinc selenide and zinc sulfide), calcite, magnesium fluoride and silicon. Component types include mirrors, lenses, prisms, waveplates, polarizing optics, monochrometers, x-ray mirrors, and cavity optics for lasers.

        To meet performance requirements, most optical components and sub-assemblies require thin film coatings on their surfaces. Depending on the design, optical coatings can refract, reflect, or transmit specific wavelengths. Laser Optics optical coating specialties include high laser damage resistance, polarizing, high reflective, anti-reflective, infra-red, and coating to complex custom multi-wavelength requirements on a wide range of substrate materials. Laser Optics coats both components it manufactures and customer furnished components. Coating deposition process technologies employed included electron beam, thermal, and ion assist.

        MRC Optics, established in 1983 is a fully integrated precision metal optics and optical assembly manufacturer. The Company provides high quality precision CNC and diamond machining, polishing, plating, beryllium machining, and opto-mechanical design, component manufacturing and assembly services. MRC has developed custom processes to support prototyping through high rate production of large and small metal mirrors, thermally stable optical mirrors, low RMS surface finish polished mirrors, diamond machined precision aspheric and plano mirrors, reflective porro prisms, and arc-second accuracy polygons and motor assemblies. Optical plating specialties include void-free gold and electroless nickel.

Crystals and Crystal Components

        PPGI produces and brings to market crystals and crystal components via its INRAD business unit. Certain synthetic crystals, because of their internal structure, have unique optical, non-linear, or electro-optical properties. Electro-optic and nonlinear crystal devices can alter the intensity, polarization or wavelength of a laser beam. Developing growth processes for high quality synthetic crystals and manufacturing and design processes for crystal components lies at the heart of the INRAD product line. Synthetic crystals currently in production include Nickel Sulfate, Lithium Niobate, Beta Barium Borate, Alpha Barium Borate, KDP, deuterated KDP and Zinc Germanium Phosphide, among others.

        The INRAD crystals and crystal components product lines also include crystalline filter materials, including patented materials, that have unique transmission and absorption characteristics that enable them to be used in critical applications in defense systems such as missile warning sensors. Other crystal components, both standard and custom, are used in laser applications research and in commercial laser systems to change the wavelength of laser light.

Laser Accessories

        a)    Pockel's Cells

        INRAD has developed and manufactures a line of Q-switches, Pockel's Cells (optical shutters) and associated electronics, and has been active in this field since 1973. Pockel's cells are used in applications that require the fast switching of the polarization direction of a beam of light. These uses include Q-switching of laser cavities (i.e., to generate laser output pulses), coupling light into and out from regenerative amplifiers, and light intensity modulation. These devices are sold on an OEM basis to laser manufacturers and individually to researchers.

        INRAD Pockel's cell products include the following:

    •
    Single crystal and dual crystal KD*P Pockel's Cells

    •
    PKC-21 and PKC-02

    •
    9 mm through 50 mm apertures

    •
    Single crystal Lithium Niobate Pockel's Cells

    •
    PLC-01

    •
    8.5 mm through 10.5 mm apertures

    •
    Single crystal and dual crystal BBO Pockel's Cells

    •
    PBC-03

    •
    2.5 mm × 2.5 mm through 2.5 mm × 7 mm sizes

    •
    Electronic drivers

    •
    Gimbal mounts

        b)    Harmonic Generation Systems

        PPGI designs, manufactures, and brings to market a line of harmonic generation laser accessories via its INRAD business unit. Harmonic generation systems enable the users of lasers to convert the fundamental frequency of the laser to another frequency required for a specific end use. Harmonic generators are currently used in spectroscopy, semiconductor processing, medical lasers, optical data storage and scientific research.

        Many commercial lasers have automatic tuning features, allowing them to produce a range of frequencies. The INRAD Autotracker, when used in conjunction with these lasers, automatically generates tunable ultraviolet light or infrared light for use in spectroscopic applications.

        Products offered for such nano-second laser systems include the following:

    •
    AT-III—an Autotracker with servo controlled tuning

    •
    5-304—temperature-stabilized crystals

    •
    Harmonic separators—for ultra-violet (UV), infra-red (IR), and second frequency mixing (SFM)

        The Company produces a Harmonic Generator, the 5-050, for use with ultra-fast lasers having pulse durations in the femtosecond and picosecond regime. This product is sold on an OEM basis to manufacturers of ultra fast lasers and to researchers in the scientific community.

1.
Laser Pulse Measurement Instruments

        The Company marketed, through December 31, 2005, a line of Autocorrelators that measure extremely short laser pulses. Autocorrelators are used for measuring laser pulses from ultrafast lasers, with pulse durations in the picosecond and femtosecond ranges. INRAD had pioneered the design, manufacture, and introduction of autocorrelators as accessories for the emerging field of ultrafast lasers back in 1979. In 2000, INRAD joined forces with Angewandte Physik & Electronik, GmbH of Berlin, Germany, (A.P.E.) and became the source for supply of products manufactured by A.P.E. to customers in the Americas, Israel, and selected other markets. Effective January 1, 2006, the Company and A.P.E. ended their alliance in this field. The Company no longer offers Autocorrelators for sale in the marketplace.

Research and Development

        Company-funded research expenditures during the years ended December 31, 2006, 2005, and 2004 were less than 1% of net product sales. During these years, the Company narrowed its focus on internal research and development efforts on improving certain crystal growth processes, and on improving manufacturing process technologies for optical components. Technical resources were focused on supporting the integration of Laser Optics into Northvale operations and ramp-up of production rates within Northvale and Sarasota operations. As a result, internal R&D expenditures were at historically low levels in these years.

Markets

        In 2006, 2005 and 2004 the Company's product sales were made to customers in the following market areas:

Market	2006		2005		2004
Defense/Aerospace	$9,048,000	(65)%	$8,352,000	(60)%	$4,127,000	(45)%
Process control & metrology	2,862,000	(21)%	3,259,000	(24)%	1,817,000	(20)%
Laser systems (non-military)	1,001,000	(7)%	1,044,000	(8)%	1,753,000	(19)%
Universities & National laboratories	502,000	(3)%	522,000	(4)%	763,000	(8)%
Other	508,000	(4)%	608,000	(4)%	662,000	(8)%

Total	$13,921,000	(100)%	$13,785,000	(100)%	$9,222,000	(100)%

        Major market sectors served by the Company include defense and aerospace, process control & metrology, laser systems (non-military), telecomm, universities and national laboratories, and various other markets not separately classified. The "defense and aerospace" area consists of sales to OEM defense electro-optical systems and subsystems manufacturers, manufacturers of non-military satellite-based electro-optical systems and subsystems, and direct sales to governments where the products have the same end-use. The "process control and metrology" area consists of customers who are OEM manufacturers of capital equipment used in manufacturing process implementation and control, optics-based metrology and quality assurance, and inventory and product control equipment. Examples of applications for such equipment include semiconductor (i.e., chip) fabrication and testing and inventory management and distribution control. The "laser systems" market area consists principally of customers who are OEM manufacturers of industrial, medical, and R&D lasers. "Universities and National Laboratories" consists of product sales to researchers at such institutions. The "Other" category represents sales to market areas that, while they may be the object of penetration plans by the Company, are not currently large enough to list individually (example: bio-medical), and as well sales through third parties for whom the end-use sector is not known.

        The Company is a provider of optical components, both specialty crystal components and high precision custom optical components for customers in the aerospace and defense electro-optical systems sector. End-use applications include military laser systems, military electro-optical systems, satellite-based systems, and missile warning sensors and systems that protect aircraft. The dollar volume of shipments of product within this sector depends in large measure on the U.S. Defense Department budget and its priorities, that of foreign governments, the timing of their release of contracts to their prime equipment and systems contractors, and the timing of competitive awards from this customer community to the Company. In the post-9/11 era, government spending priorities for such systems have risen sharply and deployment of new systems has been accelerated, as has refurbishment of fielded systems. The Company's sales of products to this customer sector continued their upward trend, representing 65% of sales in 2006 and 60% of sales in 2005 and 45% of sales in 2004. In dollar terms, sales to customers in this sector increased by 8.3% in 2006 as compared with 2005. The defense and aerospace sector offers continued opportunities for the Company's capabilities in specialty crystal and precision optics.

        Demand in the Process Control and Metrology market for the Company's products rebounded in 2004 from a protracted and deep cyclical downturn in capital spending for new tools and instruments in 2002 and 2003. Sales in 2006 represented 20% of total Company sales, down from 24% in 2005. In dollar terms, 2006 sales to this sector were down 12% from sales in 2005. The optical and x-ray inspection segment of the semiconductor industry offers continued opportunities for the Company's capabilities in precision optics, crystal products, and monochrometers.

        The Company serves the non-defense laser industry as an OEM supplier of standard and custom optical components and laser accessories. Sales in 2004 had been up 64% in dollar terms from the prior year on a surge of demand from both old and new customers for the Company's laser accessory products, but have since declined. Sales in 2006 represented 7% of total sales, and in 2005 represented 8%. In dollar terms, this represents a decline of 4% in sales in 2006, and was expected with the discontinuation of the INRAD/APE alliance and sales of autocorrellators on December 31, 2006. Sales to customers in this sector in dollar terms, net of autocorrellator sales, increased between 2005 and 2006.

        Sales to customers within the University and National Laboratories market sector represented 4% of total revenues in both 2006 and 2005. Sales to this sector have been in the $500,000 to $750,000 range historically, now representing a smaller percentage of total revenues. Sales to this sector in dollar terms net of autocorrellator sales increased between 2005 and 2006.

        Export sales, primarily to customers in countries within Europe, the Near East and Japan, amounted to 10%, 14%, and 12% of product sales in 2006, 2005 and 2004, respectively. No single foreign customer accounted for more than 10% of product sales in 2006, 2005, or 2004.

        In 2006, three domestic customers accounted for 15%, 16%, and 11%, of sales. Each of these three customers are electro-optical systems divisions of major U.S. defense industry corporations who manufacture systems for the U.S. and allied foreign governments. In 2005, two U.S. customers accounted for 13% and 14%, respectively, of sales. These two customers, were two of the same three 2006 customers. In 2004, two U.S. customers each accounted for 12% of sales, and one customer accounted for 10% of sales. The first two are defense industry electro-optics manufacturers, while the third customer manufactures process control and metrology systems. In the short-term, the loss of any of these customers would have a significant negative impact on the company and its business units.

Long-Term Contracts

        Certain of the Company's orders from customers provide for periodic deliveries at fixed prices over a period that may be greater than one year. In such cases, as in most other cases as well, the Company attempts to obtain firm price commitments from its suppliers for the materials necessary to fulfill the order.

Marketing and Business Development

        The Company's two Northvale, NJ-based business units market their products domestically through their own sales and marketing teams, led by the Vice President—Marketing and Sales. Independent sales agents are used in countries in major non-U.S. markets, including Canada, Europe, Israel, and Japan.

        The Company's MRC Optics subsidiary markets its products domestically through a combination of their own sales and marketing team, led by the MRC Director of Sales, a sales representative in the west coast region, and a member of the Company's Northvale sales team who serves as an MRC sales representative in the northeast region.

        Trade show participation and Internet-based marketing and promotion are coordinated at the corporate level.

Backlog

        The Company's order backlog as of December 31, 2006 was $6,969,000, essentially all of which is expected to be shipped in 2007. The Company's order backlog as of December 31, 2005 was $7,857,000. The Company's order backlog as of December 31, 2004 was $6,433,000.

Competition

        Within each product category in which the Company's business units are active, there is competition.

        Changes in the Photonics industry have had an effect on suppliers of custom optics. As end users have introduced products requiring large volumes of optical components, suppliers have responded either by carving out niche product areas or by ramping up their own manufacturing capacity and modernizing their manufacturing methods to meet higher volume production rates. Many custom optics manufacturers lack in-house thin film coating capability. As a result, there are fewer well-rounded competitors in the custom optics arena, but they are equipped with modern facilities and manufacturing methods. The Company has judiciously deployed capital towards modernizing its facility, and has staffed the manufacturing group with individuals with comprehensive experience in manufacturing management, manufacturing engineering, advanced finishing processes, optical coating processes, and capacity expansion. The Company competes on the basis of providing consistently high quality products delivered on time, its experienced technical and manufacturing employees, developing and maintaining strong customer relationships, and continuously improving its labor productivity, cost structure, and product cycle times.

        Competition for the Company's laser accessories is limited, but competitors' products are generally lower priced. The Company's laser accessories are considered to be high end and generally offer a combination of features not available elsewhere. Because of the Company's in-house crystal growth capability, the Company's staff is knowledgeable about matching appropriate crystals to given applications for its laser accessories.

        For the crystal product area, price, quality, delivery, and customer service are market drivers. With advancing globalization, many of the Company's competitors supplying non-linear optical crystals are overseas and can offer significantly reduced pricing for some crystal species. Sales in this arena are declining, but the Company has been able to retain a base by providing the quality and customer service needed by certain OEM customers not readily available from others, and by offering proprietary crystal components for which the Company is either sole source or one of few available sources. On many occasions, the quality of the crystal component drives the ultimate performance of the component or instrument into which it is installed. Thus, quality and technical support are considered to be valuable attributes for a crystal supplier by some, but not all, OEM customers.

        Although price is a principal factor in many product categories, competition is also based on product design, product performance, customer confidence, quality, delivery, and customer service. The Company is a sole-source supplier of products to several major customers who are leaders in their industries. Based on its performance to date, the Company believes that it can continue to compete successfully in its niches, although no assurances can be given in this regard.

Employees

        As of September 30, 2007, the Company had 97 full-time employees.

Patents and Licenses

        The Company relies on its manufacturing and technological expertise, rather than on patents, to maintain its competitive position in the industry. The Company takes precautionary and protective measures to safeguard its design and technical and manufacturing data, and relies on nondisclosure agreements with its employees to protect its proprietary information.

Regulation

        Foreign sales of certain of the Company's products may require export licenses from the United States Department of Commerce or Department of State. Such licenses are generally available to all but a limited number of countries and are obtained when necessary. One product, representing less than 1% of Company sales in 2006, 2005, and 2004, required U.S. State Department export approval and the required approvals were granted.

        There are not any federal regulations and no unusual state regulations that directly affect the sale of the Company's products other than those environmental compliance regulations that generally affect companies engaged in manufacturing operations in New Jersey and Florida.

Properties

        Administrative, engineering and manufacturing operations are housed at present in a 42,000 square foot building located in Northvale and in a 25,000 square foot building located in Sarasota, FL. The headquarters of the Company are located within its Northvale, NJ facility.

        PPGI, INRAD and Laser Optics occupy approximately 42,000 square feet of space located at 181 Legrand Avenue, Northvale, New Jersey. In September 2006, the Company signed an extension of its lease until October 31, 2008. In addition, the Company negotiated an option for renewing the lease for two additional two year periods through October 31, 2012.

        PPGI's MRC Optics subsidiary occupies approximately 25,000 square feet of space located at 6405 Parkland Drive, Sarasota, FL pursuant to a net lease expiring on August 31, 2008. MRC Optics has the option of extending the lease for two additional two year periods through August 31, 2012.

        The facilities are adequate to meet current and future projected production requirements.

        The total rent in 2006 for these leases was approximately $549,000. The Company also paid real estate taxes and insurance premiums that totaled approximately $156,000 in 2006.

Legal Proceedings

        There are no legal proceedings involving the Company as of the date hereof.

MARKET FOR OUR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

Market Information

        The Company's Common Stock, par value $0.01 per share, is traded on the OTC Bulletin Board under the symbol PHPG.

        The following table sets forth the range of closing prices for the Company's Common Stock in each fiscal quarter from the quarter ended March 31, 2005 through the quarter ended September 30, 2007, as reported by the National Association of Securities Dealers NASDAQ System. Such over-the-counter quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	Price
	High	Low
Quarter ended December 31, 2007 (October 1 through December 7, 2007)	4.94	2.21
Quarter ended September 30, 2007	2.90	1.98
Quarter ended June 30, 2007	2.30	1.55
Quarter ended March 31, 2007	1.75	1.30
Quarter ended December 31, 2006	1.67	1.05
Quarter ended September 30, 2006	1.48	0.86
Quarter ended June 30, 2006	1.89	1.25
Quarter ended March 31, 2006	1.65	1.35
Quarter ended December 31, 2005	1.45	0.90
Quarter ended September 30, 2005	0.98	0.75
Quarter ended June 30, 2005	1.00	0.65
Quarter ended March 31, 2005	1.40	1.05

Shareholders

        As of June 18, 2007, there were approximately 172 owners of record of the Common Stock. The number of record owners of common stock was approximated based upon the Shareholders' Listing provided by the Company's Transfer Agent.

Dividends

        The Company pays an annual dividend of 134,000 shares of Common Stock on its Series A and Series B convertible preferred stock which is valued at the closing price on the dividend date. The value of the stock dividend issued was $233,240 in 2007, $234,500 in 2006, $134,000 in 2005 and $165,000 in 2004, representing common shares of 133,240 shares for 2007 and 134,000 shares for 2006, 2005 and 2004, respectively. All 500 shares of Series A convertible preferred stock were converted to 500,000 shares of Common Stock on April 30, 2007. Holders of 2,032 shares of the Series B convertible preferred stock converted their shares to 812,800 shares at various dates between October 26 and November 19, 2007. The remaining 50 shares of the Series B convertible preferred stock were redeemed by the Company on November 29, 2007 with a cash payment equal to the liquidation preference of $50,000 and an accrued final stock dividend of 1,332 shares of common stock.

        The Company historically has not paid cash dividends. Payment of cash dividends is at the discretion of the Company's Board of Directors and depends, among other factors, upon the earnings, capital requirements, operations and financial condition of the Company. The Company does not anticipate paying cash dividends in the immediate future.

Recent Sales of Unregistered Securities

        There were no sales of unregistered securities during 2006 or 2007, to date.

Preferred Stock

        Under our certificate of incorporation, our board of directors is authorized, subject to limitations prescribed by law, to issue up to 1,000,000 shares of preferred stock in one or more series without further shareholder approval. The board has discretion to determine the rights, preferences, privileges and restrictions of, including, without limitation, voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of, and to fix the number of shares of, each series of our preferred stock. Accordingly, our board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our Common Stock or otherwise be in their best interest. As of December 3, 2007, the Company had no issued and outstanding shares of Preferred Stock.

Limitations on Directors' Liability

        Our certificate of incorporation and bylaws contain provisions indemnifying our directors and officers to the fullest extent permitted by law.

        In addition, as permitted by New Jersey law, our certificate of incorporation provides that no director will be liable to us or our shareholders for monetary damages for breach of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our shareholders in derivative suits to recover monetary damages against a director for breach of certain fiduciary duties as a director, except that a director will be personally liable for:

    •
    any breach of his or her duty of loyalty to us or our shareholders;

    •
    acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;

    •
    the payment of dividends or the redemption or purchase of stock in violation of New Jersey law; or

    •
    any transaction from which the director derived an improper personal benefit.

        This provision does not affect a director's liability under the federal securities laws.

        To the extent that our directors, officers and controlling persons are indemnified under the provisions contained in our certificate of incorporation or New Jersey law, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Provisions of Our Certificate of Incorporation and Bylaws and New Jersey Law that May Have an Anti-Takeover Effect

  Certificate of Incorporation and Bylaws

        Certain provisions in the our certificate of incorporation and bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by shareholders.

        Our certificate of incorporation and bylaws contain provisions that permit us to issue, without any further vote or action by the shareholders, up to 1,000,000 shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

        Our board of directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors is elected each year. These provisions, when coupled with the provision of our certificate of incorporation authorizing the board of directors to fill vacant directorships, may deter a shareholder from removing incumbent directors and simultaneously gaining control of the board of directors by filing the vacancies created by such removal with its own nominees.

        The foregoing provisions of our certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our Common Stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

  New Jersey Takeover Statute

        We are subject to Sections 14A:10A-4 and 14A:10A-5 of the New Jersey Business Corporation Act (the "NJBCA"), which, subject to certain exceptions, prohibits a New Jersey corporation from engaging in any "business combination" (as defined below) with any "interested stockholder" (as defined below) for a period of five years following the date that such stockholder became an interested stockholder, unless: (A) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder and (1) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder or (2) the aggregate amount of the cash and the market value of the consideration other than cash to be received per share by the holders of outstanding shares of our Common Stock meets certain specified minimum amounts.

        Section 14A:10A-3 of the NJBCA defines "business combination" to include: (1) any merger or consolidation involving the corporation and the interested stockholder; or (2) any sale, lease, exchange, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder. In general, Section 14A:10A-3 defines an "interested stockholder" as any entity or person beneficially owning 10% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

The National Association of Securities Dealers Over-The-Counter Bulletin Board

        Our Common Stock trades on the OTC Bulletin Board under the symbol PHPG.

Transfer Agent and Registrar

        The transfer agent and registrar for our Common Stock is American Stock Transfer and Trust Company.

SELECTED CONSOLIDATED FINANCIAL DATA

        The consolidated statement of operations data and other financial data for the years ended December 31, 2006, 2005 and 2004 and the consolidated balance sheet data as of December 31, 2006 and 2005 are derived from our audited consolidated financial statements that appear elsewhere in this document. The consolidated statement of operations data and other financial data for the years ended December 31, 2004, 2003 and 2002 and the consolidated balance sheet data as of December 31, 2003 and 2002 are derived from our audited consolidated financial statements not included in this prospectus. The consolidated statement of operations data and other financial data for the nine months ended September 30, 2007 and 2006 and the consolidated balance sheet data as of September 30, 2007 are derived from our unaudited consolidated financial statements that appear elsewhere in this document. The consolidated balance sheet data as of September 30, 2006 is derived from our unaudited financial statements not included in this prospectus. Our results for interim periods are not necessarily indicative of our results for a full year's operations. You should read the following financial information together with the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

						For the nine months ended September 30,
	For the year ended December 31,
Consolidated Statements of Operations Data:
	2006	2005	2004	2003	2002	2007	2006
Revenues	$13,921,127	$13,785,057	$9,221,857	$5,388,184	$5,569,118	$11,057,330	$10,243,529
Net income (loss)	772,266	(11,378)	(672,937)	(1,777,309)	(1,715,972)	1,628,761	381,492
Net income (loss) applicable to common shareholders	537,766	(145,398)	(837,757)	(1,830,909)	(1,836,572)	1,395,521	146,992
Net income (loss) per common share
Basic	.07	(.02)	(.15)	(.35)	(.35)	0.17	0.02
Diluted	.06	(.02)	(.15)	(.35)	(.35)	0.12	0.02
Weighted average shares
Basic	7,572,637	7,218,244	5,710,354	5,287,849	5,210,322	8,413,845	7,476,924
Diluted	11,915,090	7,218,244	5,710,354	5,287,849	5,210,322	13,300,511	8,428,941
Preferred Stock Dividends paid	234,500	134,000	164,820	53,600	120,600	233,240	234,500
	As of December 31,					As of September 30,
Consolidated Balance Sheet Data:
	2006	2005	2004	2003	2002	2007	2006
Total assets	15,316,260	13,481,021	13,526,634	8,851,121	8,508,925	15,890,203	13,936,301
Long-term obligation	6,299,767	5,963,411	6,459,088	4,405,576	1,188,512	5,172,870	6,372,064
Shareholders' equity	5,236,703	3,929,407	3,965,129	3,284,439	5,049,879	7,477,530	4,716,390

        The Company completed the acquisition of the stock of MRC Precision Metal Optics, Inc. in mid-October 2004. Also, the Company completed the acquisition of Laser Optics, Inc.'s assets and liabilities at the end of November, 2003. The comparability of information in the selected financial data is aided by details provided in the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operation," which attributes certain portions of revenue growth in 2004 to these two acquisitions.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Disclosure: Forward Looking Statements

        Management's Discussion and Analysis of Financial Condition and Results of Operations for the Quarterly report dated September 30, 2007 and for the Annual report for the Year Ended December 31, 2006 contain forward-looking statements as that term is defined in the federal securities laws. The Company wishes to insure that any forward-looking statements are accompanied by meaningful cautionary statements in order to comply with the terms of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. The events described in the forward-looking statements contained in herein may not occur. Generally these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of our plans or strategies, projected or anticipated benefits of acquisitions to be made by us, projections involving anticipated revenues, earnings, or other aspects of our operating results. The words "may", "will", "expect", "believe", "anticipate", "project", "plan", "target", "intend", "estimate", and "continue", and their opposites and similar expressions are intended to identify forward-looking statements. We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks, and other influences, many of which are beyond our control, that may influence the accuracy of the statements and the projections upon which the statements are based. Actual results may vary from these forward-looking statements for many reasons, including the following factors:

    •
    adverse changes in economic or industry conditions in general or in the markets served by the Company and its customers

    •
    actions by competitors

    •
    inability to add new customers and/or maintain customer relationships

    •
    inability to retain key employees.

        The foregoing is not intended to be an exhaustive list of all factors that could cause actual results to differ materially from those expressed in forward-looking statements made by the Company. Investors are encouraged to review the risk factors set forth in the Company's most recent Form 10-K as filed with the Securities and Exchange Commission on March 30, 2007. Any one or more of these uncertainties, risks, and other influences could materially affect our results of operations and whether forward-looking statements made by us ultimately prove to be accurate. Our actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements. We undertake no obligation to publicly update or revise any forward looking statements, whether from new information, future events, or otherwise.

        Readers are further cautioned that the Company's financial results can vary from quarter to quarter, and the financial results for any period may not necessarily be indicative of future results.

        The following discussion and analysis should be read in conjunction with the Company's consolidated financial statements and the notes thereto presented elsewhere herein. The discussion of results should not be construed to imply any conclusion that such results will necessarily continue in the future.

Critical Accounting Policies

        The Company's significant accounting polices are described in Note 1 of the Consolidated Financial Statements, that were prepared in accordance with accounting principles generally accepted in the United States of America. In preparing the Company's financial statements, the Company made estimates and judgments that affect the results of its operations and the value of assets and liabilities the Company reports. The Company's actual results may differ from these estimates.

        The Company believes that the following summarizes critical accounting polices that require significant judgments and estimates in the preparation of the Company's consolidated financial statements.

Revenue Recognition

        The Company records revenue when a product is shipped. Losses on contracts are recorded when identified. The Company, from time to time, may recognize revenue using the percentage of completion method for certain long term manufacturing projects. There were no revenues in 2007, 2006 or 2005 that were accounted for using the percentage of completion method.

Accounts Receivable

        Accounts receivable are stated at the historical carrying amount, net of write-offs and allowances. The Company establishes an allowance for doubtful accounts based on estimates as to the collectibility of accounts receivable. Management specifically analyzes past-due accounts receivable balances and, additionally, considers bad debts history, customer credit-worthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. Uncollectible accounts receivable are written-off when it is determined that the balance will not be collected.

Inventory

        Inventories are stated at the lower of cost (first-in, first-out method) or market. Cost includes material, labor and overhead.

        The Company records a reserve for slow moving inventory as a charge against earnings for all products identified as surplus, slow moving or discontinued. Excess work-in-process costs are charged against earnings whenever estimated costs-of-completion exceed unbilled revenues.

Acquired Goodwill and Intangible assets

        The intangible assets are amortized on a straight-line basis over the assets' estimated useful life up to 14 years. The Company periodically evaluates whether events or circumstances have occurred indicating the carrying amount of intangible assets may not be recoverable. When factors indicate that intangible assets should be evaluated for possible impairment, the Company uses an estimate of the associated undiscounted future cash flows compared to the related carrying amount of assets to determine if an impairment loss should be recognized.

Share-based compensation

        Effective January 1, 2006, the Company adopted the recognition and measurement provisions of Statement of Financial Accounting Standards ("FAS") No. 123 (revised 2004), Share-Based Payment ("FAS 123(R)"), which replaces FAS No. 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees, and related interpretations.

        FAS 123 (R) requires compensation costs related to share-based payment transactions, including employee stock options, to be recognized in the financial statements. In addition, the Company adheres to the guidance set forth within Securities and Exchange Commission ("SEC") Staff Accounting Bulletin ("SAB") No. 107, which provides the Staff's views regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides interpretations with respect to the valuation of share-based payments for public companies.

        Prior to January 1, 2006, the Company accounted for similar transactions in accordance with APB No. 25 which employed the intrinsic value method of measuring compensation cost. Accordingly, compensation expense was not recognized for fixed stock options if the exercise price of the option equaled or exceeded the fair value of the underlying stock at the grant date.

        While FAS No. 123 encouraged recognition of the fair value of all stock-based awards on the date of grant as expense over the vesting period, companies were permitted to continue to apply the intrinsic value-based method of accounting prescribed by APB No. 25 and disclose certain pro-forma amounts as if the fair value approach of SFAS No. 123 had been applied. In December 2002, FAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of SFAS No. 123, was issued, which, in addition to providing alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation, required more prominent pro-forma disclosures in both the annual and interim financial statements. The Company complied with these disclosure requirements for all applicable periods prior to January 1, 2006.

        In adopting FAS 123(R), the Company applied the modified prospective approach to transition. Under the modified prospective approach, the provisions of FAS 123 (R) are to be applied to new awards and to awards modified, repurchased, or cancelled after the required effective date. Additionally, compensation cost for the portion of awards for which the requisite service has not been rendered that are outstanding as of the required effective date shall be recognized as the requisite service is rendered on or after the required effective date. The compensation cost for that portion of awards shall be based on the grant-date fair value of those awards as calculated for either recognition or pro-forma disclosures under FAS 123.

Management Discussion and Analysis of Financial Condition and Results for the Three and Nine Months Ended September 30, 2007 and September 30, 2006

Results of Operations

        PPGI's business units' products continue to fall into two product categories: optical components (including standard and custom optical components and assemblies, crystals, and crystal components), and laser accessories (including wavelength conversion instruments that employ nonlinear or electro-optical crystals to perform the function of wavelength conversion, or optical switching, and optical Q-switches). Currently, its optical components product lines and services are brought to market via three PPGI business units: INRAD, Laser Optics, and MRC Optics. Laser accessories are brought to market by INRAD.

Revenues

        Total sales for the three months ended September 30, 2007 were $3,838,000 as compared with total sales of $3,049,000 for the same three months in 2006; up 25.9%. Total sales for the nine months ended September 30, 2007 were $11,057,000 as compared with $10,244,000 for the same period last year; up 7.9%.

        Third quarter sales of optical components rose by 31.0% compared with the third quarter of last year and was mainly attributable to increased revenues at Laser Optics. Comparative optical component sales for the same periods decreased slightly at INRAD and were flat at MRC Optics.

        Overall, sales of optical components for the nine months ended September 30, 2007 were up 7.4% compared to the nine months ended September 30, 2006, again lead by increased revenues at Laser Optics.

        Sales of INRAD laser accessories during the first nine months were up 13.4% year over year although sales in the third quarter decreased by 13.3% from the third quarter last year.

        Company sales were mainly to customers within the aerospace, defense, and process control and metrology industry sectors.

        Major customer sales, defined as 10% of period revenues, are summarized as follows:

        Sales to one defense industry customer were 12.1% of sales in the quarter just ended and 13.9% of sales for the first nine months. In 2006, sales to the same customer represented 17.3% of sales in the third quarter and 14.4% of sales for nine months. Sales to a second defense industry customer represented 18.4% of sales in the quarter just ended and 19.0% of sales for the first nine months of 2007. By comparison, this same customer represented 17.3% for both the three months and nine months ending September 30, 2006. Sales to a new customer in the process control and metrology industry represented 17.3% of sales in the third quarter of 2007. In 2006, a third defense industry customer represented 12.9% of sales in the comparable third quarter period.

        Product bookings for the first nine months ended September 30, 2007 were $13,525,000, up $2,950,000, a 27.9% increase, from $10,575,000 in the comparable nine months of 2006. Product bookings for the quarter ended September 30, 2007 were $5,199,000, equaling the record $5,155,000 booked in the third quarter of last year, and up 54.3% from product bookings in the second quarter of 2007.

        Third quarter bookings for optical components improved from the second quarter for both INRAD and Laser Optics, replenishing and increasing backlog levels in both. Product bookings at MRC Optics were significantly higher than third quarter shipments, resulting in an increased order backlog.

        One MRC Optics customer in the defense industry placed a repeat order which represented 19.6% of total third quarter bookings. At Laser Optics, one new process control and metrology industry customer's order represented 13.2% of its total new orders for the quarter, while another Laser Optics defense industry customer booked a follow-on order representing 16.6% of total new bookings. In INRAD, a defense industry customer's repeat order represented 20.9% of bookings for the quarter.

        Product backlog on September 30, 2007 was approximately $9,413,000, up 20.0% from a backlog of $7,843,000 at the same point in 2006 and up $1,381,000 or 17.2% from the backlog on June 30, 2007. By comparison, product backlog was $6,969,000 on December 31, 2006.

        The increase in backlog experienced during the third quarter is expected to have a positive impact on fourth quarter revenues.

Cost of Goods Sold

        For the three-month period ended September 30, 2007, the cost of goods sold as a percentage of product revenues was 52.7% compared to 71.0% for the same period last year. In dollar terms, third quarter cost of goods sold was $2,022,000 compared with $2,166,000 in 2006, down 6.6%, while revenues increased 25.9%. This large reduction in the cost of goods sold percentage for the period was primarily a reflection of substantially lower material costs as a percentage of revenues, increased labor productivity and lower non-labor manufacturing costs as a percentage of revenues, on substantially higher sales volume.

        Material costs as a percentage of revenues decreased by approximately 21% in comparison to the prior year period, caused principally by an increase in shipments in the third quarter with customer furnished materials which carry no related material costs in cost-of-goods sold. Total labor costs for the comparable third quarters in 2007 and 2006, respectively, were essentially unchanged. Output when related to direct labor costs, in terms of both the dollar value of goods shipped and increased levels of work-in-process inventory, rose approximately 14%. Non-labor manufacturing costs as a percentage of revenues decreased by 10% on higher shipment dollar volumes.

        Gross margin in the third quarter was $1,816,000 or 47.3%, compared with a gross margin of $883,000 or 29.0% in the comparable period of 2006, reflecting the positive factors discussed above.

        For the nine month period ended September 30, 2007, the cost of goods sold was 58.5% of sales or $6,467,000 compared to 68.8% of sales and $7,052,000 for nine months in 2006. This improvement reflected substantially lower material costs as a percentage of revenues, increased labor productivity, and lower non-labor manufacturing costs, as a percentage of revenues. Year-to-date material cost reductions resulted principally from the increase in third quarter 2007 product shipments which included customer furnished materials in the third quarter, as discussed above. Correspondingly, gross margin for the nine months ended September 30, 2007 improved to $4,590,000 or 41.5% of sales as compared to $3,192,000 or 31.2% in the comparable period of 2006.

Selling, General and Administrative Expenses

        Selling, general and administrative expenses ("SG&A" expenses) in the third quarter of 2007 were $908,000 representing 23.7% of sales compared to $907,000, or 29.8% of sales in the third quarter of 2006. Total SG&A costs were only slightly higher despite the period revenue increase of 25.9%. SG&A expenses for the first nine months of 2007 decreased by $96,000 to $2,667,000, or 24.1% of sales, compared with $2,763,000, or 27.0% of sales in the first nine months of 2006, on a nine month revenue increase of 7.9% compared to the nine months ended September 30, 2006.

        SG&A expenses in the third quarter of 2006 and for the nine months ended September 30, 2006, included a total of approximately $59,000 and $140,000, respectively, of non-recurring costs incurred in connection with the investigation into misappropriation of Company funds for personal use by its former CFO. These expenses included additional costs for legal advice, forensic consulting, temporary accounting assistance, and special meetings of the Audit Committee of the Board of Directors. Increased expenses in the nine month comparable period of 2006 also resulted from recruitment costs incurred in connection with the Company's successful search for its new CFO.

Income (Loss) from Operations

        The Company realized income from operations of $907,000, or 23.6% of sales in the third quarter. This compares favorably to an operating loss of ($24,000) or (0.8%) of sales for the third quarter of 2006.

        For the nine months ended September 30, 2007, operating profit was $1,924,000 or 17.4% of sales, up significantly from a profit of $428,000 or 4.2% of sales for the first nine months of 2006. The year over year improvement in operating profit over nine months was attributable to higher profit margins, and a decrease in total SG&A expenses, as discussed above.

Other Income and Expense

        For three months ended September 30, 2007, net interest expense was $70,000, down from $102,000 in the third quarter last year. Net interest expense of $215,000 for the first nine months of 2007 was down by $118,000 from $333,000 in 2006.

        The reduction in net interest expense for the three months and nine months ending September 30, 2007, reflects, in part, the higher levels of interest income realized on the higher average cash balances this year, to-date. Interest income totaled $43,000 and $121,000 for the three and nine month periods ended September 30, 2007. By contrast, interest income in the comparable periods of 2006 was $13,000 and $26,000, respectively. Interest costs were also less due to decreased debt balances. In the nine months ended September 30, 2007, approximately $1,247,000 in note and capital lease obligations were paid down, due to both scheduled and accelerated principal payments. By comparison, the Company paid $399,000 of note and capital lease obligations in the first nine months of 2006.

        The accelerated payment of $500,000 against outstanding principal on a convertible note payable, which the Company made at the end of the third quarter, and which will result in reducing interest expense in future periods, did not have a significant impact in the third quarter of 2007.

        In the third quarter of 2006, the Company received notification of a settlement for $300,000, the policy limit, from a claim under its employee dishonesty insurance policy and the Company reported the recovery as other income (expense) for the period.

        In the first nine months of 2006, other expense included $13,000 of costs paid by the Company in the second quarter of that year to liquidate property and unemployment and disability taxes that subsequently came to light in connection with the Company's December 2003 acquisition of Laser Optics, Inc.

Net Income

        The Company had net income of $797,000 for the third quarter of 2007, as compared with a net profit of $173,000 for the third quarter of last year. For the nine months ended September 30, 2007, net profit improved to $1,629,000, comparing favorably with a net profit of $381,500 in the same period last year.

Net Profit (Loss) Applicable to Common Shareholders and Earnings per Common Share

        Net income applicable to common shareholders for the three months ended September 30, 2007 was $797,400 or earnings per share of $0.09, basic and $0.06 diluted. This compares with a net income applicable to common shareholders for the same period in 2006 of $173,000 or earnings per share of $0.02, basic and diluted.

        For the nine months ended September 30, 2007, net income applicable to common shareholders was $1,395,500 or $0.17 earnings per share, basic, and $0.12 per share, diluted. For the nine months ended September 30, 2006, net income attributable to common shareholders was $147,000 or $0.02 per share, both basic and diluted.

        The Company distributed a common stock dividend, in the second quarter ended June 30, 2006 and 2007, respectively, to the holders of its Series A and B convertible preferred stock. The number of common shares issued in settlement of the dividend is determined based on the coupon rate of the preferred shares, the total shares outstanding, and the conversion price of each series of preferred shares. The dividend value is calculated by reference to the market price of the common shares on the dividend distribution date. The Company issued 133,280 common shares in 2007 and 134,000 common shares in 2006 in common stock dividends to preferred shareholders, which were valued at $233,240 and $234,500, respectively.

        In the second quarter of 2007, the Company recalled the entire issue of its Series A convertible preferred stock and the sole holder of the shares exercised its right to convert the 500 Series A shares into 500,000 shares of the Company's common stock.

        On October 25, 2007 two principal shareholders, two outside directors and the Company's CEO notified the Company that they were voluntarily exercising their rights under the Series B Agreement to convert their shares into common shares of the Company. On October 29, 2007, the Company issued a call for the redemption of the balance of the outstanding Series B 10% convertible preferred stock with a redemption date of November 29, 2007. With the conversion or redemption of both Series A and Series B cumulative preferred stock, the Company will eliminate its obligation for stock dividends applicable to these issues, in fiscal 2008 and beyond.

Liquidity and Capital Resources

        Net cash flow provided by operating activities was $1,632,000 for the nine months ended September 30, 2007, up by $569,000 from net cash flow provided by operating activities of $1,063,000 in the nine months ended September 30, 2006. This increase was primarily due to higher net income in the nine months ended September 30, 2007 compared to 2006 which resulted from a combination of higher margins and reduced expenses, as discussed above.

        Net working capital requirements increased by approximately $698,000 over the first nine months of 2007 compared to a net decrease of approximately $90,000 in the first nine months of 2006 as accounts receivable and inventory balances were significantly higher than comparable balances on September 30, 2006. Accounts payable balances at September 30, 2007 were also up significantly over September 2006 levels although this was down $51,000 compared to the December 31, 2006 balance.

        In the nine months ended September 30, 2007, accounts receivable increased by $43,000 to $3,722,000, with sales for the third quarter being slightly up over the previous two quarters of the year. This compares to a decrease of $568,000 in the nine months ended September 30, 2006 reflecting a sales level drop of approximately $481,000 or 13.7% from the second quarter to the third quarter of 2006. Inventories were up by $660,000 after nine months compared to an increase of $33,000 in the comparable nine months ended September 30, 2006. Increased inventories levels in 2007 reflect an inventory build for both work-in-process and raw material in response to the significant increase in backlog levels and bookings for all operating units in the 2007 period. Other current assets decreased by $56,000, in the nine months of 2007 compared to an increase of $359,000 in 2006. The increase in current assets in 2007 included a $300,000 receivable for an employee-dishonesty insurance settlement which was accrued in the third quarter of last year. Accounts payable were down slightly over the nine months of 2007. For the nine months ended September 30, 2006 the accounts payable balance was down $267,000 as the Company accelerated its payments to vendors, in line with vendor credit terms.

        Working capital requirements were fully funded from cash generated by operations for both nine month periods ended September 30, 2007 and 2006, respectively.

        Capital expenditures for nine months ended September 30, 2007 were $157,000, compared to $967,000 in the first nine months of 2006. In the first nine months of 2007, capital expenditures were primarily for replacement or refurbishment of manufacturing equipment at the end of its useful life. In the first nine months of 2006, the major portion of capital additions represented a major purchase of manufacturing equipment required in the performance of certain specific contracts and to provide an increased capability and a stronger competitive position for the Company, in high precision spherical and aspherical lens production.

        In February 2006, Clarex Limited provided the Company with $700,000 in financing to assist in the funding of these equipment acquisitions. The terms call for repayment of the Company's Promissory note in equal monthly installments, including interest & principal, commencing March 2006, until maturity in March 2013. The Note bears an annual interest rate of 6.75%

        During the first nine months of 2007, proceeds from the exercise of stock options were $415,000, with 611,100 stock options exercised at a weighted average price of approximately $0.68 and converted into an equivalent number of shares of the Company's common stock. By comparison, in the first nine months of 2006, proceeds from the exercise of stock options were $98,000 with 115,000 stock options exercised at a weighted average exercise price of $0.85 each and converted to 115,000 shares of common stock.

        In the nine months ended September 30, 2007, the Company retired approximately $247,000 of notes payable (excluding convertible debt) and capital lease obligations. This compares to $399,000 in the corresponding nine month period of 2006. The lower payments reflect ongoing amortization of the debt and reduced monthly payments over fixed repayment schedules associated with this debt.

        On June 28, 2007, the Company accelerated payment of $500,000 on the outstanding balance of its $1,000,000 subordinated convertible note maturing on March 31, 2008. The holder of the note, Clarex Limited, agreed to waive its right to apply the Company's payment first against accrued interest on the note before reducing the principal but retained the right to receive payment of accrued interest, at a later date.

        Subsequently, on September 17, 2007, the Company paid the outstanding balance of principal and interest on this note, in full, in the amount of $697,000, consisting of $500,000 in remaining principal and $197,000 in accrued interest.

        For the nine months ended September 30, 2007, cash and cash equivalents increased by $644,000 to $3,722,000, up from increased cash and cash equivalents for the first nine months of 2006 of $495,000 to $1,651,000 reflecting stronger cash flows from operations in the nine months ended September 30, 2007.

        The Company's management expects that future cash flow from operations and its existing cash reserves will provide adequate liquidity for the Company's operations over the balance of 2007.

        On April 16, 2007, the Company called for the redemption of its Series A 10% Convertible Preferred Stock (the "Series A"). On April 30, 2007, Clarex Limited, the holder of all the shares of the Series A, notified the Company that it had decided to convert the 500 preferred shares with a liquidation preference of $500,000 into 500,000 shares of the Company's common stock, in accordance with the Series A agreement.

        On October 25, 2007, two principal holders, two outside Directors, and the Company's CEO, notified the Company they were exercising their right to convert their shares of the Company's Series B 10% Convertible Preferred Stock (the "Series B") into common stock at the specified conversion price of $2.50 per share. In the aggregate, these holder's shares of the Series B represent 1,560 shares with a liquidation preference of $1,560,000 or 75% of the total of 2,082 issued and outstanding Series B shares and will convert into 624,000 shares of common stock. As of November 9, 2007, 560,000 common shares of the total had been issued in connection with these conversions.

        On October 29, the Company issued a call for the redemption of the remaining balance of 522 issued and outstanding Series B shares on November 29, 2007. The holders of these shares have the option of converting their shares into common stock prior to the redemption date. If all holders elected to convert their shares, this would result in the issuance of 208,800 additional shares of common stock. As of November 9, 2007, no Series B shares have been redeemed or converted, and no common shares have been issued, in connection with this call.

        The Company expects to continue to deploy excess cash from time to time into accelerating repayment of debt which will have a positive impact on the Company's financial position and operating results.

        Management also expects that it may, from time to time, seek to raise investment capital and to make investments in additional capital equipment, in complementary lines of businesses or in acquisitions of other companies in pursuit of its objective to grow shareholder value and to maintain and improve its competitive edge in the markets that it serves.

Management Discussion and Analysis of Financial Condition and Results for the Fiscal Years Ended December 31, 2006, 2005 and 2004

        The following table summarizes the Company's product sales by product categories during the last three full fiscal years:

	Years Ended December 31,
	2006		2005		2004
Category
	Sales	%	Sales	%	Sales	%
Optical Components	$12,761,000	92	$12,279,000	89	$7,877,000	85
Laser Accessories	1,160,000	8	1,506,000	11	1,345,000	15

TOTAL	$13,921,000	100	$13,785,000	100	$9,222,000	100

        The following table sets forth, for the past three years, the percentage relationship of statement of operations categories to total revenues.

	Years ended December 31,
	2006	2005	2004
Revenues:
Product sales	100.0%	100.0%	100.0%
Costs and expenses:
Cost of goods sold	67.4%	72.2%	71.9%
Gross profit margin	32.6%	27.8%	28.1%
Selling, general and administrative expenses	26.1%	25.0%	31.5%
Internal research and development	0.0%	0.1%	1.1%
Income (loss) from operations	6.6%	2.6%	(4.5)%
Net income (loss)	5.5%	(0.1)%	(7.3)%

Revenues

        Total revenues were approximately $13,921,000, $13,785,000, and $9,222,000 in 2006, 2005 and 2004, respectively. Revenues leveled off in 2006, increasing by 1%. Sales in 2006 included a third year of 12 full months of revenues from legacy Laser Optics, Inc. lines of business acquired in November of 2003, synergies resulting from the combination and integration of Laser Optics and Inrad custom optics operations in 2004, and a second full year of revenues from the Company's MRC Optics subsidiary, acquired in October of 2004.

        Revenues increased 49% in 2005 to $13,785,000 from $9,222,000 in 2004, aided by strong ending backlog in 2004, increased demand for the Company's products in 2005, and a full twelve month of revenues from the Company's MRC Optics, Inc. subsidiary, acquired in October 2004. Approximately two-thirds of the total revenue growth seen between 2004 and 2005 came from the acquisition of MRC Optics.

        In 2004, sales rose 71% from 2003. This rapid sales growth resulted from the combination of several factors. Revenues in 2004 included two and one half month of sales, $901,000 in dollar terms, from newly acquired MRC Optics. When considering the $8,321,000 of 2004 revenues net of the contribution from the MRC Optics acquisition, revenue growth in 2004 was 55% over the prior year. 2004 also marked the first year with 12 full months of revenue contribution from legacy Laser Optics, Inc. lines of business, acquired in November 2003. Approximately one-third of the remaining sales increase in 2004 was directly attributable to the Company's acquisition of the assets of Laser

Optics in November 2003. The remaining two-thirds of that increase was attributable to synergies realized from that acquisition and from increased demand for the Company's products in general.

        Examining these results by customer industry sector:

        Sales to the Defense/Aerospace sector continued their three year upward trend in 2006, increasing by 8.3% in dollar terms in 2006 from 2005, to 65% of total Company sales. 2005 sales to the sector were $9,048,000 as compared with $8,352,000 in 2005. Sector sales in 2004 were $4,127,000. Increased military spending on electro-optical systems and R&D in the post-9/11 era combined with strategic re-positioning by the Company has boosted demand for the Company's services in manufacturing custom products for its OEM customers. Sales to this sector accounted for 65%, 60%, and 45%, of total sales in 2006, 2005, and 2004, respectively.

        Revenues from customers in the Process Control and Metrology (i.e. semiconductor tools, instruments, inventory management equipment) sector in 2006 decreased 12% from sales in 2005, to $2,862,000 from $3,259,000, and now represent 21% of total Company sales. Sales declined due to reduced demand from two major OEM customers in this industry in 2006. Sales to this sector in 2005 had increased 79% from sales of $1,817,000 in 2004 due to inclusion of a full 12 months of sales to this sector by the Company's MRC Optics subsidiary. Sales in the sector had rebounded in 2004 from a protracted and deep cyclical downturn in capital spending for new tools and instruments in 2002 and 2003. Revenues rose to $1,817,000 in 2004 from $844,000 in 2003, up 115%. The optical and x-ray inspection segment of the semiconductor industry offers continued opportunities for the Company's capabilities in precision optics, crystal products, and X-ray monochrometers. Sales to this sector accounted for 21%, 24%, and 20% of total sales in 2006, 2005, and 2004, respectively.

        Revenues decreased in the non-military Laser Systems sector, declining 4.2% in 2006 to $1,000,000 from $1,044,000 in 2005, and now representing 7% of total revenues. A decline was expected with the discontinuation of the INRAD/APE alliance and sales to OEM's of autocorrellators on December 31, 2005. Sales to this sector in dollar terms net of autocorrellator sales increased between 2005 and 2006. Sales to this sector in 2006 and 2005 reflect a return to 2003 sales levels. The similar sales level in 2003 then represented 20% of sales and now represents 7% of sales, as total Company sales have grown substantially since 2003 because of acquisition and internal growth. Sales in 2004 had been up 64% from the prior year on a surge of demand from customers for the Company's laser accessory products and certain optical components. This demand declined in 2005 to pre-2004 levels. Reasons included decline in sales of one customer's product line, acquisition of another customer by a larger corporation with in-house resources for the production of the product, and a general decline in demand for harmonic generators. Sales to this sector accounted for 7%, 8%, and 19%, of total sales in 2006, 2005, and 2004, respectively. Sales to customers within the University and National Laboratories market sector represented 4% of total revenues in both 2006 and 2005. Sales to this sector have been in the $500,000 to $750,000 range historically, now representing a smaller percentage of total revenues. Sales to this sector in dollar terms net of autocorrellator sales to researchers increased between 2005 and 2006.

        Sales to customers in "Other" (i.e. non-separately classified) sectors were $512,000 in 2006, $608,000 in 2005, and $659,000 in 2004. Sales in 2004 were up 4% from $458,000 in 2003. Sales in these sectors have accounted for 4%, 4%, and 8% of total sales in 2006, 2005, and 2004, respectively.

        Total new orders booked in 2006 were $13,269,000, down approximately 13% from 2005 new orders of $15,308,000. Orders from certain OEM customers were up during the year while orders from others declined. Order intake from three large OEM customers in the Defense/Aerospace sector increased in 2006. The net decline of $2.039,000 in new orders this year was largely due to changes in ordering patterns and reduced demand from four customers. One OEM customer in the Process Control and Metrology sector changed his ordering pattern from an annual blanket order arrangement in 2005 to periodic order releases during the course of the year. Another commercial OEM customer in that sector, a start-up high technology company addressing the automotive capital equipment market, cancelled his outstanding order in mid-2006, while forecasting demand would resume late in 2007. A third OEM customer in that sector indicated in 2006 that certain custom optical components would no longer be required. A defense electro-optical systems manufacturer saw his needs for a specialty optical component drop sharply from levels experienced in 2005, and forecast reordering would not occur until early 2007. Additionally, an expected decision on a major new multi-year order, was deferred to the spring of 2007. Such slippages in awards are not uncommon in the defense industry's procurement cycles. New orders in 2005 had increased 36% from orders of $11,240,000 in 2004. 2005 results included a full 12 months of new orders from the Company's MRC Optics subsidiary, as compared with only two and one half months of new orders in 2004. New orders in 2004 rose 85% from those in 2003, reflecting strong increases in demand for all product lines as well as both a full twelve months of new orders from the legacy lines of business of Laser Optics, Inc., acquired in November 2003, and two and one-half months of new orders from newly acquired MRC Optics.

        The Company's backlog of product orders as of December 31, 2006 was approximately $6,969,000, down 11.5% from the record closing backlog on December 31, 2005 of $7,876,000. The Company's end of year backlog in 2004 was $6,433,000.

Cost of Goods Sold

        As a percentage of product sales, cost of goods sold was 67.4%, 72.2%, and 71.9% for the years ended December 31, 2006, 2005 and 2004, respectively. Gross profit margin as a percentage of product sales was 32.6%, 27.8%, and 28.1% for 2006, 2005, and 2004, respectively.

        In 2006, the cost of goods sold declined as a percentage of sales, from 2005 levels, due primarily to labor productivity increases within operations. Sales increased by 1.0%, while cost of goods sold decreased by 6.0%. In 2005, the cost of goods sold remained relatively constant, as a percentage of sales compared to 2004. Sales in 2005 increased by 49%, while cost of goods sold increased by 51%. In dollar terms, the higher cost of goods sold in 2005 in comparison to 2004 was primarily due to increased costs for material and personnel associated with increased sales volumes.

        Gross margins for the Company in 2006 represent the combined results from its two centers of operation: Northvale, NJ (site of INRAD and Laser Optics) and Sarasota, FL (site of MRC Optics). Gross margins from the Company's Northvale operations continued their year-over-year improvement in 2006, the third year following the integration of the acquired operations of Connecticut-based Laser Optics into Northvale. During 2002, gross margins improved due to improved labor productivity, economies of scale, and reduced expenses.

        In 2006, the Company recorded its second full year of operations at the Company's Sarasota-based MRC Optics subsidiary. Gross margins at MRC Optics in 2006 improved somewhat from the prior year on 6.9% higher sales. 2005 represented the first full year of fiscal contribution from operations at the Company's Sarasota-based MRC Optics subsidiary. Negative gross margins during the first quarter of 2005 was followed by improved margins during the remainder of the year as sales volumes rose by 35% year over year. Problem vendors were replaced with qualified new suppliers, capacity constraints were eased with the addition of these new vendors, new personnel and equipment resources were brought on line, and key manufacturing processes were re-optimized for use of higher productivity methods.

        Fixed costs are a major component of the Company's total cost structure. Management and the Board of Directors decided to reduce such costs in 2002 and 2003 only up to the point where further reductions would impede the Company's ability to perform for its current customers or to rebound in the future when macroeconomic conditions improved, and to invest in and integrate new operations, assets, and lines of business. This philosophy enabled the Company to be well-positioned with its operations to manufacture and deliver the goods that are behind the stronger revenues and improved margins that has characterized financial results in 2006.

        In the aggregate, costs of most purchased components have been relatively stable in 2006, 2005, and 2004.

Selling, General and Administrative Expenses

        Selling, general and administrative expenses as a percentage of sales were 26.1%, 25.0%, and 31.5% in 2006, 2005, and 2004, respectively.

        Selling, general and administrative expenses in 2006 increased in dollar terms from those in 2005 by $205,000, or 5.9%, while sales increased by 1.0%, resulting in the increase in the 2006 SG&A cost as a percentage of sales. The increase in SG&A expenditures in 2006 resulted in large measure from non-recurring expenses that were incurred in connection with the investigation into misappropriation of Company funds for personal use by its former CFO, as we reported in our Form 8-K filed on June 26, 2006, and the resolution of this matter. These included additional costs for legal advice, forensic consulting, temporary accounting assistance, and special meetings of the Audit Committee of the Board of Directors. Increased expenses also resulted from recruitment costs incurred in connection with the Company's search for its new CFO, and assistant controller, and higher legal and accounting expenses related to day-to-day corporate matters.

        Selling, general and administrative expenses in 2005 increased in dollar terms from those in 2004 by $534,000, or 18.3%, while sales increased by 49%, resulting in a drop in the SG&A cost as a percentage of sales. The increase in SG&A expenditures in that year reflected the first full year of SG&A costs from the Company's MRC Optics subsidiary, acquired in October of 2004.

Internal Research and Development Expenses

        Company-funded research expenditures during the years ended December 31, 2006, 2005, were less than 1% of net product sales, down slightly from just over 1% in 2004. During these years, the Company narrowed its focus of internal research and development efforts on improving certain crystal growth processes, and on improving manufacturing process technologies for optical components. Technical resources were focused on supporting the integration of Laser Optics into Northvale operations and ramp-up of production rates within Northvale and Sarasota operations. As a result, internal R&D expenditures were at historically low levels in these years.

Income (Loss) from Operations

        Income from operations in 2006 was $917,000. This compares with a profit in 2005 of $358,000, and an operating loss of $(410,000) in 2004. Management's efforts to restore and increase profitability from operations through 2006 have been focused on expanding the scope of the Company's product lines, increasing the Company's top line, and on improving productivity in its operations. Throughout 2006, the Company continued to focus on cost saving opportunities with respect to its overhead structure and other manufacturing expenses. The improved results have been a direct result of the success to date of these efforts.

Other Income and Expenses

        The Company incurred interest expense at fixed rates on a $1,700,000 secured note, three subordinated convertible notes totaling $5,200,000, certain equipment leases, and other notes related to its acquisition of MRC Optics and Laser Optics, Inc. Net interest in 2006 declined to $402,000 from $505,000 in 2005. The reduction in interest expense reflects both the positive impact of interest income earned on 2006 higher cash balances and an approximately $580,000 reduction in higher rate long term notes and capital lease balances due to scheduled amortization payments, although the overall debt balance increased by approximately $120,000 with the addition of new debt, at a lower rate, which was used to finance the acquisition of new equipment in the first quarter of 2006.

        In the third quarter of 2006, the Company received notification of a settlement for $300,000, the policy limit, from a claim under its employee dishonesty insurance policy and the Company reported the recovery as other income (expense) for the period. These proceeds were significantly offset by the additional general and administrative costs related to the investigation of the employee involved and costs associated with remediation of the Company's internal controls. By comparison, in the third quarter of 2005, the Company realized a gain of $136,000 on the sale of excess and non-productive precious metals.

        The Company also incurred costs of $13,000 during 2006 to liquidate liabilities for property tax and unemployment and disability tax that were incurred as part of its acquisition in December 2003 of the assets and certain liabilities of the former Laser Optics, Inc.

Liquidity and Capital Resources as of December 31, 2006, 2005 and 2004

        The Company's primary source of cash has been provided from operating cash flows and long-term borrowings. Other sources of cash include proceeds received from a private placement of stock and preferred shares during 2004. The Company's major uses of cash have been for capital expenditures, for repayment and servicing of outstanding debt and acquisition of new business.

        Supplemental information pertaining to our source and use of cash is presented below:

	Years ended December 31,
Selected sources (uses) of cash ($ thousands)
	2006	2005	2004
Net cash provided by operations	$2,672	$360	$632
Proceeds from issuance of common stock	113		1,173
Capital Expenditures	(987)	(454)	(1,014)
Net borrowing (payment) on debt obligations	123	(439)	52
Cash used for business acquisition, net	—	—	(732)

        In February 2006, a major shareholder and debt holder provided the Company with $700,000 in financing to fund the acquisition of certain capital assets required for expanded capabilities to meet customer demand. The terms call for repayment of the Company's Promissory note in equal monthly installments, including interest & principal, commencing March 2006, until maturity in March 2013. The Note bears an annual interest rate of 6.75%.

        In 2002, the Company received $1,000,000 in proceeds from the issuance of a Subordinated Convertible Promissory Note. The note, originally due in January 2006, has been extended to December 31, 2008 and bears an interest rate of 6%. Interest accrues yearly and along with principal may be converted into Common Stock, (and/or securities convertible into common shares). The note is convertible into 1,000,000 Units consisting of 1,000,000 shares of Common Stock and Warrants to acquire 750,000 shares of Common Stock at a price of $1.35 per share. The Holder of the Note is a related party to a major shareholder of the Company.

        In June of 2003, the Company paid off existing debt with the proceeds of a $1,700,000 Secured Promissory Note held by a major investor in the Company. The note was for a period of 36 months at an interest rate of 6% per annum. The Company's Board of Directors approved the issuance of 200,000 warrants to Clarex, Ltd., the lender, as a fee for the issuance of the Note. In 2004, the Company approved the issuance of 200,000 additional warrants to Clarex, The note was subsequently extended to December 31, 2008 without issuance of warrants or any other consideration. The warrants are exercisable at $0.425 per share and $1.08 per share, respectively, approximately a 20% discount to market, and expire in March 2008 and May 2008. The note is secured by all assets of the Company.

        A Subordinated Convertible Promissory Note for $1,500,000 originally due in January 2006, has been extended to December 31, 2008 and bears an interest rate of 6%. Interest accrues yearly and along with principal may be converted into Common Stock, and/or securities convertible into Common Stock. The note is convertible into 1,500,000 Units consisting of 1,500,000 shares of Common Stock and Warrants to acquire 1,125,000 shares of Common stock at a price of $1.35 per share. The Holder of the Note is a major shareholder of the Company. The proceeds from the Note were used in the Company's acquisition program.

        In 2004, the Company received $1,000,000 in proceeds from the issuance of a Subordinated Convertible Promissory Note. The note bears an interest rate of 6% and was initially due on March 31, 2007, but its term has been extended to March 31, 2008. Interest accrues yearly and along with principal may be converted into Common Stock, (and/or securities convertible into common shares). The note is convertible into 1,000,000 Units consisting of 1,000,000 shares of Common Stock and Warrants to acquire 750,000 shares of Common Stock at a price of $1.35 per share. The note holder is a major shareholder of the Company.

        During 2004, the Company entered into an agreement with an investment banking firm to raise equity via a private placement of the Company's common stock. In July 2004 the Company issued 1,581,000 Units consisting of 1,581,000 shares and warrants to acquire an additional 1,185,750 shares at $1.35 per share. In addition, 262,276 Warrants were issued to Casimir Capital, LP, the placement agent for the private placement. Casimir Capital earned commissions of $142,391 as the underwriter of this private placement. This private placement resulted in net proceeds to the Company of approximately $1,173,000. The funds were utilized in the furtherance to the company's M&A program, capital equipment purchases and to meet general working capital requirements. The issued shares and shares underlying warrants were subsequently registered under an S-1 Registration filing.

        Capital expenditures, including internal labor and overhead charges, for the years ended December 31, 2006, 2005 and 2004 were approximately $987,000, $454,000, and $1,014,000, respectively. Capital expenditures in 2006 and 2005 were used for the acquisition of manufacturing and test equipment and the build up of tooling for new customer requirements. A major portion of the 2004 capital expenditures were for the relocation and integration of the Laser Optics Bethel operations into the Northvale facility. Approximately $600,000 was used in this facility rearrangement and expansion, including $190,000 of capitalized internal labor and overhead. Additional large capital expenditures for that year included a certain production-critical instrument for lens assembly, upgraded coating equipment in the Laser Optics business unit, and metrology equipment and computer hardware and software upgrades.

        A summary of the Company's contractual obligations at December 31, 2006 is as follows:

Contractual Obligations	Total	Less than 1 Year	1-3 Years	3-5 Years	Greater Than 5 Years
Notes payable	$1,700,000	$—	$1,700,000	$—	$—
Convertible notes payable	3,500,000	—	3,500,000	—	—
Notes payable-other, including interest	1,487,349	155,091	432,194	297,648	602,416
Operating leases	992,235	563,262	428,973	—	—
Capital leases, including interest	262,397	213,256	49,141	—	—

Total contractual obligations	$7,941,981	$931,609	$6,110,308	$297,648	$602,416

Overview of Financial Condition as of December 31, 2006, 2005 and 2004

        As shown in the accompanying financial statements, the Company reported net income of approximately $772,000 in fiscal year 2006 and losses of approximately ($11,000) in 2005, and ($673,000) in 2004, respectively. During 2006, 2005 and 2004, the Company's working capital requirements were provided by positive cash flow from its operations.

        Net cash provided by operations was $2,672,000 in 2006, $360,000 in 2005, and $632,000 in 2004. The significantly higher operating cash flow for 2006 resulted from the increase in net income and the higher level of customer advances received during the year on certain long term contracts. Operating cash flow in 2005 was lower than in the prior year due to, in part, the need to fund increases in accounts receivable resulting from the higher sales levels and to increased working capital requirements at its new MRC Optics subsidiary during the first half of 2005.

        The Company has made progress in transforming itself into a portfolio of businesses serving the Photonics industry. The Company assesses merger and acquisition opportunities from time to time, and seeks financing from time to time in the private equity and public equity financial markets. The Company's first acquisition was completed in November 2003 and the necessary capital was raised in part via the $1,500,000 subordinated convertible note. Additional financing was obtained in 2004 via placement of a $1,000,000 convertible note proceeds of approximately $1,173,000 from a private placement of units consisting of the Company's common stock and warrants. These funds were earmarked for acquisitions and capital expenditures, and were partially used to complete its second acquisition in 2004.

        The Company continues to seek new opportunities to increase sales and minimize expenses and cash requirements, in order to improve future operating results and cash flows. Management expects that cash flow from operations and use of available cash reserves will provide sufficient liquidity to fund the Company's operations, working capital requirements and capital expenditure plans in 2007.

        No assurances can be given that the Company will be able to identify and acquire appropriate targets for acquisition or merger, or to raise the capital required for any such acquisition. Additional capital from financings may be needed if it were to make further acquisitions.

Quantitative and Qualitative Disclosures About Market Risk

        The Company believes that it has limited exposure to changes in interest rates from investments in certain money market accounts. The Company does not utilize derivative instruments or other market risk sensitive instruments to manage exposure to interest rate changes. The Company believes that a hypothetical 100 basis point adverse move in interest rates along the entire interest rate yield curve would not materially affect the fair value of the Company's interest sensitive money market accounts at December 31, 2006.

Financial Statements and Supplementary Data

        The financial statements and supplementary financial information required to be filed under this Item are presented commencing on page F-1 of the Annual Report on Form 10-K, and are incorporated herein by reference.

Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

        None

Controls and Procedures

Background to Matters related to Controls and Procedures Resulting in Filing of 10-K/A

        In the second quarter of 2006, the Company discovered that over a period of approximately six years, from the second quarter of 2000 through the second quarter of 2006, Mr. William Miraglia, the Company's former chief financial officer, had engaged in unauthorized and personal transactions totaling approximately $860,000. This included unauthorized charges on the Company's debit card of approximately $711,000. In addition, the investigation by the audit committee arising from these discoveries revealed inadequate internal controls with respect to the Company's handling of disbursements by check and its corporate debit card. The audit committee investigation concluded that Mr. Miraglia acted alone and there was no evidence implicating any other employees, in these or any other unauthorized and personal transactions. Mr. Miraglia had created a control environment that contributed to the failure of Company employees charged with certain financial and accounting duties to exercise appropriate judgment, skepticism and objectivity in detecting and preventing these unauthorized personal transactions by Mr. Miraglia. As a result of the foregoing discoveries, Mr. Miraglia was terminated for cause from his employment with the Company on June 14, 2006.

        The Company filed a claim to recover a portion of these losses under its employee dishonesty insurance policy, to the extent permitted as a result of policy limits on time and amounts of coverage. This claim has been settled and the company recovered $300,000 from our insurance carrier, which is the policy limit and which has been reflected in the Company's financial results for 2006. Upon termination of his employment, Mr. Miraglia signed an agreement to make restitution to the Company. To date, he has repaid $5,000. In light of a number of factors, the Company does not believe that any significant recoveries from Mr. Miraglia are likely in the near term, but the Company is keeping all of its options open. The Company has been cooperating with the U.S. Attorney's office in its investigation into this matter.

Disclosure controls and procedures

        The Company carried out an evaluation with the participation of the Company's management, including our Chief Executive Officer and current Chief Financial Officer, of the effectiveness of the Company's disclosure controls and procedures pursuant to Securities Exchange Act Rule 13a-15, as of the end of the period covered by this Annual Report on Form 10-K. Disclosure controls and procedures are designed to ensure that the information required to be disclosed by us in the reports we file or submit under the Exchange Act is recorded, processed, summarized and reported on a timely basis and that such information is accumulated and reported to management, including our CEO and CFO, as appropriate. Based on this evaluation, the Company's Chief Executive Officer and Chief Financial Officer concluded that the Company's disclosure controls and procedures were effective as of December 31, 2006.

        At the time of the filing our Annual Report on Form 10-K for the fiscal 2005, our Chief Executive Officer and former Chief Financial Officer concluded that our disclosure controls and procedures were effective as of December 31, 2005. Subsequent to that evaluation, our Chief Executive Officer and current Chief Financial Officer concluded that our disclosure controls were not effective in ensuring that information required to be disclosed in the reports that the Company files or submits under the Securities Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC's rules and forms, as of December 31, 2005, because of the internal control inadequacies discussed above. However, based upon the substantial work performed as a result of the audit committee investigation of Mr. Miraglia's actions, management has concluded that the Company's consolidated financial statements for the periods covered by and included in the Annual Report on Form 10-K are fairly stated in all material respects.

Changes in internal controls over financial reporting

        In light of the foregoing discoveries resulting from the investigation and from management's review of its internal control procedures during 2006, the Audit Committee directed the Company to take a number of steps to strengthen its internal controls, including (a) recall and cancellation of the corporate debit card and (b) implementation of a policy requiring two authorized signatures on all checks in amounts of $5,000 or more. These changes have been implemented. The Company has extended this policy to all wire transfers initiated from its bank. In addition, a joint meeting with the accounting staff, the Chief Executive Officer and the new Chief Financial Officer was conducted to review internal controls and procedures, to promote a control environment that emphasizes appropriate judgment, skepticism and objectivity and to reinforce each employee's responsibility to report unusual or suspicious financial transactions to an independent officer or member of the Audit Committee.

        Other initiatives to further strengthen internal controls have been implemented by the Company. These include but are not limited to: (i) establishing a written ethics policy to cover all employees which supplements the existing policy that covers senior financial executives and members of the Board of Directors, (ii) improving internal procedures for reporting suspected ethics violations, and (iii) extending the requirement for the written approval of business expenses to corporate officers' expense reports and, (iv) identification and documentation of all critical internal controls within an Internal Control Policies and Procedures Manual.

        Except as stated above, there were no other changes in our internal control over financial reporting that occurred during our current fiscal year that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Other Information

        None.

DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth the name and age of each director of the Company, the period during which each such person has served as a director and the positions and business experience of each such person:

Name and Age	Since	Positions; Business Experience
John C. Rich, 69	2000
Chairman of the Board of Directors (September 2004 to present)
Director (2000 to August 2004)
Vice President/General Manager Power Electronics Division, C&D technologies (1999-2002)
President, Raytheon/GM Hughes Optical Systems (1990-1999)
Vice President), Perkin Elmer Microlithography, Electro-Optics, and Systems (1983-1989)
		Colonel, Commander, Air Force Avionics Laboratory and Air Force Weapons Laboratory (Ret.)
Daniel Lehrfeld, 63	1999
Director (1999 to present)
President and Chief Executive Officer (2000-present)
President and Chief Operating Officer (1999-2000)
Vice President/General Manager Raytheon/GM Hughes Electro-Optics Center, (1995-1999)
President, New England Research Center, (1989-1991)
		Deputy General Manager, Magnavox Electronic Systems, Division Philips Electronics, NV (1989-1995)
Luke P. LaValle, Jr., 65	2006
Director (2005 to present)
President and CEO, American Capital Management Inc. (1980 to present)
Senior investment officer, United States Trust Company of NY (1967-1980)
		Lt. Colonel, US Army Reserve (Ret.)
Thomas H. Lenagh, 81	1998
Director (May 2000 to present)
Chairman of the Board of Directors (May 2000-August 2004)
Management Consultant (1990-present)
Past Chairman and CEO, Systems Planning Corporation
Treasurer and Chief Investment Officer, The Ford Foundation
		Captain, US Navy Reserve (Ret.)
Jan M. Winston 71	2000	Director (2000 to present) Principal, Winston Consulting, (1997-present) Division Director/General Manager IBM Corporation (1981-1997)

The directors hold office for staggered terms of three years.

Executive Officers of the Registrant

        The following table sets forth the name and age of each executive officer of the Company, the period during which each such person has served as an executive officer and the positions with the Company held by each such person:

Name and Age	Since	Position With the Company
Daniel Lehrfeld, 63	1999	President and Chief Executive Officer
William J. Foote, 56	2006	Chief Financial Officer, Chief Accounting Officer and Corporate Secretary
Devaunshi Sampat, 55	1999	Vice President of Marketing and Sales and Vice President—PPGI Marketing Communications

        Daniel Lehrfeld has served as President and Chief Executive Officer since May 2000. He joined the Company in 1999 as President and Chief Operating Officer. Prior to joining the Company, Mr. Lehrfeld held the position of Vice President and General Manager of Electro-Optical Systems, a division, successively, of the Magnavox Electronic Systems, GM/Hughes Electronics and Raytheon Corporations. He has also held executive and management positions within Philips Laboratories Briarcliff (the U.S. research laboratories of Philips Electronics, NV), and Grumman Aerospace Corporation. Mr. Lehrfeld holds B.S. and M.S. degrees from Columbia University School of Engineering and Applied Science and an M.B.A. degree from the Columbia Graduate School of Business.

        William J. Foote joined the Company in May 2006 and was appointed its Chief Financial Officer, Chief Accounting Officer, and Corporate Secretary on May 16, 2006. Mr. Foote served as Chief Financial Officer of INSL-X Products Corporation, a $100 million privately held paint and coatings manufacturer, from 2002 through 2005. From 2000 to 2002, he was CFO of ASD Group, Inc., a $14 million public contract manufacturer serving the OEM marketplace in the high-tech sector. Prior to that, from 1990 through 1999, Mr. Foote held several executive positions including Director and Vice-President of Finance positions, with Benjamin Moore & Co., a public $750 million global paint and coatings manufacturer. Earlier in his career, Mr. Foote served as Controller for a number of manufacturing firms in Canada. Mr. Foote is both a Certified Public Accountant and a Chartered Accountant (Canada), and worked for more than three years, as an auditor in public accounting with KPMG (Canada). Mr. Foote holds a B.A. from Carleton University in Ottawa and a Masters Degree in Accounting from the University of British Columbia.

        Devaunshi Sampat joined the Company in 1998. In 1999 she was appointed Vice President of Marketing and Sales. In 2003 she also assumed the title of Vice President—PPGI Marketing Communications. Prior to joining the Company, Ms. Sampat held sales management positions within the Photonics industry with Princeton Instruments and Oriel Instruments. Ms. Sampat holds a B.S. in Medical Technology from the University of Bridgeport.

        Each of the executive officers has been elected by the Board of Directors to serve as an officer of the Company until the next election of officers, as provided by the Company's by-laws.

The Board of Directors and its Committees

        Composition of the Board of Directors.    Since the adoption of the Sarbanes-Oxley Act in July 2002, there has been a growing public and regulatory focus on the independence of directors. Requirements relating to independence are imposed by the Sarbanes-Oxley Act with respect to members of the Audit Committee. In accordance to the NASDAQ National Market definition of "independence" the Board of Directors has determined that the members of the Audit Committee satisfy such definitions of independence. The Board met 21 times during fiscal year 2006 with all members in attendance

        Each outside director of the Company is also a member of each Committee of the Board of Directors.

        Audit Committee.    During 2006, the Audit Committee was comprised of four Directors: Thomas H. Lenagh (Chairman through November 2006), Jan M. Winston, John C. Rich, and Luke P. LaValle, Jr. (Chairman commencing December 2006). The Audit Committee is empowered by the Board of Directors to, among other things, serve as an independent and objective party to monitor the Company's financial reporting process, internal control system and disclosure control system, review and appraise the audit efforts of the Company's independent accountants, assume direct responsibility for the appointment, compensation, retention and oversight of the work of the outside auditors and for the resolution of disputes between the outside auditors and the Company's management regarding financial reporting issues, and provide an open avenue of communication among the independent accountants, financial and senior management, and the Company's Board of Directors. The Audit Committee met 21 times during the 2006 with all four members in attendance at 18 of the meetings.

        Audit Committee Financial Expert.    The Board of Directors of the Company has determined that Mr. John C Rich is an "audit committee financial expert"; as such term is defined by the SEC. Mr. Rich, as well as Mr. Thomas H. Lenagh, Mr. Jan M. Winston, and Mr. Luke P. LaValle, Jr. have been determined to be "independent" within the meaning of the NASDAQ National Market definition.

        Compensation Committee.    During 2006, the Compensation Committee was comprised of Mr. Jan M. Winston, Chairman, Mr. Thomas H. Lenagh, Mr. Luke P. LaValle, Jr., and Mr. John C. Rich. The Compensation Committee reviews, approves and makes recommendations to the Board of Directors on matters regarding the compensation of the executive officers and other executives of the Company. The Compensation Committee met six (6) times during the year with all members in attendance. In February 2007, the Board delegated approval of compensation decisions within the purview of the Compensation Committee to the Committee

        Nominating Committee.    During 2006, the Nominating Committee was comprised of the four outside directors: Mr. John C. Rich, Chairman, Mr. Thomas H. Lenagh, Mr. Luke P. LaValle, Jr., and Mr. Jan M. Winston. The Nominating Committee makes recommendations to the Board of Directors for the selection of individuals to be nominated to the Board of Directors. The Nominating Committee met once (1) during the year with all members in attendance.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

        The Compensation Committee is comprised of all of the independent, non-management directors, and is responsible for establishing appropriate salaries and bonuses for all executive officers and senior management of the Company. The Compensation Committee has the responsibility of granting equity-based incentive compensation (i.e. stock options) to eligible employees including the executive officers, and to its directors. The Compensation Committee duties also include administering and interpreting the Photonic Products Group, Inc. 2000 Equity Compensation Program ("the Stock-Option Plan"). The duties relating to the Company's Stock Option Plan include selecting from eligible employees those persons to whom awards will be granted and determining the type of award, the number of shares to be included in each award, any restrictions for some or all of the shares subject to the award and the award price. The Compensation Committee has the authority to hire independent advisors to help fulfill its duties.

Compensation Philosophy

        To link the interests of executives and managers to the interests of shareholders and other potential investors.

        To attract and retain individuals with the leadership and technical skills required to carry the Company into the future, and to grow the business.

        To provide compensation in a manner that allows for shared compensation risks by the executives and managers but also the potential for shared rewards.

        To provide incentives for working toward increasing short-term and long-term shareholder value through growth-driven financial compensation

        To reward extra-ordinary achievement and thereby to provide incentive for such performance in future.

        The Company uses a three-pronged approach to its executive compensation program: 1) base salary; 2) potential for cash bonuses; and 3) potential for equity-based compensation. The Company's compensation philosophy ties a portion of executive compensation to performance goals, which places that portion of the total compensation package "at-risk". This means it is not guaranteed but rather is received through cash bonuses or equity-based compensation based on the Company's performance. The proportion of incentive compensation to base compensation, and the proportion of cash incentive as compared with equity-based incentive compensation is set by the Compensation Committee. These proportions are individually determined for each executive by the Committee. From year to year the relative proportion of equity-based vs. cash based compensation has been adjusted by the Compensation Committee and the Board depending on the financial strength of the Company and the relative impact to the Company's net income and period cash flow of the proportion of cash vs. equity-based compensation components.

        The Company does not require equity ownership by its executive officers, nor by its directors.

        Base Salary: The Compensation Committee reviews base salary levels for executive officers and other senior executives, typically once per year, each year. The process begins with the Compensation Committee reviewing recommendation that have been prepared by the President and Chief Executive Officer regarding changes, if any, in the base salary of each executive other than the President/CEO. The Compensation Committee considers a number of factors, including the status of the competitive marketplace for such positions, the responsibilities of the position, the experience of the individual, the individual's performance during the past year, and equity in relationship to other positions within the Company. The Committee draws on information gathered by the Company's VP of Human Resources and Administration, and may also engage independent consulting assistance in this regard, although it has not done so in the past year. Based on the information it has gathered and upon its judgment and knowledge of salary practices, national and local surveys of compensation ranges for similar responsibilities in the sub-grouping of small high technology manufacturing companies, affordability to the Company, and an individual's performance and contribution to the Company, the Committee modifies or approves the recommendation of the President/CEO.

        Incentive Compensation: The Company's compensation activities include determining annually an accrual for award as cash bonuses and as stock option grants. Employees at all levels are eligible for cash bonuses, and executives and senior managers are eligible for award of both cash bonuses and stock option grants. Earning of awards is based in large part upon achievement of annual financial performance goals, not publicly disclosed, especially profits and cash flow. Both the Company and its business units must achieve their financial goals for employees at each business unit to earn and be awarded a full cash bonus and/or stock option award under the annual incentive compensation plan. In 2006, the Company established its financial goals at the start of the year and informed the executive officers of the target awards that could be achieved if the Company's cash flow and net income targets were met or exceeded.

        The Compensation Committee solicits recommendations from the President and Chief Executive Officer near the start of the year to obtain management's recommendations on the size of the cash award and stock option accrual budgets, and then solicits recommendations at the end of the year regarding the awards to be made to executives and other employees. Based on the Committee's judgment and knowledge of compensation practices, as well as each individual's performance and contribution to the Company, and anticipated financial strength of the Company that year, the Committee modifies or approves such recommendations as to awards for each individual. In general, if financial goals are only partially met the Compensation Committee and the Board can at their discretion make lesser cash and/or stock option bonus awards, or greater cash and/or stock option awards if financial goals are exceeded or if other dimensions of executive performance indicate to the Committee that in their judgment "something extra" is appropriate.

        Cash Incentives and Bonuses: Additionally, cash bonuses may be awarded at the discretion of the Compensation Committee for other purposes, such as recruitment bonuses. The Committee does not distinguish in announcement of its awards, what proportion of a cash award is for strict performance against financial targets and what proportion of an award, if any, is a "bonus" for performance or achievements in other areas. During the past six years, cash bonuses have been rarely awarded to executives by the Board because the Company had not yet achieved positive net income. In 2006, cash bonuses were earned by corporate executives and executives at certain of its business units based upon levels of profit and cash flow achieved. Executive cash bonuses in 2006 ranged from 2% to 10% of base pay.

        Equity-based Compensation: The Company has a Stock Option Plan covering directors, and employees, including executive officers, and awards under this plan are made by the Compensation Committee. Periodically, the Compensation Committee considers granting executive officers and senior management of the Company awards under the Plan, a companion activity to the process in which cash incentives are set, and applying to the same financial performance targets. These grants are typically made in January or February, following the end of the prior fiscal year, and upon analysis and determination of that prior year's financial performance relative to goals. The grants are made as of the date of the Compensation Committee meeting at which the share size and list of recipients is determined. The equity-based compensation component may at present consist of stock options, stock appreciation rights and performance shares. Other instruments may be added in the future, following evaluation of their merits by the Compensation Committee. The Company has, to date, limited itself to stock option grants. The Compensation Committee may also award stock options at other times. Examples of such times are as sign-on bonuses for executives and senior managers as part of the recruitment process, and as bonuses awarded to recognize special achievements. Stock option awards are made by the Compensation Committee with the strike price chosen as the closing price of the Company stock as of that date. These awards are designed to align the interests of the Company's executive management and directors with that of the Company's shareholders, and to motivate the Company's executive officers and senior management to remain focused on the overall long-term performance of the Company. Prior to 2005, the Company had favored stock option grants as opposed to cash bonuses as the preferred form of incentive compensation for its executives, as the Company was strategically following a path to improving profitability and positive net cash flow. Beginning in 2005, the Compensation philosophy shifted to a balance between cash and stock options, while the advantage of stock option incentive grants in the compensation tool-kit was diminished due to the impact of Statement of Financial Accounting Standards ("FAS") No. 123 (revised 2004), Share-Based Payment ("FAS 123(R)" which the company adopted effective January 1, 2006 and which requires compensation costs related to share-based payment transactions, including employee stock options, to be recognized in the financial statements.

President and Chief Executive Officer Compensation

        In setting compensation for the President and Chief Executive Officer, the Compensation Committee considers objective criteria including performance of the business, accomplishments of long-term strategic goals and the development of management. The Compensation Committee considers the Company's earnings growth and cash flow to be the most important factors in determining the Chief Executive Officer's compensation package. Along with the financial performance factors, the Compensation Committee also considers achievement of long-term strategic goals, including enhancing the Company's reputation among both its customer and investor bases during the year, and the market base salary of comparable positions. No cash bonus awards were made to the Chief Executive Officer for the years 2002 through 2005. The Chief Executive Officer received stock option awards for the years 2002 through 2004, none in 2005, and he declined an earned award in 2006.

        The following is the Chief Executive Officer's Compensation Tally Sheet for the fiscal year ended December 31, 2006.

Component	Amount Earned / Granted	Description
Base Salary	Current figure: $180,250	Mr. Lehrfeld received a salary increase of 4% on January 1, 2007. He had not received a salary increase since 2002.
Cash Incentive	Minimum: $0 Target: $25,000 Actual earned: $20,000	Mr. Lehrfeld received a cash bonus of $20,000 based upon achieved levels of net income and cash flow in 2006, and other factors considered by the Compensation Committee.
Stock Options	Minimum: 0 Target: $25,000 (grant value) Actual earned: $15,000 (January 2007 award) Actual accepted: $0 Accrual in 2006 for prior grant: $13,600
Mr. Lehrfeld did not receive a stock option grant in January 2006, relative to 2005 performance. Mr. Lehrfeld earned a grant of stock options valued at $15,000, based on achieved levels of net income and cash flow in 2006, and other factors considered by the Compensation Committee. Mr. Lehrfeld declined to accept the grant when offered in January 2007.
Other Compensation	Life insurance premiums in excess of group term life insurance minimum coverage: $13,100.	Company-paid premiums on term life insurance on which the Company is not the beneficiary. (The Company also pays the premium on a term life insurance policy on which the Company is the beneficiary.)
Severance (Termination scenario under "for cause" and "not for cause")	—
Estimated payout amounts for cash, equity and benefits under different scenarios: For cause—$0, not for cause, or for change in control—12 months base pay payable in 30 days plus accrued bonuses if earned. Should Mr. Lehrfeld's employment be terminated without cause or due to a change in control, Mr. Lehrfeld has three years in which to exercise his vested stock options.
Total Package	$226,950

Summary of Cash and Certain Other Compensation

        The following Summary Compensation Table sets forth, for the years ended December 31, 2006, 2005 and 2004, the compensation paid by the Company and its Subsidiaries, with respect to the Company's Chief Executive Officer and other executives

Summary Compensation Table

Name & Principal Position	Year	Salary ($)		Option Awards ($)(1),(2)			Non-equity Incentive Plan Compensation ($)			All Other Compensation ($)			Total ($)
Daniel Lehrfeld, President &CEO(8)	2006 2005 2004	$ $ $	180,250 180,250 180,250	$ $ $	13,600 108,378 157,456		$ $ $	20,000 0 0		$ $ $	13,100 13,100 5,300	(3) (3) (3)	$ $ $	226,950 301,728 343,006
William J. Foote, VP & CFO(4)	2006 2005 2004		$81,850 N/A N/A		$3,267 N/A N/A	(5)		$2,000 N/A N/A			$0 N/A N/A			$87,117 N/A N/A
Devaunshi Sampat, VP Northvale Sales & Marketing	2006 2005 2004	$ $ $	128,750 128,750 128,750	$ $ $	13,898 35,915 29,900		$ $ $	10,000 36,250 42,250	(6) (6)	$ $ $	0 0 0		$ $ $	152,648 200,915 200,900
William Miraglia, Former CFO(7)	2006 2005 2004	$ $ $	62,030 126,000 126,000	$ $ $	15,409 35,734 24,495		$ $ $	0 0 0		$ $ $	0 0 0		$ $ $	77,439 161,734 151,495

(1)
The value of stock option grants are determined from the value computed in accordance with FASB 123R, using the Black-Scholes options pricing model with the following assumptions (unless otherwise noted): volatility rates ranging from 119.3% to 210.5%, risk-free rate of return of 5.2%, dividend yield of 0%, and 10 year option life.

(2)
The value of stock option awards is the value accrued and imputed to Company expenses in each year and reflected in net income (or in notes to the financial statements before 2006). Stock options vest over three years, one-third upon each anniversary of the grant, unless vesting is accelerated by resolution of the Compensation Committee. Stock option imputed expense accrues proportionally over the three year vesting period.

(3)
Company-paid term life insurance premiums in excess of group term life insurance minimum coverage.

(4)
Mr. William J. Foote was appointed CFO and Secretary on May 16, 2006

(5)
Additionally, Mr. Foote was granted a 10 year stock option grant of 3,378 shares at a strike price of $1.50 on January 19, 2007, for achievements in 2006.

(6)
Through 2005, Ms. Sampat's compensation plan included a commission if bookings were achieved in excess of certain annual targets. In 2006, this incentive compensation methodology was changed to one focused on achievement of a mix of financial performance and bookings objectives.

(7)
Mr. Miraglia was removed as CFO and Secretary of the Company on May 16, 2006, and his employment was terminated by the Company for cause on June 14, 2006. All of Mr. Miraglia's outstanding stock option grants were forfeited, however the imputed value of his stock options nevertheless are reflected in net income.

(8)
In January 2007, the Board increased Mr. Lehrfeld's base salary to $187,500, effective January 1, 2007. The Company is party to an employment agreement with Mr. Lehrfeld, President and CEO, that provides for a minimum annual salary during its term, and severance benefits under certain conditions that include termination without cause and a change of control of the Company. Should Mr. Lehrfeld's employment be terminated for these reasons during the contract's term, he would be entitled to one year's salary payable in one lump sum within 30 days of termination, any pro-rata accrued bonuses if earned, and he would have three years in which to exercise his vested stock options. The aggregate minimum commitment under this agreement is as follows:

Year Ending December 31,
2007	$187,500
2008	$187,500
2009	$187,500

Grants of Plan-Based Awards

        Shown below is information on grants of stock options pursuant to the 2000 Equity Compensation plan made during the fiscal year ended December 31, 2006 to the executive officers named below, and/or earned for performance during the fiscal year but awarded in the weeks following (under "Estimated Future Payouts Under Equity Incentive Plan Awards":

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)	Estimated Future Payouts Under Equity Incentive Plan Awards(2),(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock Option Awards ($)(3)
		Target ($)	Target ($)
Daniel Lehrfeld, President & CEO		N/A	N/A	0		N/A		N/A
William J. Foote, VP, CFO & Secretary	May 16, 2006 January 19, 2007(4)	N/A	N/A	10,000 3,378	$ $	1.75 1.50	$ $	16,800 5,000
Devaunshi Sampat, VP, Northvale Sales & Marketing	February 13, 2006	N/A	N/A	13,500		$1.50		$19,305
William Miraglia, former CFO(5)	February 13, 2007	N/A	N/A	6,300		$1.50		$9,009

(1)
Values in this column represent the estimated target value of future cash incentive plan awards based on performance targets for fiscal year 2007. These have not yet been established.

(2)
Values in this column represent the estimated target value of future equity-based awards that would be reflected in 2007 net income. These targets have not yet been determined.

(3)
The grant date fair value of stock option grants is the value computed in accordance with FASB 123R, using the Black-Scholes options pricing model with the following assumptions (unless otherwise noted): volatility of 121%, risk-free rate of return of 5.2%, dividend yield of 0%, and 10 year option life.

(4)
Stock option grant made in January 2007 based on performance in 2006.

(5)
Mr. Miraglia was removed as CFO and Secretary of the Company on May 16, 2006, and his employment was terminated for cause on June 14, 2006. All of Mr. Miraglia's outstanding stock option grants were forfeited.

Outstanding Equity-Based Awards at Fiscal Year-End

        The following table provides information pertaining to vested and non-vested stock options held by each of the executive officers named in the Summary Compensation Table as of December 31, 2006.

Outstanding Equity-Based Awards at Fiscal Year-End

Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Earned but Unawarded Options (#)		Option Exercise Price ($)	Option Expiration Date
Daniel Lehrfeld, President & CEO	100,000 100,000 56,670 20,000 50,000 60,000 310,000 50,000 Total: 746,670	0. 0. 28,330 0. 0. 0. 0. 0. Total: 28,330	N/A N/A N/A N/A N/A N/A N/A N/A		1.35 0.95 0.50 0.50 0.85 1.00 2.00 2.00	8/12/2009 8/12/2014 1/2/2014 1/2/2013 6/1/2012 1/2/2012 5/24/2010 5/24/2010
William J. Foote, VP & CFO	N/A 0. Total: 0	N/A 10,000 Total: 10,000	3,378 N/A Total: 3,378	(2)	1.50 1.75	1/19/2017 5/16/2016
Devaunshi Sampat, VP Northvale Sales & Marketing	0 20,000 33,335 24,000 31,500 28,000 20,000 20,000 7,500 Total: 184,335	13,500 0. 16,665 0. 0. 0. 0. 0. 0. Total: 30,156	N/A N/A N/A N/A N/A N/A N/A N/A N/A		1.50 1.03 0.50 0.50 0.85 1.00 3.25 1.00 1.00	2/13/2016 1/12/2015 1/2/2014 1/2/2013 6/1/2012 1/2/2012 9/18/2010 1/2/2009 10/1/2007
William Miraglia, former CFO(3)	0. Total: 0	0 Total: 0	0.		0.	N/A

(1)
Not all options exercisable as of December 31, 2006 were "in-the-money" options as of that date.

(2)
Mr. Foote earned a grant of 3,378 stock options for performance in 2006. This grant was awarded after the end of the fiscal year, on January 19, 2007.

(4)
Mr. Miraglia was removed as CFO and Secretary of the Company on May 16, 2006, and his employment terminated by the Company for cause on June 14, 2006. All of Mr. Miraglia's outstanding stock option grants were forfeited.

Option Exercises

        The following table provides information concerning options exercised during 2006 by each of the executive officers named in the Summary Compensation Table.

Option Exercises and Stock Vested

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Daniel Lehrfeld, President & CEO(2)	30,000 @ $0.50	$25,800
William J. Foote, VP & CFO	N/A	N/A
Devaunshi Sampat, VP Northvale Sales & Marketing	N/A	N/A
William Miraglia, former CFO	N/A	N/A

(1)
The value realized on exercise is the number of shares exercised times the difference between the market price when exercised and the exercise price.

Compensation of Directors

        Directors' compensation consists of two components: cash (i.e. meeting attendance fees) and stock option grants. Stock option grants are made by the Compensation Committee, and are intended to align the interests of the Company's directors with that of other shareholders. The Company does not require its directors to own stock.

        Fees for non-employee directors were $500 during fiscal years 2006, 2005 and 2004 for each board meeting attended in person, and $250 for each meeting in which they participated via telephone.

        At the January 19, 2007 meeting of the Compensation Committee the Committee approved, and at the meeting of the full Board on February 16, 2007 the Board ratified the addition of an annual retainer fee to Director compensation, effective January 1, 2007. The annual retainer is $15,000 for the Chairman and $10,000 for other outside Directors.

        In 2005, the board agreed to defer payment of fees to its Directors after October, 2005 in the interest of conserving cash. The total deferral for all four outside directors amounted to $5,500 and was paid at mid-year in 2006. Each outside director received 3,950 stock options exercisable at $1.50, in 2006, 11,000 stock options, exercisable at $1.03, in 2005 and 20,000 stock options, exercisable at $0.50 in 2004.

        The table that follows provides information on components of Director compensation in 2006.

Director Compensation in Fiscal Year 2006

Name	Fees earned or paid in cash ($)	Option awards ($)(1),(2)	Total ($)
John C. Rich	14,750	4,926	19,676
Thomas H. Lenagh	14,750	4,926	19,676
Jan M. Winston	15,250	4,926	20,176
Luke P. LaValle, Jr.	14,500	1,726	16,226

(1)
The value of stock option awards is the value accrued and imputed to Company expenses in 2006 and reflected in 2006 net income. Stock options vest over three years, one-third upon each anniversary of the grant. Stock option expenses accrue proportionally over the three year vesting period.

(2)
The value of stock option grants are determined from the value computed in accordance with FASB 123R, using the Black-Scholes options pricing model with the following assumptions (unless otherwise noted): volatility of 119.26%, risk-free rate of return of 5.2%, dividend yield of 0%, and 10 year option life.

Compensation Committee Interlocks and Insider Participation

        The following outside directors of the Company served as members of the Compensation Committee of the Company's Board of Directors during 2006: Mr. Jan M. Winston, Mr. Thomas H. Lenagh, Mr. Luke P. LaValle and Mr. John C. Rich. None of these individuals are officers or employees of the Company.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the information provided under the caption "Compensation Discussion and Analysis" set forth above. Based on that review and those discussions, the Compensation Committee recommended to the Board that such "Compensation Discussion and Analysis" be included in the annual report.

        Signed:

  The Compensation Committee,—Mr. Jan M. Winston, Chairman,
  Mr. John C. Rich, Mr. Thomas H. Lenagh, Mr. Luke P. LaValle, Jr., members

Equity Compensation Program

        Under the Company's 2000 Equity Compensation Program (the "2000 Program") 6,000,000 shares are reserved for issuance of stock options, stock appreciation rights and performance shares. As of March 31, 2007 approximately 1,909,000 options were outstanding under the 2000 Program and 3,621,000 shares remained available for awards under the 2000 Program. The 2000 Program was adopted by the Board of Directors in May 2000 and approved by the shareholders in August 2000. On August 25, 2004, the Company's shareholders approved the increase of the number of shares authorized for issuance under the 2000 Program from 4,000,000 to 6,000,000.

Purpose

        The purpose of the 2000 Program is to help attract and retain superior directors, officers, key employees and consultants of the Company and its subsidiaries and to encourage them to devote their abilities and industry to the success of the Company.

Eligibility

        All directors, officers, employees and consultants of the Company and its subsidiaries are eligible to receive awards under the 2000 Program. The Company estimates that as of March 31, 2007, there were approximately 95 individuals eligible to participate in the 2000 Program.

Determination of Eligibility; Administration of the Program

        The 2000 Program is administered by a committee appointed by the Board (the "Committee," or the "Program Administrator"). The Program Administrator has full discretion and authority to: (a) interpret the 2000 Program; (b) define its terms; (c) prescribe, amend and rescind rules and regulations relating to the 2000 Program; (d) select eligible individuals to receive options, stock appreciation rights, and performance shares under the 2000 Program; (e) determine when options, stock appreciation rights, or performance shares shall be granted under the Program; (f) determine the type, number, and terms and conditions of awards to be granted and the number of shares of stock to which awards will relate, and any other terms and conditions of options, stock appreciation rights, and performance shares; and (g) make all other determinations that may be necessary or advisable for the administration of the 2000 Program.

Types of Awards

        The 2000 Program is comprised of four parts: (i) the Incentive Equity Compensation Program ("Incentive Program"), (ii) the Supplemental Equity Compensation Program ("Supplemental Program"), (iii) the Stock Appreciation Rights Program ("SAR Program"), and (iv) the Performance Share Program.

        Incentive Program.    The Company intends that options granted pursuant to the provisions of the Incentive Program will qualify and will be identified as "incentive stock options" ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The Program Administrator may grant ISOs to purchase Common Stock to any employee of the Company or its subsidiaries. These options shall expire on the date determined by the Program Administrator, but they shall not expire later than 10 years from the date the options are granted. Any ISO granted to any person who owns more than 10% of the combined voting power of all classes of stock of the Company or any of its subsidiaries shall expire no later than 5 years from the date it was granted.

        The exercise price of ISOs may not be less than the fair market value of the Company's Common Stock on the date of grant. However, the exercise price of an ISO granted to a 10% or more stockholder may not be less than 110% of the fair market value of the Company's Common Stock on the date of grant. The aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which ISOs are exercisable for the first time by an optionee during any calendar year may not exceed $100,000.

        Supplemental Program.    Options granted under this Supplemental Program shall not be ISOs as defined in Section 422 of the Code. The Program Administrator may grant supplemental stock options to eligible participants in the 2000 Program. These options shall expire on the date determined by the Program Administrator, but they shall not expire later than 10 years from the date the options are granted. The exercise price of supplemental stock options shall be determined by the Program Administrator at the time of grant.

        SAR Program.    The Program Administrator may grant stock appreciation rights ("SARs") to eligible participants in the 2000 Program. These SARs may be granted either together with supplemental stock options or ISOs ("Tandem Options") or as naked stock appreciation rights ("Naked Rights"). Tandem Options entitle the holder to receive from the Company an amount equal to the fair market value of the shares of Common Stock which the recipient would have been entitled to purchase on that date upon the surrender of the unexpired option, less the amount the recipient would have been required to pay to purchase the shares upon the exercise of the option. Naked Rights entitle the holder to receive the excess of fair market value of those rights at the end of a designated period over the fair market value of those rights when they are granted. Payments to recipients who exercise SARs may be made, at the discretion of the Program Administrator, in cash by bank check, in shares of Common Stock with a fair market value equal to the amount of payment, in a note in the payment amount, or any combination of these totaling the payment amount.

        Performance Share Program.    The Program Administrator may grant performance shares to eligible participants in the 2000 Program. Each grant confers upon the recipient the right to receive a specified number of shares of Common Stock of the Company contingent upon the achievement of specified performance objectives within a specified period (including the recipient's continued employment with or service to the Company).

        Payment may be made, in the discretion of the Program Administrator, in shares of Common Stock, a check for the fair market value of the shares of Common Stock to which the performance share award relates (the "payment amount"), a note in the payment amount, or any combination of these totaling the payment amount. The Program Administrator shall specify the performance objectives, determine the duration of the performance objective period (not to be less than 1 year nor more than 10 years from the date of the grant) and determine whether performance objectives have been met during the designated period. All determinations by the Program Administrator with respect to the achievement of performance objectives shall be final, binding on and conclusive with respect to each recipient.

Exercise

        Options may be exercised by providing written notice to the Company, specifying the number of shares to be purchased and accompanied by payment for such shares, and otherwise in accordance with the applicable option agreement. Payment may be made in cash, other shares of Common Stock or by a combination of cash and shares. The Program Administrator may also permit cashless exercises pursuant to procedures approved by the Program Administrator.

Vesting of Options

        Unless otherwise provided by the Program Administrator at the time of grant or accelerated, stock options vest in 3 annual installments commencing one year after the date of grant.

Transferability of Awards

        Grants of stock options and other awards are generally not transferable except by will or by the laws of descent and distribution, except that the Program Administrator may, in its discretion, permit transfers of supplemental stock options and/or stock appreciation rights granted in tandem with such options for estate planning or other purposes subject to any applicable restrictions under federal securities laws. Common Stock which represents performance shares may not be sold, pledged, assigned or transferred in any manner prior to the satisfaction of the stated performance objectives and the expiration of the stated performance objective periods.

Award Limitations

        The maximum number of shares of Common Stock subject to options, separately exercisable stock appreciation rights or other awards that an individual may receive in any calendar year is 600,000.

Acceleration of Vesting; Change in Control

        The Program Administrator may, in its discretion, accelerate the exercisability of any option or stock appreciation right or provide that all restrictions, performance objectives, performance objective periods and risks of forfeiture pertaining to a performance share award shall lapse upon the occurrence of a "change in control" of the Company, as defined in the 2000 Program.

        If a change in control occurs pursuant to a merger or consolidation or sale of assets as described above, then each outstanding option, stock appreciation right, and performance share award shall be assumed or an equivalent benefit shall be substituted by the entity determined by the Board to be the successor corporation unless the successor does not so agree at least 15 days prior to the merger, consolidation or sale of assets. In that instance, each option, stock appreciation right, or performance share award shall be deemed to be fully vested and exercisable.

Effect of Termination of Employment or Service as a Director or Consultant

        Except as otherwise provided in any agreement evidencing an award or option:

        (a)   in the event that a participant's employment or service with the Company is terminated for "cause," any outstanding options and awards of such participant shall terminate immediately;

        (b)   in the event that a participant's employment or service with the Company terminates due to death or disability (within the meaning of Section 22(e)(3) of the Code), all options and stock appreciation rights of such participant (other than Naked Rights) will lapse unless exercised, to the extent exercisable at the date of termination, within one year following such date of termination, all performance awards for which all performance objectives and conditions have been achieved and satisfied (other than continued employment or status as a consultant) shall be paid in full (any remaining awards of such participant will be forfeited), and all Naked Rights shall be fully paid by the Company as of the date of death or disability; and

        (c)   in the event that a participant's employment or service with the Company terminates for any other reason: (i) any outstanding options and awards (other than Naked Rights) shall be exercisable, to the extent exercisable on the date of termination, for a period of 90 days after the date of such termination if the recipient resigned, and 12 months after the date of such termination if it was an involuntary termination other than for cause; (ii) all Naked Rights not payable on the date of termination shall terminate immediately; and (iii) all performance share awards shall terminate immediately unless the performance objectives have been achieved and the performance objective period has expired.

Amendment, Suspension or Termination of the Program

        The 2000 Program will terminate on the day preceding the tenth anniversary of its adoption, unless sooner terminated by the Board. Prior to that date, the Program Administrator may amend, modify, suspend or terminate the Program, provided, however, that (a) stockholder approval is obtained when required by law, and (b) no such amendment, modification, suspension or termination by the Program Administrator shall adversely affect the rights of participants, without their consent, under any outstanding option, stock appreciation right, or performance share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table presents certain information available to the Company at December 10, 2007 with respect to the security ownership of the Company's Common Stock by (i) each of the Company's directors and their nominees, (ii) named executive officers of the Company, (iii) all executive officers and directors as group, and (iv) the security ownership of each person known by the Company to beneficially own more than five percent (5%) of the Company's common stock outstanding as of December 10, 2007. Percentages that include ownership of options or convertible securities are calculated assuming exercise or conversion by each individual or entity of the options (including "out-of-the-money options"), or convertible securities owned by each individual or entity separately without considering the dilutive effect of option exercises and security conversions by any other individual or entity. The address of each principal shareholder, unless otherwise indicated, is C/O Photonic Products Group, Inc., 181 Legrand Avenue, Northvale, NJ 07647.

Beneficial Ownership of Common Stock(1)

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock
Luke P. LaValle, Jr.	1,317	(2)	*
Thomas Lenagh	213,017	(3)	2.1%
John Rich	66,117	(4)	*
Jan Winston	52,917	(5)	*
William Brucker	26,515	(6)	*
William J. Foote	3,334	(7)	*
Daniel Lehrfeld	651,300	(8)	6.1%
Devaunshi Sampat	48,700	(9)	*
All Directors and Executive Officers as a group (8 persons)	1,063,217	(10)	9.7%
Clarex, Ltd. & Welland Ltd. Bay Street and Rawson Square P.O. Box N 3016 Nassau, Bahamas	9,233,284	(11)	59.2%
William Nicklin 3 Rivers Edge Newburgh, NY 12550-1457	886,475	(12)	8.6%
Brown Advisory Holdings, Inc. 901 South Bond Street, Suite 400 Baltimore, MD 21231	2,605,315	(13)	25.8%

*
Less than 1%

(1)
Unless otherwise indicated, each of the shareholders named in the table has sole voting and investment power with respect to the shares beneficially owned, subject to the information contained in the footnotes to the table.

(2)
Including 1,317 shares issuable upon conversion of options exercisable within 60 days.

(3)
Including 141,317 shares issuable upon conversion of options exercisable within 60 days.

(4)
Including 46,317 shares issuable upon conversion of options exercisable within 60 days.

(5)
Including 46,317 shares issuable upon conversion of options exercisable within 60 days.

(6)
Including 26,515 shares issuable upon conversion of options exercisable within 60 days.

(7)
Including 3,334 shares issuable upon conversion of options exercisable within 60 days.

(8)
Including 587,500 shares issuable upon conversion of options exercisable within 60 days. Also includes 5,000 shares held in a trust over which Mr. Lehrfeld has shared voting and investment power.

(9)
Including 35,500 shares issuable upon exercise of options exercisable within 60 days.

(10)
Including 888,117 shares issuable upon conversion of options exercisable within 60 days.

(11)
Including 2,500,000 shares issuable upon conversion of convertible promissory notes at a per share conversion price of $1.00, 741,370 shares issuable on conversion of accrued interest at a per share conversion price of $1.00 and warrants to purchase 2,275,000 shares exercisable as follows: 1,875,000 at $1.35 per share, 200,000 at $1.08 per share and 200,000 at $.0425 per share.

(12)
Including 34.600 over which Mr. Nicklin has sole investment power but no voting power, 15,000 shares over which Mr. Nicklin has shared investment power but no voting power, and 283,125 shares issuable upon exercise of warrants at $1.35 per share.

(13)
Including 2,605,315 shares over which Brown Advisory Holdings, Inc. has shared investment power but no voting power.

Equity Compensation Plan Information

        The following table gives information about the Company's Common Stock that may be issued upon the exercise of options, warrants and rights under the Company's Key Employee Compensation Plan and the Company's 2000 Equity Compensation Program, as of December 31, 2006. These plans were the Company's only equity compensation plans in existence as of December 31, 2006.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans [Excluding Securities Reflected in Column(a)]
Equity Compensation Plans Approved by Shareholders	1,874,740	$1.25	3,344,940
Equity Compensation Plans Not Approved by Shareholders	—	—	—

Total	1,874,740	$1.25	3,344,940

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The documented ethics policies of the Company restrict certain types of related-party transactions between the Company and its directors, officers, and employees of the Company. Specifically, compensation for services provided by directors, officers, and employees to the Company may not be through any source but the Company. The Company's policies do permit related-parties to participate in financial transactions, limited to financing via debt or equity. In such instances, the Board of

Directors has an informal policy of requiring that when financing through a related party, that the terms of such financing, including but not limited to interest rates and fees, are at least equal to or better than the terms obtainable via financing from other sources.

        During the years ended December 31, 2005 and 2004, approximately 1% and 3%, respectively, of the Company's net product sales were through a foreign agent, in which Warren Ruderman (deceased), who was a principal shareholder in those years, had an investment. Terms of sales to this foreign agent were substantially the same as to unrelated foreign agents.

        In December 2005, the Company entered into a financing arrangement in the amount of $700,000, with a major shareholder and debt holder of the Company, to fund the acquisition of capital assets needed to capture new business opportunities. The funds were received in February 2006 and the Company issued a secured Promissory Note for $700,000. The note is payable in installments over a term of seven years and bears interest at 6.75%.

        During 2005, two notes for $1,000,000 and $1,500,000 due to Clarex Limited., a shareowner and debt holder, had their maturity dates extended from January 31, 2006 to December 31, 2008.

        During 2004, Clarex Limited., a shareowner and debt holder received a 6% Convertible Promissory Note for $1,000,000 due March 2007. This note was extended to March 31, 2008.

        In March 2004, Clarex, Ltd. received 200,000 warrants for offering the 2003 $1,700,000 secured promissory note and an additional 200,000 warrants for extending the maturity date of the note to December 2008.

        The Company's Board of Directors has determined that each of its four outside directors, Mr. John C. Rich, Mr. Thomas H. Lenagh, Mr. Jan M. Winston, and Mr. Luke P. LaValle, Jr., has no material relationship with the Company (other than as director) and is therefore "independent" within the meaning of the current listing standards of the NASDAQ and the Sarbanes Oxley Act. In its annual review of director independence, the Board of Directors considers all commercial, banking, consulting, legal, accounting or other business relationships any director may have with the Company. The Board of Directors considers a "material relationship" to be one that impairs or inhibits, or has the potential to impair or inhibit, a director's exercise of critical and disinterested judgment on behalf of the Company and its shareholders. When assessing the "materiality" of a director's relationship with the Company, the Board of Directors considers all relevant facts and circumstances not only from the standpoint of the director in his or her individual capacity, but also from the standpoint of the persons to whom the director is related and organizations with which the director is affiliated.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. These persons are required by the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) reports that they file. Based solely on the Company's review of these reports, the Company believes that during 2006, Form 3 filings were not made on a timely basis for Mr. LaValle and Foote, disclosing their initial grant of stock options. Additionally, Form 4 filings were not made on a timely basis for Mr. Lenagh, Rich, Winston and Miraglia. In addition, Ms. Sampat failed to file on a timely basis a report disclosing the grant of stock options in February 2006 and Mr. Lehrfeld failed to file on a timely basis a report disclosing the sale of common stock in April 2006 and November 2006. All required Forms have since been filed by the Company and the Company believes that all other filings are up-to-date.

DESCRIPTION OF CERTAIN DEBT

        The following is a summary of the material provisions of the agreements evidencing our material debt in effect on the date of this prospectus. Set forth below is a summary of the principal terms of our secured promissory note. Certain of the terms and conditions described below are subject to important qualifications and exceptions. The following is only a summary and it does not include all of the provisions of our material debt, copies of which have been filed as exhibits to our registration statement filed in connection with this offering and are available as set forth under "Where You Can Find More Information." This description assumes that proceeds from this offering will not be used to repay such debt, that the accrued interest and principal on our convertible notes have converted into shares of our Common Stock substantially on the same terms as our June 2004 private placement. See "Use of Proceeds."

Secured Promissory Notes

        On September 30, 2003, we issued approximately $1.7 million in aggregate principal amount of a 6% secured promissory note due December 31, 2008.

  Principal, Maturity and Interest

        We currently have issued and outstanding approximately $1.7 million principal amount of a secured promissory note. The secured promissory note matures on December 31, 2008. Interest on the secured promissory note accrues at the rate of 6% per annum and is payable on the maturity date.

  Ranking and Security

        The secured promissory note is secured by a first priority lien, subject to permitted encumbrances, on substantially all of our assets.

  Optional Prepayment

        The secured promissory note may be prepaid by us at our option, in whole or in part, at any time without premium or penalty upon written notice at least ten (10) business days prior to such prepayment.

  Events of Default

        The secured promissory note contains events of default, including, but not limited to (1) defaults in the payment of principal or interest, (2) a merger or consolidation with or into any entity in which PPGI is not the surviving entity or the sale, transfer, lease or other disposition of all or any substantial portions of our assets, (3) the adoption of a plan of liquidation or dissolution by us, (4) our bankruptcy or other insolvency events.

LEGAL MATTERS

        The validity of the shares of Common Stock offered hereby will be passed upon for us by Lowenstein, Sandler PC.

EXPERTS

        The consolidated financial statements of the Company and its subsidiaries at December 31, 2006 and 2005 for the three years ended December 31, 2006, 2005 and 2004 which are included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Holtz Rubenstein Reminick LLP (formerly known as Holtz Rubenstein & Co., LLP), independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 (including the exhibits, schedules, and amendments to the registration statement) under the Securities Act with respect to the shares of Common Stock offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to us and the shares of Common Stock to be sold in this offering, we refer you to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document to which we make reference are not necessarily complete. In each instance, we refer you to the copy of such contract, agreement or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by the more complete description of the matter involved.

        We are subject to the reporting and information requirements of the Securities and Exchange Act of 1934, as amended, and, as a result, file periodic and current reports, proxy statements, and other information with the SEC. You may read and copy this information at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Copies of all or any part of the registration statement may be obtained from the SEC's offices upon payment of fees prescribed by the SEC. The SEC maintains an Internet site that contains periodic and current reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC's website is http://www.sec.gov. The Company's filings on the SEC website can also be accessed through the company website at http://www.ppgrpinc.com. No information on the company website should be deemed a part of this Prospectus.

INDEX TO FINANCIAL STATEMENTS

Photonic Products Group, Inc. and Subsidiaries

PHOTONIC PRODUCTS GROUP, INC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30, 2007	December 31, 2006
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$3,722,329	$3,078,052
Accounts receivable (net of allowance for doubtful accounts of $15,000 in 2007 and 2006)	2,439,192	2,396,486
Inventories	2,996,561	2,336,033
Other current assets	120,608	176,587

Total Current Assets	9,278,690	7,987,158
Plant and equipment,
Plant and equipment at cost	13,615,717	13,459,212
Less: Accumulated depreciation and amortization	(9,953,634)	(9,164,031)

Total plant and equipment	3,662,083	4,295,181
Precious Metals	130,732	130,732
Goodwill	1,869,646	1,869,646
Intangible Assets	849,785	908,708
Other Assets	99,267	124,835

Total Assets	$15,890,203	$15,316,260

Liabilities and Shareholders' Equity
Current Liabilities:
Current portion of notes payable—Other	$105,532	$100,079
Accounts payable and accrued liabilities	2,444,831	2,495,398
Customer advances	618,544	987,963
Current obligations under capital leases	70,896	196,350

Total current liabilities	3,239,803	3,779,790
Secured and Convertible Notes Payable	4,200,000	5,200,000
Other Long Term Notes	972,870	1,052,680
Capital Lease Obligations	—	47,087

Total liabilities	8,412,673	10,079,557
Commitments and Contingencies
Shareholders' equity:
10% convertible preferred stock, Series A no par value; no shares issued and outstanding at September 30, 2007, 500 shares issued and outstanding December 31, 2006	—	500,000
10% convertible preferred stock, Series B no par value; 2,082 shares issued and outstanding, respectively	2,082,000	2,082,000
Common stock: $.01 par value; 60,000,000 authorized; 9,250,587 shares issued at September 30, 2007 and 7,882,074 issued at December 31, 2006	92,505	78,820
Capital in excess of par value	13,258,436	11,926,815
Accumulated deficit	(7,940,461)	(9,335,982)

	7,492,480	5,251,653
Less—Common stock in treasury, at cost (4,600 shares respectively)	(14,950)	(14,950)

Total Shareholders' Equity	7,477,530	5,236,703

Total Liabilities & Shareholders' Equity	$15,890,203	$15,316,260

See Notes to Consolidated Financial Statements (Unaudited)

PHOTONIC PRODUCTS GROUP, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Total Revenue	$3,837,660	$3,049,333	$11,057,330	$10,243,529
Cost and Expenses:
Cost of goods sold	2,021,835	2,166,397	6,466,767	7,051,762
Selling, general and administrative expenses	908,438	907,207	2,666,919	2,763,279

	2,930,273	3,073,604	9,133,686	9,815,041

Income (loss) from operations	907,387	(24,271)	1,923,644	428,488
Other income (expense):
Interest expense—net	(69,974)	(102,175)	(214,883)	(332,945)
Settlement of insurance claim	—	300,000	—	300,000
Other	—	(553)	—	(14,051)

Net income before income tax provision and preferred stock dividends	837,413	173,001	1,708,761	381,492
Income tax provision	40,000	—	80,000	—

Net Income	797,413	173,001	1,628,761	381,492
Preferred stock dividends	—	—	(233,240)	(234,500)

Net income applicable to common shareholders	$797,413	$173,001	$1,395,521	$146,992

Net income per common share—basic	$0.09	$0.02	$0.17	$0.02

Net income per common share—diluted	$0.06	$0.02	$0.12	$0.02

Weighted average shares outstanding—basic	9,120,587	7,772,074	8,413,845	7,476,924

Weighted average shares outstanding—diluted	14,550,134	13,341,343	13,300,511	8,428,941

See Notes to Consolidated Financial Statements (Unaudited)

PHOTONIC PRODUCTS GROUP, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2007	2006
Cash flows from operating activities:
Net income	$1,628,761	$381,492

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	848,526	803,416
401(K) common stock contribution	166,693	150,501
Stock based compensation	30,125	62,348
Changes in assets and liabilities:
Accounts receivable	(42,706)	568,434
Inventories	(660,528)	(32,727)
Other current assets	55,979	(359,071)
Other assets	25,568	26,424
Accounts payable and accrued liabilities	(50,567)	(266,625)
Customer advances	(369,419)	(271,952)

Total adjustments	3,671	681,108

Net cash provided by operating activities	1,632,432	1,062,600

Capital expenditures	(156,505)	(966,870)

Net cash used in investing activities	(156,505)	(966,870)

Cash flows from financing activities:
Proceeds from issuance of common stock	415,248	97,830
Proceeds from issuance of promissory note	—	700,000
Principal payment of convertible note payable	(1,000,000)	—
Principal payments of notes payable	(74,357)	(210,051)
Principal payments of capital lease obligations	(172,541)	(188,623)

Net cash (used in) provided by financing activities	(831,650)	399,156

Net increase in cash and cash equivalents	644,277	494,886
Cash and cash equivalents at beginning of period	3,078,052	1,156,563

Cash and cash equivalents at end of period	$3,722,329	$1,651,449

See Notes to Consolidated Financial Statements (Unaudited)

PHOTONIC PRODUCTS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1—SUMMARY OF ACCOUNTING POLICIES

Basis of Presentation

        The accompanying unaudited interim consolidated financial statements of Photonic Products Group, Inc. (the "Company") reflect all adjustments, which are of a normal recurring nature, and disclosures which, in the opinion of management, are necessary for a fair statement of results for the interim periods. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of December 31, 2006 and for the three years then ended and notes thereto included in the Company's report on Form 10-K filed with the Securities and Exchange Commission.

Inventories

        Inventories are stated at the lower of cost (first-in-first-out basis) or market basis (net realizable value). Work in process inventory for the period is stated at actual cost, not in excess of estimated realizable value. Costs include labor, material and overhead.

        Inventories are comprised of the following:

	September 30, 2007	December 31, 2006
Raw materials	$756,000	$635,000
Work in process, including manufactured parts and components	1,710,000	1,213,000
Finished goods	531,000	488,000

	$2,997,000	$2,336,000

Income Taxes

        The Company accounts for income taxes under Statement of Financial Accounting Standards ("SFAS") No, 109, "Accounting for Income Taxes." Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Net Income Per Share

        The basic net income per share is computed using the weighted average number of common shares outstanding for the applicable period. The diluted income per share is computed using the weighted average number of common shares plus potential common equivalent shares outstanding, including the additional dilution related to the conversion of stock options, warrants, convertible preferred shares, and potential common shares issuable upon conversion of outstanding convertible notes, except if the effect on the per share amounts is anti-dilutive. For the nine months ended September 30, 2007, the potential dilutive effect of outstanding convertible preferred shares has been excluded from the diluted computation because the effect is anti-dilutive.

        The following is the reconciliation of the basic and diluted earnings per share computations required by Statement of Financial Standards ("SFAS") No. 128 ("Earnings per Share')

	Three Months Ended September 30, 2007			Three Months Ended September 30, 2006
	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount
Basic Earnings Per Share:
Net Income Applicable to Common Shareholders	$797,413	9,120,587	$0.09	$173,001	7,772,074	$0.02
Effect of Dilutive Securities:
Convertible Debt	44,301	2,929,348		52,500	3,500,000
Convertible Preferred Stock	—	832,800		—	1,332,800
Warrants	—	1,204,208		—	383,218
Options	—	463,191		—	443,252

Diluted Earnings Per Share:
Net Income Applicable to Common Shareholders	$841,714	14,550,134	$0.06	$225,501	13,431,344	$0.02

	Nine Months Ended September 30, 2007			Nine Months Ended September 30, 2006
	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount
Basic Earnings Per Share:
Net Income Applicable to Common Shareholders	$1,395,521	8,413,845	$0.17	$146,992	7,476,924	$0.02
Effect of dilutive securities
Convertible Debt	150,288	3,305,861		—	—
Warrants	—	1,182,573		—	383,218
Options	—	398,232		—	568,800

Diluted Earnings Per Share:
Net Income Applicable to Common Shareholders	$1,545,809	13,300,511	$0.12	$146,992	8,428,941	$0.02

Stock Based Compensation

        The Company's 2000 Equity Compensation Program, which is shareholder approved, permits the grant of stock options to its employees for up to 400,000 shares of common stock as share-based compensation per calendar year. All stock options under the Plan are granted at the fair market value of the common stock at the grant date. Employee stock options vest ratably over a three year period and expire 10 years from the grant date.

        Effective January 1, 2006, the Company's Plan is accounted for in accordance with the recognition and measurement provisions of Statement of Financial Accounting Standards ("FAS") No. 123 (revised 2004), Share-Based Payment ("FAS 123(R)"), which replaces FAS No. 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees, and related interpretations. FAS 123 (R) requires compensation costs related to share-based payment transactions, including employee stock options, to be recognized in the financial statements. In addition, the Company adheres to the guidance set forth within Securities and Exchange Commission ("SEC") Staff Accounting Bulletin ("SAB") No. 107, which provides the Staff's views regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides interpretations with respect to the valuation of share-based payments for public companies.

        Prior to January 1, 2006, the Company accounted for similar transactions in accordance with APB No. 25 which employed the intrinsic value method of measuring compensation cost. Accordingly,

compensation expense was not recognized for fixed stock options if the exercise price of the option equaled or exceeded the fair value of the underlying stock at the grant date.

        In adopting FAS 123(R), the Company applied the modified prospective approach to transition. Under the modified prospective approach, the provisions of FAS 123 (R) are to be applied to new awards and to awards modified, repurchased, or cancelled after the required effective date. Additionally, compensation cost for the portion of awards for which the requisite service has not been rendered that are outstanding as of the required effective date shall be recognized as the requisite service is rendered on or after the required effective date. The compensation cost for that portion of awards shall be based on the grant-date fair value of those awards as calculated for either recognition or pro-forma disclosures under FAS 123.

        During the three months ended September 30, 2007 and 2006 the Company recognized share-based compensation expense totaling $11,915 and $19,697, respectively. Such amounts included in the Consolidated Statements of Operations within cost of goods sold were $1,179 and $3,955, respectively, and $10,736 and $15,742 as selling, general and administrative expense, respectively.

        For the nine months ended September 30, 2007 share-based compensation expense was $30,125 and included amounts recorded in the Consolidated Statements of Operations within cost of goods sold of $6,063 and $24,062 within selling, general and administrative expense. For the nine months ended September 30, 2006, share-based compensation expense was $62,348 including $11,861 within cost of goods sold and $50,487 within selling, general and administrative expense. No income tax benefit has been recognized in the income statement for share-based compensation arrangements due to the Company's history of operating losses.

        Stock option compensation expense in 2007 and 2006 is the estimated fair value of options granted amortized on a straight-line basis over the requisite service period.

        The weighted average estimated fair value of stock options granted in the nine months ended September 30, 2007 and 2006 was $1.47 and $1.46, respectively. The fair value of options at the date of grant was estimated using the Black-Scholes option pricing model. During 2007, the Company took into consideration guidance under SFAS 123R and SEC Staff Accounting Bulletin No. 107 (SAB 107) when reviewing and updating assumptions. The expected volatility is based upon historical volatility of our stock and other contributing factors. The expected term is based upon the contractual term of the options. The Company's uses the available rate on zero-coupon government obligations with a remaining term equal to the expected life of the options as the basis for its risk-free interest rate.

        The assumptions made in calculating the fair values of options are as follows:

	Nine Months Ended
	September 30, 2007	September 30, 2006
Expected term (in years)	10	10
Expected volatility	155.5%	121.1%
Expected dividend yield	0%	0%
Risk-free interest rate	4.5%	5.2%

        There were no options granted under the Plan during the three months ended September 30, 2007 and 2006. For the nine months ended September 30, 2007 there were 29,039 options granted at an exercise price of $1.50 as compared with 77,200 options granted at an average exercise price of $1.53 for the nine months ended September 30, 2006. Stock grants are issued at a price that is equal to the closing market price on the date of each grant.

        The following table represents our stock options granted, exercised, and forfeited during the first nine months of 2007.

Stock Options	Number of Options	Weighted Average Exercise Price per Option	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2007	1,879,700	$1.25	4.6 years	$0.42

Granted	29,039	$1.50
Exercised	(611,100)	$0.68
Forfeited/expired	(9,000)	$3.67

Outstanding at September 30, 2007	1,288,639	$1.48	4.5 years	$1.32

Exercisable at September 30, 2007	1,196,336	$1.51	4.25 years	$1.29

        The following table represents non-vested stock options granted, vested, and forfeited during the nine months ended September 30, 2007.

Non-vested Options	Options	Weighted-Average
Non-vested January 1, 2007	146,425	$0.85
Granted	29,039	$1.47
Vested	(109,676)	$0.65
Forfeited	-0-
Non-vested September 30, 2007	65,788	$1.47

New Accounting Pronouncements

        In June 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109" (FIN 48). FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company adopted FIN 48 effective January 1, 2007 and the adoption did not have a material impact on our consolidated financial statements or effective tax rate and did not result in any unrecognized tax benefit.

        Interest costs and penalties related to income taxes are classified as interest expense and general and administrative costs, respectively, in our consolidated financial statements. For the nine months ended September 30, 2007 and 2006, the Company did not recognize any interest or penalty expense related to income taxes.

        As of September 30, 2007, all of the Company's deferred tax assets are fully reserved by a valuation allowance equal to 100% of the net deferred tax assets In addition, the Company has significant net operating loss carryovers which are subject to a valuation allowance due to the uncertain nature of the realization of the losses. The Company has determined that it is not reasonably possible for the amounts of unrecognized tax benefits to significantly increase or decrease within the next 12 months. The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction.

        In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements ("Statement No. 157"). The standard provides enhanced guidance for using fair value to measure assets and liabilities and also responds to investors' requests for expanded information about the extent to which companies' measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurements on earnings. While the standard applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, it does not expand the use of fair value in any new circumstances. Statement No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Management of the Company is evaluating the impact of this standard, but does not anticipate that it will have a significant impact on its financial statements.

        Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115 ("Statement 159"), was issued in February 2007. Statement 159 allows entities to choose, at specified election dates, to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Statement 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. Statement 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. Statement 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in Statements No. 157, Fair Value Measurements, and No. 107, Disclosures about Fair Value of Financial Instruments. Statement 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. The Company is currently evaluating the impact of FAS 159 on its financial position or results of operations.

NOTE 2—IMPACT OF UNAUTHORIZED PERSONAL TRANSACTIONS BY FORMER CFO

        As previously reported, over a period of approximately six years, from the second quarter of 2000 through the second quarter of 2006, the Company's former Chief Financial Officer, William Miraglia, had engaged in unauthorized and personal transactions totaling approximately $860,000.

        These transactions were entered by the former CFO into the Company's accounts as Selling, General and Administrative expenses. Although the transactions were unauthorized and personal in nature, based upon a review of the accounting treatment of individual transactions, the Company concluded that all material charges have been reflected as part of the reported expenses, reported net income, earnings per share and cash flows in the appropriate periods. A total of $47,000 was recorded in Selling, General and Administrative expenses in the first quarter of 2006 and an additional $10,000 was recorded in Selling, General and Administrative expenses in the second quarter of 2006. There were no charges to the accounts of the Company in the third quarter ended September 30, 2006 or subsequently, from that date.

        A claim to recover a portion of these losses under the Company's employee dishonesty insurance policy was settled in the third quarter of 2006 in the amount of $300,000, the policy limit, and has been reflected in the Company's financial results for the three months and nine months ended September 30, 2006.

        As a result of the foregoing discoveries, Mr. Miraglia was terminated for cause from his employment with the Company on June 14, 2006. Upon termination of his employment, Mr. Miraglia signed an agreement to make restitution to the Company. To date, he has repaid $5,000. In light of a number of factors, the Company does not believe that any significant recoveries from Mr. Miraglia are likely in the near term, but the Company is keeping all of its options open.

        The U.S. Attorney's Office launched an investigation into these matters in 2006. On September 25, 2007, Mr. Miraglia pleaded guilty to all four counts of a criminal information, after waiving indictment, before the Honorable Joseph A. Greenaway, Jr., United States District Court Judge for the District of New Jersey, and admitted to the embezzlement of the Company's funds. Throughout this period, the Company has cooperated fully with the U.S. Attorney's office in its ongoing handling of this matter.

NOTE 3—SUBSEQUENT EVENTS

        On October 26, 2007, two principal holders, two outside Directors, and the Company's CEO notified the Company they were exercising their right to convert their shares of the Company's Series B 10% Convertible Preferred Stock (the "Series B") into common shares of the Company at the specified conversion price of $2.50 per share. In the aggregate, these holders' represent 1,560 Series B shares with a liquidation preference of $1,560,000 or 75% of the total of 2,082 Series B stock issued and outstanding. When complete, the conversion will result in reducing the number of issued and outstanding shares of Series B to 522 shares and will result in the issuance of 624,000 additional shares of Photonic Products Group, Inc. common stock. As of November 9, 2007, 560,000 common shares were issued in connection with this conversion.

        On October 29, 2007, the Company issued a call for the redemption of the remaining balance of the Series B with a redemption date of November 29, 2007. The remaining holders of the Series B have the option of converting their shares into common stock of the Company. If all remaining holders elected to convert their shares, this would result in the issuance of 208,800 additional shares of common stock or a total potential increase in common shares on the full conversion of the Series B of 832,800 common shares. Shareholders of Series B stock who do not exercise their conversion rights will receive a payment equal to the liquidation preference of the surrendered Series B stock and will be entitled to a pro-rata stock dividend of Photonic Products Group, Inc. common shares based on the 10% coupon rate of the Series B and the conversion price of $2.50 per common share, up to the redemption date.

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
Photonic Products Group, Inc. and Subsidiaries
Northvale, New Jersey

        We have audited the accompanying consolidated balance sheets of Photonic Products Group, Inc. and Subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders' equity and cash flows for the three years ended December 31, 2006. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Photonic Products Group, Inc. and Subsidiaries as of December 31, 2006 and 2005 and the results of their operations and their cash flows for the three years ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 1 to the financial statements, effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.

/s/ HOLTZ RUBENSTEIN REMINICK LLP

Melville, New York
March 2, 2007 (except for Note 16(a) as to which the date is April 30, 2007, Note 16(b) as to which the date is June 28, 2007 and Note 16(c) as to which the date is October 29, 2007)

PHOTONIC PRODUCTS GROUP, INC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$3,078,052	$1,156,563
Accounts receivable (after allowance for doubtful accounts of $15,000 in 2006 and 2005)	2,396,486	2,265,934
Inventories	2,336,033	2,423,879
Other current assets	176,587	153,723

Total Current Assets	7,987,158	6,000,099

Plant and equipment:
Plant and equipment at cost	13,459,212	12,472,480
Less: Accumulated depreciation and amortization	(9,164,031)	(8,143,592)

Total plant and equipment	4,295,181	4,328,888
Precious Metals	130,732	130,732
Goodwill	1,869,646	1,869,646
Intangible Assets, net of accumulated amortization	908,708	987,272
Other Assets	124,835	164,384

Total Assets	$15,316,260	$13,481,021

Liabilities and Shareholders' Equity
Current Liabilities:
Current portion of notes payable—Other	$100,079	$260,697
Accounts payable and accrued liabilities	2,495,398	2,426,692
Customer advances	987,963	652,264
Current obligations under capital leases	196,350	248,550

Total Current Liabilities	3,779,790	3,588,203
Related Party Convertible and Secured Notes Payable	5,200,000	5,200,000
Notes Payable—Other, net of current portion	1,052,680	518,786
Capital Lease Obligations, Net of Current Obligation	47,087	244,625

Total Liabilities	10,079,557	9,551,614

Commitments	—	—
Shareholders' equity:
10% convertible preferred stock, Series A no par value; 500 shares issued and outstanding	500,000	500,000
10% convertible preferred stock, Series B no par value; 2,082 shares issued and outstanding at December 31, 2006 and 2,100 issued and outstanding at December 31, 2005	2,082,000	2,100,000
Common stock: $.01 par value; 60,000,000 authorized shares 7,882,074 issued at December 31, 2005 and 7,287,398 issued at December 31, 2005	78,820	72,862
Capital in excess of par value	11,926,815	11,145,243
Accumulated deficit	(9,335,982)	(9,873,748)

	5,251,653	3,944,357
Less—Common stock in treasury, at cost (4,600 shares)	(14,950)	(14,950)

Total Shareholders' Equity	5,236,703	3,929,407

Total Liabilities & Shareholders' Equity	$15,316,260	$13,481,021

See Notes to Consolidated Financial Statements

PHOTONIC PRODUCTS GROUP, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2006	2005	2004
Revenues
Net sales	$13,921,127	$13,785,057	$9,221,857
Cost and expenses
Cost of goods sold	9,377,313	9,956,125	6,618,506
Selling, general and administrative expense	3,627,244	3,450,224	2,916,056
Internal research and development expense	—	20,279	97,685

	13,004,557	13,426,628	9,632,247
Income (loss) from operations	916,570	358,429	(410,390)
Other income (expense)
Interest expense, net	(402,154)	(504,509)	(358,940)
Settlement of insurance claim	300,000	—	—
Gain on sale of precious metals	—	135,931	—
Other	(21,150)	(1,249)	49
	(123,304)	(369,827)	(358,891)

Income (loss) before income tax provision (benefit) and preferred stock dividends	793,266	(11,398)	(769,281)
Income tax provision (benefit)	21,000	—	(96,344)

Net income (loss)	772,266	(11,398)	(672,937)
Preferred stock dividends	(234,500)	(134,000)	(164,820)

Net income (loss) applicable to common shareholders	$537,766	$(145,398)	$(837,757)

Net income (loss) per share—basic	$0.07	$(0.02)	$(0.15)

Net income (loss) per share—diluted	$0.06	$(0.02)	$(0.15)

Weighted average shares outstanding—basic	7,572,637	7,218,244	5,710,354

Weighted average shares outstanding—diluted	11,915,090	7,218,244	5,710,354

See notes to consolidated financial statements

PHOTONIC PRODUCTS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

			Preferred Stock (Series A)		Preferred Stock (Series B)
	Common Stock
							Capital in excess of par value		Treasury Stock	Total Shareholders' Equity
	Shares	Amount	Shares	Amount	Shares	Amount		Deficit
Balance, December 31, 2003	5,445,903	54,459	500	500,000	2,100	2,100,000	9,535,523	(8,890,593)	(14,950)	3,283,439
401K contribution	25,891	259	—	—	—	—	12,686	—	—	12,945
Dividend on Preferred Stock	134,000	1,340	—	—	—	—	163,480	(164,820)	—	—
Common stock private placement	1,581,000	15,810	—	—	—	—	1,157,174	—	—	1,172,984
Warrants issued to lender	—	—	—	—	—	—	167,698	—	—	167,698
Net loss for the period	—	—	—	—	—	—	—	(672,937)	—	(672,937)

Balance, December 31, 2004	7,186,794	71,868	500	500,000	2,100	2,100,000	$11,036,561	(9,728,350)	(14,950)	3,964,129
401K contribution	61,404	614	—	—	—	—	68,166	—	—	68,780
Dividend on Preferred Stock	39,200	380	—	—	—	—	38,808	(134,000)	—	(94,812)
Accelerated stock options	—	—	—	—	—	—	21,398	—	—	21,398
Costs of issuance of common stock	—	—	—	—	—	—	(19,690)	—	—	(19,690)
Net loss for the period	—	—	—	—	—	—	—	(11,398)	—	(11,398)

Balance, December 31, 2005	7,287,398	72,862	500	500,000	2,100	2,100,000	$11,145,243	(9,873,748)	(14,950)	3,929,407
401K contribution	144,836	1,448	—	—	—	—	149,053	—	—	150,501
Dividend on preferred stock	134,000	1,340	—	—	—	—	233,160	(234,500)	—	—
Issuance of common stock payable	174,800	1,760	—	—	—	—	152,252	—	—	154,012
Exercise of stock options	145,000	1,450	—	—	—	—	111,380	—	—	112,830
Cancellation of common stock	(3,960)	(40)	—	—	—	—	40	—	—	—
Cancellation of preferred stock	—	—	—	—	(18)	(18,000)	18,000	—	—	—
Share-based compensation expense	—	—	—	—	—	—	117,687	—	—	117,687
Net income for the period	—	—	—	—	—	—		772,266	—	772,266

Balance, December 31, 2006	7,882,074	$78,820	500	$500,000	2,082	$2,082,000	$11,926,815	$(9,335,982)	$(14,950)	$5,236,703

See notes to consolidated financial statements

PHOTONIC PRODUCTS GROUP, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2006	2005	2004
Cash flows from operating activities:
Net income (loss)	$772,266	$(11,398)	$(672,937)

Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	1,099,003	1,025,074	713,080
Gain on sale of precious metal	—	(135,931)	—
401K common stock contribution	150,501	68,780	12,945
Stock option acceleration expense	—	21,298	—
Share-based compensation	117,687	—	—
Change in allowance for doubtful accounts	—	(73,000)	—
Inventory reserve	102,817	(254,526)	372,106
Changes in assets and liabilities:
Accounts receivable	(130,552)	(744,939)	(10,756)
Inventories	(14,971)	309,720	(486,535)
Unbilled contract costs	—	—	191,767
Other current assets	(22,864)	(66,184)	(10,599)
Other assets	39,549	28,981	28,133
Accounts payable and accrued liabilities	222,718	81,740	599,590
Customer advances	335,699	110,546	(105,291)

Total adjustments	1,899,587	371,659	1, 304,440

Net cash provided by operating activities	2,671,853	360,261	631,503

Cash flows from investing activities:
Capital expenditures	(986,732)	(453,615)	(1,013,569)
Proceeds from sale of precious metals	—	314,764	—
Cash used for business acquisition, net	—	—	(732,000)

Net cash used in investing activities	(986,732)	(138,851)	(1,745,569)

Cash flows from financing activities:
Net proceeds (uses) from issuance of common stock	112,830	(19,492)	1,172,984
Proceeds from secured notes payable	700,000	—	—
Proceeds from senior convertible debentures	—	—	1,000,000
Principal payments of notes payable	(326,724)	(166,515)	(847,907)
Principal payments of bank debt
Principal payments of capital lease obligations	(249,738)	(272,347)	(99,664)

Net cash provided by (used in) financing activities	236,368	(458,354)	1,225,413

Net increase (decrease) in cash and cash equivalents	1,921,489	(236,944)	111,347
Cash and cash equivalents at beginning of the year	1,156,563	1,393,507	1,282,160

Cash and cash equivalents at end of the year	$3,078,052	$1,156,563	$1,393,507

See notes to consolidated financial statements

PHOTONIC PRODUCTS GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

THREE YEARS ENDED DECEMBER 31, 2006

1.     Nature of Business and Summary of Significant Accounting Policies

  a.
  Nature of Operations

        Photonic Products Group, Inc. and Subsidiaries (the "Company", formerly known as Inrad, Inc.) is a manufacturer of crystals, crystal devices, electro-optic and optical components, and sophisticated laser subsystems and instruments. The Company's principal customers include commercial instrumentation companies and OEM laser manufacturers, research laboratories, government agencies, and defense contractors. The Company's products are sold domestically using its own sales staff, and in major overseas markets, principally Europe and the Far East, using independent sales agents.

  (b)
  Principles of consolidation

        The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned Subsidiaries. Upon consolidation, all inter-company accounts and transactions are eliminated.

  (c)
  Accounts receivable

        Accounts receivable are stated at the historical carrying amount, net of write-offs and allowances. The Company establishes an allowance for doubtful accounts based on estimates as to the collectibility of accounts receivable. Management specifically analyzes past-due accounts receivable balances and, additionally, considers bad debts history, customer credit-worthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. Uncollectible accounts receivable are written-off when it is determined that the balance will not be collected.

  (d)
  Inventories

        Inventories are stated at the lower of cost (first-in, first-out method) or market. Cost includes material, labor and overhead.

        The Company records a reserve for slow moving inventory as a charge against earnings for all products identified as surplus, slow moving or discontinued. Excess work-in-process costs are charged against earnings whenever estimated costs-of-completion exceed unbilled revenues.

  (e)
  Fixed Assets

        Fixed assets are depreciated using the straight-line method over the estimated useful lives of the related assets which range between 5 and 7 years. Amortization of leasehold improvements is computed using the straight-line method over the lesser of 10 years or the remaining term of the lease including optional renewal periods. Maintenance and repairs of property and equipment are charged to operations and major improvements are capitalized. Upon retirement, sale or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts and a gain or loss is recorded.

  (f)
  Income taxes

        The Company accounts for income taxes under Statement of Financial Accounting Standards ("SFAS") No, 109, "Accounting for Income Taxes." Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

  (g)
  Impairment of long-lived assets

        In accordance with SFAS No. 144, long-lived assets, such as property, plant and equipment and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimate undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the assets. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

        Goodwill and intangible assets not subject to amortization are tested in December of each year for impairment and are tested for impairment more frequently if events and circumstances indicate that the assets might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset's fair value.

  (h)
  Acquired Goodwill and Intangible assets

        Acquired intangible assets and goodwill consists of goodwill approximating $1,870,000 and other intangible assets, principally of non-contractual customer relationships that approximated $1,100,000. The intangible assets are amortized on a straight-line basis over the assets' estimated useful life up to 14 years. The Company periodically evaluates whether events or circumstances have occurred indicating the carrying amount of intangible assets may not be recoverable. When factors indicate that intangible assets should be evaluated for possible impairment, the Company uses an estimate of the associated undiscounted future cash flows compared to the related carrying amount of assets to determine if an impairment loss should be recognized.

        The gross carrying amount of intangible assets as of December 31, 2006, and as of December 31, 2005 was $1,100,000, respectively. Accumulated amortization related to intangible assets approximates $191,000 as of December 31, 2006 and $113,000 as of December 31, 2005. Amortization expense was approximately $79,000 for the year ended December 31, 2006 and $81,000 for the year ended December 31, 2005. Aggregate amortization for the five succeeding years from January 1, 2007 through December 31, 2011 approximates $405,000, accumulating at the rate of $81,000 per year. The weighted average life of the Company's intangible assets is 11.5 years.

        The changes in the carrying amounts of goodwill, by acquisition, for the year ended December 31, 2006, are as follows:

	Balance Jan. 1, 2006	Goodwill Additions	Purchase Price Adjustment	Balance Dec. 31, 2006
Laser Optics	$311,572	$—	$—	$311,572
MRC	$1,558,074	$—	$—	$1,558,074

Total	$1,869,646	$—	$—	$1,869,646

        The following schedule details the Company's intangible asset balance by major asset class.

	At December 31, 2006
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer-related	$549,937	$(95,583)	$454,354
Completed technology	362,958	(63,085)	299,873
Trademarks	186,979	(32,498)	154,481

Total	$1,099,874	$(191,166)	$908,708

	At December 31, 2005
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer-related	$549,937	$(56,301)	$493,636
Completed technology	362,958	(37,159)	325,799
Trademarks	186,979	(19,142)	167,837

Total	$1,099,874	$(112,602)	$987,272

  (i)
  Stock-based compensation

        The Company's 2000 Equity Compensation Program, which is shareholder approved, permits the grant of share options to its employees for up to 400,000 shares of common stock as stock compensation per calendar year. All stock options under the Plan are granted at the fair market value of the common stock at the grant date. Employee stock options vest ratably over a three year period and expire 10 years from the grant date.

        Effective January 1, 2006, the Company's Plan is accounted for in accordance with the recognition and measurement provisions of Statement of Financial Accounting Standards ("FAS") No. 123 (revised 2004), Share-Based Payment ("FAS 123(R)"), which replaces FAS No. 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees, and related interpretations.

        FAS 123 (R) requires compensation costs related to share-based payment transactions, including employee stock options, to be recognized in the financial statements. In addition, the Company adheres to the guidance set forth within Securities and Exchange Commission ("SEC") Staff Accounting Bulletin ("SAB") No. 107, which provides the Staff's views regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides interpretations with respect to the valuation of share-based payments for public companies.

        Prior to January 1, 2006, the Company accounted for similar transactions in accordance with APB No. 25 which employed the intrinsic value method of measuring compensation cost. Accordingly, compensation expense was not recognized for fixed stock options if the exercise price of the option equaled or exceeded the fair value of the underlying stock at the grant date.

        While FAS No. 123 encouraged recognition of the fair value of all stock-based awards on the date of grant as expense over the vesting period, companies were permitted to continue to apply the intrinsic value-based method of accounting prescribed by APB No. 25 and disclose certain pro-forma amounts as if the fair value approach of SFAS No. 123 had been applied. In December 2002,

FAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of SFAS No. 123, was issued, which, in addition to providing alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation, required more prominent pro-forma disclosures in both the annual and interim financial statements. The Company complied with these disclosure requirements for all applicable periods prior to January 1, 2006.

        In adopting FAS 123(R), the Company applied the modified prospective approach to transition. Under the modified prospective approach, the provisions of FAS 123 (R) are to be applied to new awards and to awards modified, repurchased, or cancelled after the required effective date. Additionally, compensation cost for the portion of awards for which the requisite service has not been rendered that are outstanding as of the required effective date shall be recognized as the requisite service is rendered on or after the required effective date. The compensation cost for that portion of awards shall be based on the grant-date fair value of those awards as calculated for either recognition or pro-forma disclosures under FAS 123.

        As a result of the adoption of FAS 123 (R), the Company's results for the year ended December 31, 2006 include share-based compensation expense totaling $118,000. Such amounts have been included in the Consolidated Statements of Operations within cost of goods sold ($31,000), and selling, general and administrative expenses ($87,000), as appropriate. No income tax benefit has been recognized in the income statement for share-based compensation arrangements due to history of operating losses. Stock compensation expense recorded under APB No. 25 in the Consolidated Statements of Operations for the year ended December 31, 2005 was $-0-. In the fourth quarter of 2005, the Company's Board of Director approved the acceleration of certain stock option grants which resulted in the Company recognizing stock-based compensation expense of $21,000 for the year.

        Stock-based compensation expense in 2006 is the estimated fair value of options granted and amortized on a straight-line basis over the requisite service period.

        The weighted average estimated fair value of stock options granted in the years ended December 31, 2006 and December 31, 2005 was $1.46 and $1.02, respectively. The fair value of options at the date of grant was estimated using the Black-Scholes option pricing model. During 2006, the Company took into consideration guidance under SFAS 123R and SEC Staff Accounting Bulletin No. 107 (SAB 107) when reviewing and updating assumptions. The expected volatility is based upon historical volatility of our stock and other contributing factors. The expected term is based upon the contractual term of the option.

        The following range of weighted-average assumptions were used for grants during the years ended December 31, 2006, 2005 and 2004:

	Years Ended December 31,
	2006	2005	2004
Dividend yield	0.00%	0.00%	0.00%
Volatility	121.1%	210.5%	166.3%
Risk-free interest rate	5.2%	5.2%	5.2%
Expected life	10 years	10 years	10 years

        The following table addresses the additional disclosure requirements of 123(R) in the period of adoption. The table illustrates the effect on net income and earnings per share as if the fair value recognition provisions of FAS No. 123 had been applied to all outstanding and unvested awards in the prior years' comparable period.

	Years Ended December 31,
	2005	2004
Net loss:
As reported	$(11,398)	$(672,937)
Add: Stock-based employee Compensation included in reported net loss, net of related tax effects	21,398	—
Less: Stock based employee compensation expense determined under fair value based method, net of related tax effects	(140,630)	(237,565)

Pro forma	$(130,630)	$(910,502)

Net loss per share:
Basic:
As reported	$(.02)	$(.15)

Pro forma	$(.02)	$(.19)

Diluted:
As reported	$(.02)	$(.15)

Pro forma	$(.02)	$(.19)

        The Company granted 77,000 options under the Plan during the year ended December 31, 2006 at exercise prices ranging between $1.50 and $1.75, which was equal to the closing market price on the date of each grant. For the year ended December 31, 2005, the Company granted 125,500 options at an exercise price equal to the closing market price on the date of each grant, ranging between $0.99 and $1.03.

        The following table represents our stock options granted, exercised, and forfeited during 2006.

Stock Options	Number of Options	Weighted Average Exercise Price per Option	Weighted Average Remaining Contractual Term	Intrinsic Value
Outstanding at January 1, 2006	2,194,800	$1.16
Granted	77,200	$1.53
Exercised	(145,000)	$0.78
Forfeited/expired	(252,300)	$1.11
Outstanding at December 31, 2006	1,874,700	$1.25	4.6	$0.42
Exercisable at December 31, 2006	1,728,276	$1.28	4.4	$0.39

        The following table represents non-vested stock options granted, vested, and forfeited for the year ended December 31, 2006.

Non-vested Options	Options	Weighted-Average Grant-Date Fair Value
Non-vested—January 1, 2006	296,126	$0.69
Granted	77,200	$1.46
Vested	(204,802)	$0.49
Forfeited	(22,100)	$1.43
Non-vested—December 31, 2006	146,424	$0.85

        As of December 31, 2006, there was $56,600 of unrecognized compensation cost, net of estimated forfeitures, related to non-vested stock options, which is expected to be recognized over a weighted average period of approximately 2.3 years. The total fair value of shares vested during the years ended December 31, 2006 and 2005, was $101,000 and $141,000, respectively.

  (j)
  Revenue recognition

        The Company records revenue when a product is shipped. Losses on contracts are recorded when identified. The Company, from time to time, may recognize revenue using the percentage of completion method for certain long term manufacturing projects. There were no revenues in 2007, 2006 or 2005 that were accounted for using the percentage of completion method.

  (k)
  Internal research and development costs

        Internal research and development costs are charged to expense as incurred.

  (l)
  Precious metals

        Precious metals not consumed in the manufacturing process are valued at the lower of cost, on a first-in, first-out basis.

  (m)
  Use of estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

  (n)
  Advertising costs

        Advertising costs included in selling, general and administrative expenses were $27,000, $34,000 and $28,000 for the years ended December 31, 2006, 2005 and 2004, respectively. Advertising costs are charged to expense when the related services are incurred or related events take place.

  (o)
  Statements of cash flows

        For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months, or less, to be cash equivalents.

        Interest paid during the years ended December 31, 2006, 2005 and 2004 was $116,000, 183,000 and $194,000, respectively.

        Income taxes paid were $7,000 in 2006, $7,000 in 2005, and $1,200 in 2004.

        In 2005, non-cash transactions resulting from the exchange of debt for stock amounted to $59,200.

        There were no adjustments to goodwill in 2006. In 2005, non- cash transactions resulting from goodwill adjustments amounted to $141,675.

  (p)
  Concentration of risk

        The Company invests its excess cash in deposits and money market accounts with major financial institutions and in commercial paper of companies with strong credit ratings. Generally, the investments mature within three to six months, and therefore, are subject to little risk. The Company has not experienced losses related to these investments.

        The concentration of credit risk in the Company's accounts receivable is mitigated by the Company's credit evaluation process, reasonably short collection terms and the geographical dispersion of revenue. The Company generally does not require collateral but, in some cases, the Company negotiates cash advances prior to the undertaking of the work. These cash advances are recorded as current liabilities on the balance sheet until corresponding revenues are realized.

        The Company utilizes many relatively uncommon materials and compounds to manufacture its products. Therefore, any failure by its suppliers to deliver materials of an adequate quality and quantity could have an adverse effect on the Company's ability to meet the commitments of its customers.

  (q)
  Net income (loss) per common share

        The basic net income (loss) per share is computed using the weighted average number of common shares outstanding for the applicable period. The diluted income (loss) per share is computed using the weighted average number of common shares plus potential common equivalent shares outstanding, including the additional dilution related to the conversion of stock options, warrants, convertible preferred shares, and potential common shares issuable upon conversion of outstanding convertible notes, except if the effect on the per share amounts is anti-dilutive. For the years ended December 31, 2005 and 2004, the effect of outstanding stock options, warrants, convertible preferred shares and convertible notes is anti-dilutive since the Company had net losses, and has been excluded from the calculation of diluted net loss per share. The weighted average number of common shares plus common equivalent shares outstanding for the year ended December 31, 2006 was 11,915,090.

        The following is the reconciliation of the basic and diluted earnings per share computations required by Statement of Financial Standards ("SFAS") No. 128 ("Earnings per Share')

	Year ended December 31,
	2006(1)	2005(2)	2004(2)
Numerators
Net income (loss) applicable to common shareholders—basic	$537,766	$(145,398)	$(837,757)
Interest on Convertible Debt	210,000	—	—
Net income (loss) applicable to common shareholders—diluted	$747,766	$(145,398)	$(837,757)
Denominators
Weighed average shares outstanding—Basic	7,572,637	7,218,244	5,710,354
Convertible Debt	3,500,000	—	—
Warrrants	287,353	—	—
Stock options	555,100	—	—
Weighted average shares outstanding—diluted	11,915,090	7,218,244	5,710,354
Net income (loss) per common share—basic	$0.07	$(0.02)	$(0.15)
Net income (loss) per commons share—diluted	$0.06	$(0.02)	$(0.15)

(1)
For the year ended December 31, 2006, 1,332,800 shares on the conversion of convertible debt have not been included in dilutive shares as the effect would be anti-dilutive.

(2)
For the year ended December 31, 2005 and 2004, all options, convertible debt, warrants and convertible preferred shares have not been included in dilutive shares as the effect would be anti-dilutive.

(r)
Shipping and handling costs

        The Company has included freight out as a component of selling, general and administrative expenses that amounted to $27,000 in 2006, $32,000 in 2005 and $31,000 in 2004. When applicable the Company bills its customers for freight costs.

  (s)
  Recently issued accounting pronouncements

        In July 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes," ("FIN 48") an interpretation of FASB Statement No. 109, "Accounting for Income Taxes". FIN 48 is effective for fiscal years beginning after December 15, 2006, the year beginning January 1, 2007 for the Company. FIN 48 requires that a position taken or expected to be taken in a tax return be recognized in the financial statements when it is more likely than not (i.e. a likelihood of more than fifty percent) that the position would be sustained upon examination by tax authorities. The Company does not expect the adoption of FIN 48 to have a significant impact on its financial statements.

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measures" ("SFAS 157"). SFAS 157 defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measures required under other accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. SFAS 157 is effective for fiscal years beginning after November 15, 2007, the year beginning January 1, 2008 for the Company. The Company does not expect the adoption of SFAS No.157 to have a significant impact on its financial statements.

        In February 2007, the FASB issued SFAS No. 159 "The Fair Value Option for Financial Assets and Financial Liabilities," ("SFAS 159"). SFAS 159 provides companies with an option to report selected financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings at each subsequent reporting date. SFAS 159 is effective for fiscal years beginning after November 15, 2007, the year beginning January 1, 2008 for the Company. We are currently reviewing the provisions of SFAS 159 to determine any impact for the Company.

2.     Impact of Unauthorized Personal Transactions by Former CFO

        The results of an investigation by our Audit Committee through an independent forensic accounting specialist revealed that over a period of approximately six years, from the second quarter of 2000 through the second quarter of 2006, the Company's former Chief Financial Officer, William Miraglia, had engaged in unauthorized and personal transactions totaling $860,000. This included unauthorized charges on the Company's debit card of approximately $711,000. In addition, the investigation discovered that Mr. Miraglia made payments totaling $94,500, by check to the IRS with respect to a personal tax levy against him over a period of approximately two years (third quarter 2004 through second quarter 2006), in addition to other unapproved payments and misappropriation of funds totaling approximately $36,000. As a result of the foregoing discoveries, Mr. Miraglia was terminated for cause from his employment with the Company on June 14, 2006.

        A summary of unauthorized personal transactions which occurred from approximately the second quarter of 2000 through the second quarter of 2006, follows:

	QUARTER ENDED
	March 31		June 30	September 30	December 31	TOTAL
From the second quarter 2000 to December 31, 2000	$	n/a	$1,000	$24,000	$25,000	$50,000
From January 1, 2001 to December 31, 2001		31,000	50,000	17,000	15,000	113,000
From January 1, 2002 to December 31, 2002		20,000	21,000	8,000	16,000	66,000
From January 1, 2003 to December 31, 2003		15,000	32,000	54,000	29,000	130,000
From January 1, 2004 to December 31, 2004		44,000	43,000	67,000	81,000	235,000
From January 1, 2005 to December 31, 2005		39,000	62,000	52,000	55,000	209,000

Total through December 31, 2005						$803,000
From January 1, 2006 to June 30, 2006		47,000	10,000	—	—	57,000

Total Unauthorized Personal Transactions						$860,000

        Mr. Miraglia recorded these transactions primarily through journal entries prepared and entered by himself into the Company's accounts. The transactions were reflected as Selling, General and Administrative expenses. Although the transactions were unauthorized and personal in nature, based upon a review of the accounting treatment of individual transactions, the Company has concluded that all material charges have been reflected as part of the reported expenses, reported net income, earnings per share and cash flows in the appropriate periods.

3.     Inventories

        Inventories are comprised of the following:

	December 31,
	2006	2005
Raw materials	$635,000	$616,000
Work in process, including manufactured parts and components	1,213,000	1,350,000
Finished goods	488,000	458,000

	$2,336,000	$2,424,000

4.     Property and Equipment

        Property and equipment are comprised of the following:

	December 31,
	2006	2005
Office and computer equipment	$1,126,000	$1,067,000
Machinery and equipment	10,381,000	9,505,000
Leasehold improvements	1,952,000	1,900,000

	13,459,000	12,472,000
Less accumulated depreciation and amortization	9,164,000	8,143,000

	$4,295,000	$4,329,000

5.     Subordinated Convertible Promissory Notes

        In April 2004, the Company received $1,000,000 from the issuance of a Subordinated Convertible Promissory Note. The note is due in March 2008 and bears an interest rate of 6%. The note was extended from its original maturity date of March 31, 2007. Interest accrues yearly and along with principal may be converted into Common Stock, (and/or securities convertible into common shares). As a result of the June 2004 private placement, the note is convertible into 1,000,000 Units consisting of 1,000,000 shares of Common Stock and Warrants to acquire 750,000 shares of Common Stock at a price of $1.35 per share. The Holder of the Note is a major shareholder of the Company. [See Note 16(b)]

        In 2003, the Company issued a Subordinated Convertible Promissory Note for proceeds of $1,500,000. The note was amended in 2004 to clarify its conversion features. The holder of the note is a major shareholder and debt holder of the Company. The note bears interest at the rate of 6% per annum and has a maturity date of December 31, 2008. The note was extended from its original maturity date of January 31, 2006. The note is convertible into common shares (and/or securities convertible into common shares) of the Company. As a result of the June 2004 private placement, the note is convertible into 1,500,000 Units consisting of 1,500,000 shares of Common Stock and Warrants to acquire 1,125,000 shares of Common Stock at a price of $1.35 per share. The proceeds from the note were used in the Company's acquisition program.

        In June 2003, the Company received $1,700,000 from a major Shareholder and Debt Holder of the Company. The proceeds of the note were used to pay outstanding bank debt. The note is secured by the assets of the Company. The note bears interest at the rate of 6% per annum and is due December 2008.

        In 2002, the Company issued a Subordinated Convertible Promissory Note for proceeds of $1,000,000. The note was amended in 2004 to clarify its conversion features. The note bears interest at the rate of 6% per annum and has a maturity date of December 31, 2008. The note was extended from its original maturity date of January 31, 2006. The note is convertible into common shares (and/or securities convertible into common shares) of the Company. As a result of the June 2004 private placement, the note is convertible into 1,000,000 Units consisting of 1,000,000 shares of Common Stock and Warrants to acquire 750,000 shares of Common Stock at a price of $1.35 per share. The Holder of the Note is a related party to a major Shareholder of the Company.

6.     Notes Payable—Other

        In December 2005, the Company entered into a financing arrangement in the amount of $700,000, with a major shareholder and debt holder of the Company, to fund the acquisition of capital assets needed to capture new business opportunities. The funds were received in February 2006 and the Company issued a secured Promissory Note for $700,000. The note is payable in installments over a term of seven years and bears interest at 6.75%.

        As part of the purchase price of MRC on October 19, 2004, a $175,000 Note was issued to the sole shareholder of the company. The note bears interest at the rate of 6% per annum and is payable annually on the anniversary of the closing date. Under the terms of the note, $50,000 of the note amount was repaid on October 19, 2006. The remaining portion of the note along with any accrued unpaid interest shall be paid in full on October 19, 2009. Three notes, totaling $295,725, were assumed from note holders of MRC. The notes bear interest rates from 6.0% to 10.5% and are payable from 2 to 4 years. During FY 2005 two of the notes totaling $199,525 were exchanged for two notes totaling $125,000, 80,000 shares of common stock of the Company and 60,000 warrants convertible into 60,000 shares of common stock at $1.35 per share. A note payable to the SBA was also assumed by the Company. The note in the amount of $390,497 bears interest at the rate of 4.0% and is due in 2032.

        At the time of the purchase of Laser Optics, Inc., the Company converted certain liabilities to notes payable. Notes totaling $100,728 were issued to former officers of Laser Optics, Inc. for back pay and un-reimbursed business expenses. A note in the amount of $86,777 was also issued to the former landlord for back rent. These note had repayment terms over three years and were fully repaid in 2006.

        Notes payable, other consist of the following:

	December 31,
	2006	2005
Notes payable, other, payable in aggregate including interest at monthly installments of $20,000 rates ranging from 2.0% to 10.5% expiring in April 2032, and a once yearly payment including interest of $60,500	$1,152,759	$779,483
Less current portion	100,079	260,697

Long-term debt, excluding current portion	$1,052,680	$518,786

        Notes payable other, mature as follows:

2007	$100,079
2008	107,389
2009	235,385
2010	114,717
Thereafter	595,189

$1,152,759

7.     Accounts Payable and Accrued Expenses

        Accounts payable and accrued expenses are comprised of the following:

	December 31,
	2006	2005
Trade accounts payable and accrued purchases	$575,261	$668,352
Accrued vacation	332,031	335,153
Accrued payroll	200,497	217,653
Accrued interest	1,043,500	748,048
Accrued state taxes payable	14,700	—
Accrued bonus	76,500	53,990
Accrued common stock payable	—	155,200
Accrued 401K common stock contribution	164,623	140,689
Accrued expenses—other	82,280	107,607

	$2,495,398	$2,426,692

8.     Capital Lease Obligations

        Capital lease obligations consist of the following:

	December 31,
	2006	2005
Capital leases, payable in aggregate monthly installments ranging from $22,000, to $14,000 including interest at rates ranging from 11.0% to 11.6% expiring through April 2008	$243,437	$493,175
Less current portion	196,350	248,550

Long-term debt, excluding current portion	$47,087	$244,625

        Maturities of capital leases are as follows:

Year Ending December 31,
2007	213,256
2008	49,141

Total minimum payments	262,397
Less amounts representing interest	18,961

Present value of minimum payments	$243,437

        Capital lease obligations are collateralized by property and equipment with cost and related accumulated depreciation approximating $858,000 and $196,000 at December 31, 2006.

9.     Income Taxes

        A reconciliation of the income tax provision (benefit) computed at the statutory Federal income tax rate to the reported amount follows:

	Year Ended December 31,
	2006	2005	2004
Federal statutory rate	34.0%	(34.0)%	(34.0)%
Net operating loss carryforward—Federal	(34.0)
Loss in excess of available benefit		34.0	34.0
State tax provision (benefit)	9.0		(12.5)
Net Operating Loss carryforward—State	(5.5)
Allowable state manufacturing credit	(1.5)

Effective income tax rate	2.0%	—%	(12.5)%

        At December 31, 2006, the Company has Federal and State net operating loss carry forwards for tax purposes of approximately $9,805,000 and $0, respectively. The tax loss carry forwards expire at various dates through 2025.

        In 2004, the Company sold $1,550,800 of their NOL for $96,344 as part of a program enacted by the State of New Jersey that allowed new or emerging technology and biotechnology businesses to sell their unused Net Operating Loss (NOL) carryover to any corporation for at least 75% of the value of the tax benefits.

        Internal Revenue Code Section 382 places a limitation on the utilization of Federal net operating loss and other credit carry forwards when an ownership change, as defined by the tax law, occurs. Generally, this occurs when a greater than 50 percentage point change in ownership occurs. Accordingly, the actual utilization of the net operating loss and carryforwards for tax purposes may be limited annually to a percentage (approximately 6%) of the fair market value of the Company at the time of any such ownership change.

        The provision (benefit) for income taxes consists of the following:

	Years Ended December 31,
	2006	2005	2004
Current:
Federal	$—	$—	$—
State	21,000	—	(96,344)
Deferred:
Federal	—	—	—
State	—	—	—
Total	$21,000	$—	$(96,344)

        Deferred tax assets (liabilities) comprise the following:

	December 31,
	2006	2005
Inventory reserves	$323,000	$283,000
Vacation liabilities	126,000	127,000
Section 263A adjustment	12,000	19,000
Depreciation	(116,000	(83,000
Loss carry forwards	2,720,000	3,424,000

Gross deferred tax assets	3,065,000	3,936,000
Valuation allowance	(3,065,000)	(3,936,000)
	$—	$—

10.   Related Party Transactions

        During the years ended December 31, 2005 and 2004, approximately 1% and 3%, respectively, of the Company's net product sales were through a foreign agent, in which Warren Ruderman (deceased), a principal shareholder in those years, had an investment. Terms of sales to this foreign agent were substantially the same as to unrelated foreign agents

        In December 2005, the Company entered into a financing arrangement in the amount of $700,000, with a major shareholder and debt holder of the Company, to fund the acquisition of capital assets needed to capture new business opportunities. The funds were received in February 2006 and the Company issued a secured Promissory Note for $700,000. The note is payable in installments over a term of seven years and bears interest at 6.75%.

        During 2005, two notes for $1,000,000 and $1,500,000 due to Clarex, Ltd., a shareowner and debt holder, had their maturity dates extended from January 31, 2006 to December 31, 2008.

        During 2004, Clarex, Ltd., a shareowner and debt holder received a 6% Convertible Promissory Note for $1,000,000 due March 2007. This note was extended to March 31, 2008. In March 2004, Clarex, Ltd. received 200,000 warrants for offering the 2003 $1,700,000 secured promissory note and an additional 200,000 warrants for extending the maturity date of the note to December 2008.

        During 2003, Clarex, Ltd. a shareowner and debt holder received a 6% Secured Promissory Note for $1,700,000 due December 2005, that was subsequently extended to December 31, 2008. In October 2003, Clarex, Ltd., received a $1,500,000, 6% Convertible Promissory Note due January 2006 that was subsequently extended to December 31, 2008.

        During 2002, Welland Ltd., a related party to Clarex, Ltd., received a 6% Subordinated Convertible Promissory Note due January 31, 2006, that was subsequently extended to December 31, 2008, resulting in proceeds to the Company of $1,000,000.

11.   Commitments

Lease commitment

        The Company occupies approximately 42,000 square feet of space located at 181 Legrand Avenue, Northvale, New Jersey pursuant to a net lease. In September 2006, the lease was renewed for a two year term to October 31, 2008, at substantially the same terms. The Company has also negotiated an option to renew the Northvale lease for two additional two year terms running through October 21, 2012.

        The Company's MRC Optics subsidiary occupies approximately 25,000 square feet of space located at 6405 Parkland Drive, Sarasota, FL pursuant to a net lease originally expiring on August 31, 2006. During 20006, MRC Optics negotiated terms for the renewal the lease until August 31, 2008 and a renewal period for an additional two years, at the option of the Company.

        Rental expense was approximately $549,000, $525,000 and $370,000 in 2006, 2005 and 2004, respectively, and real estate taxes were $98,200, $95,000, and $64,000 in 2006, 2005 and 2004, respectively.

        Future minimum annual rentals are payable as follows:

Year Ending December 31,
2007	$548,000
2008	$416,000

Retirement plans

        The Company maintains a 401(k) savings plan for all eligible employees (as defined in the plan). The 401(k) plan allows employees to contribute up to 20% of their compensation on a salary reduction, pre-tax basis up to the statutory limitation. The 401(k) plan also provides that the Company, at the discretion of the Board of Directors, may match employee contributions based on a pre-determined formula.

        In 2006, the Company matched employee contributions in the amount of $164,623 contributed in the form of 124,133 shares of the Company's common stock, distributed in March 2007. The Company contributed $150,501 in the form of 144,836 shares of the Company's common stock in 2005, distributed in March 2006. The Company contributed $68,780 in the form of 61,404 shares of the Company's common stock in 2004, distributed in March 2005.

Employment agreements

        The Company is party to an employment agreement with an officer that provides for a minimum annual salary. The aggregate minimum commitment under this agreement is as follows:

Year Ending December 31,
2006	$187,500
2007	$187,500
2008	$187,500
2009	$187,500

        Should the agreement be terminated without cause during the term of the contract, the officer would be entitled to one year's salary payable within 30 days plus accrued bonus, if earned, and vested stock options would be exercisable for three years.

12.   Product Sales, Foreign Sales and Sales to Major Customers

        The following table summarizes the Company's product sales by product categories during the past three years:

	2006		2005		2004
Year Ended December 31, Category
	Sales	%	Sales	%	Sales	%
Optical Components	$12,761,000	92	$12,279,000	89	$7,877,000	85
Laser Accessories	1,160,000	8	1,506,000	11	1,345,000	15

TOTAL	$13,921,000	100	$13,785,000	100	$9,222,000	100

        Export sales, primarily to customers in countries within Europe, the Near East and Japan, amounted to 10%, 14%, and 12% of product sales in 2006, 2005 and 2004, respectively. No single foreign customer accounted for more than 10% of product sales in 2006, 2005, or 2004.

        In 2006, three domestic customers accounted for 15%, 16%, and 11%, of sales. Each of these three customers are electro-optical systems divisions of major U.S. defense industry corporations who manufacture systems for the U.S. and allied foreign governments. In 2005, two U.S. customers accounted for 13% and 14%, respectively, of sales. These two customers, were two of the same three 2006 customers. In 2004, two U.S. customers each accounted for 12% of sales, and one customer accounted for 10% of sales. The first two are defense industry electro-optics manufacturers, while the third customer manufactures process control and metrology systems. In the short-term, the loss of any of these customers would have a significant negative impact on the company and its business units.

        Export sales, primarily to customers in countries within Europe, the Near East and Japan, amounted to 10%, 14%, and 12% of product sales in 2006, 2005 and 2004, respectively. No single foreign customer accounted for more than 10% of product sales in 2006, 2005, or 2004.

        In 2006, three domestic customers accounted for 15%, 16%, and 11%, of sales. Each of these three customers are electro-optical systems divisions of major U.S. defense industry corporations who manufacture systems for the U.S. and allied foreign governments. In 2005, two U.S. customers accounted for 13% and 14%, respectively, of sales. These two customers, were two of the same three 2006 customers. In 2004, two U.S. customers each accounted for 12% of sales, and one customer accounted for 10% of sales. The first two are defense industry electro-optics manufacturers, while the third customer manufactures process control and metrology systems. In the short-term, the loss of any of these customers would have a significant negative impact on the company and its business units.

13.   Shareholders' Equity

        Common shares reserved at December 31, 2006, are as follows:

1991 Stock option plan	302,500
2000 Stock option plan	6,000,000
Convertible preferred stock	1,340,000
Subordinated convertible notes	3,500,000
Warrants	4,487,000

Preferred stock

        The Company has authorized 1,000,000 shares of preferred stock, no par value, which the Board of Directors has the authority to issue from time to time in a series. The Board of Directors also has the authority to fix, before the issuance of each series, the number of shares in each series and the designation, preferences, rights and limitations of each series. Series A consist of 500 shares at a stated value of $1,000 per share convertible into common shares at the rate of $1.00 per share. Series B consist of 2,082 shares at a stated value of $1,000 per share convertible into common shares at the rate of $2.50 per share.

        For the years ended December 31, 2006, 2005 and 2004, the Company paid a common stock dividend on preferred stock of 134,000 common shares for each year equal to $235,000, $134,000 and $165,000, at the closing market price of the common shares on the issue date, respectively.

Stock options

        The Company has adopted two stock option plans that provide for the granting of options to employees, officers, directors, and others who render services to the Company. Under these plans in the aggregate, options to purchase no more than 6,000,000 shares of common stock may be granted, at a price that may not be less than the fair market value per share.

        The Equity Compensation Program authorizes the issuance of incentive stock options. At the annual Shareholders' meeting held in 2004, shareholders' approved a recommendation by the Board to increase the number of options to be granted under the 2000 Equity Compensation Program, from 4,000,000 to 6,000,000. The 2000 equity compensation plan expires in August 2010.

        A summary of the status of the Company's stock option program as of December 31, 2006, 2005 and 2004, and changes during the years then ended is presented below:

	Years Ended December 31,
	2006		2005		2004
Fixed Stock Options	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding, beginning of year	2,194,800	$1.18	2,126,100	$1.21	1,453,600	$1.42
Granted	77,200	1.53	139,500	1.03	680,000	0.74
Exercised	(145,000)	0.78	—	—	—	—
Expired	—	—	(2000)	1.25	—	—
Forfeited	(252,300)	1.11	(68,800)	1.18	(7,500)	.50

Outstanding, end of year	1,874,700	1.25	2,194,800	1.18	2,126,100	1.21

Options exercisable, end of year	1,728,276	1.28	1,666,124	1.43	1,301,047	1.53

Weighted-average fair values of options granted during year		$1.46		$1.03		$.67

        Warrants outstanding expire from March 2008 to July 2009 as per the below schedule:

Shares	Exercisable through	Exercise Price	Fair Value
1,448,026	July 2009	$1.35	$1.29
200,000	May 2008	$1.08	$.42
200,000	March 2008	$0.425	$.42
60,000	July 2009	$1.35	$1.31

        The following table summarizes information about stock options outstanding at December 31, 2006:

	Options Outstanding
				Options Exercisable
		Weighted Average Remaining Contractual Life in Years
Range of Exercise Price	Number Outstanding		Weighted Average Exercise Price	Number Outstanding	Weighted Average Exercise Price
$0.50 – $2.00	1,759,600	7.38	$1.08	1,613,167	$1.10
$3.00 – $5.00	115,100	5.09	$3.56	115,100	$3.56

14.   Fair Value of Financial Instruments

        The methods and assumptions used to estimate the fair value of the following classes of financial instruments were:

        Current Assets and Current Liabilities: The carrying amount of cash, current receivables and payables and certain other short-term financial instruments approximate their fair value.

        Long-Term Debt: The fair value of the Company's long-term debt, including the current portion, for notes payable and subordinated convertible debentures, was estimated using a discounted cash flow analysis, based on the Company's assumed incremental borrowing rates for similar types of borrowing arrangements. The carrying amount of variable and fixed rate debt at December 31, 2006 approximates fair value.

15    Quarterly Data (Unaudited)

        Summary quarterly results were as follows:

Year 2006	First	Second	Third	Fourth
Net sales	$3,662,776	$3,531,420	$3,049,333	$3,677,598
Gross profit	1,187,617	1,121,216	882,936	1,352,045
Net Income	201,653	6,839	173,000	390,774
Net Income (loss) per share—Basic	0.03	(0.03)	0.02	0.05
Net Income (loss) per share—Diluted	0.02	(0.03)	0.02	0.04
Year 2005	First	Second	Third	Fourth
Net sales	$3,233,846	$3,107,079	$3,581,339	$3,862,793
Gross profit	597,601	745,376	1,105,767	1,380,188
Net Income (loss)	(374,884)	(286,248)	307,524	342,210
Net Income (loss) per share—Basic	(0.05)	(0.06)	.04	.05
Net Income (loss) per share—Diluted	(0.05)	(0.06)	.03	.03
Year 2004	First	Second	Third	Fourth
Net sales	$1,805,802	$1,917,221	$2,582,372	$2,916,372
Gross profit	277,393	532,589	846,991	946,377
Net Income (loss)	(489,393)	(264,722)	95,167	(13,430)
Net Income (loss) per share—Basic	(0.09)	(0.08)	.01	(0.2)
Net Income (loss) per share—Diluted	(0.09)	(0.08)	.01	(0.2)

16    SUBSEQUENT EVENTS

        (a)   On April 16, 2007, the Company called for the redemption of its Series A 10% Convertible Preferred Stock (the "Series A"). On April 30, 2007, the Company received notice that Clarex Limited, the holder of all the shares of the "Series A", elected to convert the 500 preferred shares into 500,000 shares of the Company's common stock, in accordance with the "Series A" Agreement. The Series A preferred shares were cancelled and 500,000 common shares of the Company were issued on that date.

        (b)   On June 28, 2007, the Company made a pre-payment of $500,000 against the unpaid principal of its $1,000,000 Subordinated Convertible Note maturing on March 31, 2008. The holder of the note, Clarex Limited, agreed to waive its right to apply pre-payment amounts first against accrued and unpaid interest on the note prior to applying any amount to unpaid principal.

        (c)   On October 26, 2007, two principal holders, two outside Directors, and the Company's CEO notified the Company they were exercising their right to convert their shares of the Company's Series B 10% Convertible Preferred Stock (the "Series B") into common shares of the Company at the specified conversion price of $2.50 per share. In the aggregate, these holders' represent 1,560 Series B shares with a liquidation preference of $1,560,000 or 75% of the total of 2,082 Series B stock issued and outstanding. When complete, the conversion will result in reducing the number of issued and outstanding shares of Series B to 522 shares and will result in the issuance of 624,000 additional shares of Photonic Products Group, Inc. common stock. As of November 9, 2007, 560,000 common shares were issued in connection with this conversion.

        On October 29, 2007, the Company issued a call for the redemption of the remaining balance of the Series B with a redemption date of November 29, 2007. The remaining holders of the Series B have the option of converting their shares into common stock of the Company. If all remaining holders elected to convert their shares, this would result in the issuance of 208,800 additional shares of common stock or a total potential increase in common shares on the full conversion of the Series B of 832,800 common shares. Shareholders of Series B stock who do not exercise their conversion rights will receive a payment equal to the liquidation preference of the surrendered Series B stock and will be entitled to a pro-rata stock dividend of Photonic Products Group, Inc. common shares based on the 10% coupon rate of the Series B and the conversion price of $2.50 per common share, up to the redemption date.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following table sets forth the various expenses payable by us in connection with the sale and distribution of the securities being registered. All amounts shown are estimates, except the Securities and Exchange Commission registration fee.

SEC registration fee	$380
Accounting fees and expenses	16,300
Legal fees and expenses	40,000
Printing and engraving expenses	18,000
Transfer agent fees and expenses	0
Miscellaneous fees and expenses	7,200
Total	$81,880

Item 14.    Indemnification of Directors and Officers

        Section 14A:3-5 of the New Jersey Business Corporation Act provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to Photonics Products Group, Inc. The New Jersey Business Corporation Act provides that Section 14A:3-5 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders.

        Article IX and Article X of Photonics Products Group, Inc.'s certificate of incorporation provides that a director or officer of Photonics Products Group, Inc. shall not be liable to the Corporation or its shareholders for damages for breach of fiduciary duty as a director to the fullest extent permitted by New Jersey law. In addition, Article Seventh of Photonics Products Group, Inc.'s certificate of incorporation provides that the Corporation shall indemnify its directors and officers to the fullest extent permitted by New Jersey law, including the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 15.    Recent Sales of Unregistered Securities

        (d)   Recent Sales of Unregistered Securities

        On October 26, 2007, two principal holders, two outside Directors, and the Company's CEO notified the Company they were exercising their right to convert their shares of the Company's Series B 10% Convertible Preferred Stock (the "Series B") into common shares of the Company at the specified conversion price of $2.50 per share. In the aggregate, these holders' represent 1,560 Series B shares with a liquidation preference of $1,560,000 or 75% of the total of 2,082 Series B stock issued and outstanding. When complete, the conversion will result in reducing the number of issued and outstanding shares of Series B to 522 shares and will result in the issuance of 624,000 additional shares of Photonic Products Group, Inc. common stock. As of November 9, 2007, 560,000 common shares were issued in connection with this conversion.

        On October 29, 2007, the Company issued a call for the redemption of the remaining balance of the Series B with a redemption date of November 29, 2007. The remaining holders of the Series B have the option of converting their shares into common stock of the Company. If all remaining holders elected to convert their shares, this would result in the issuance of 208,800 additional shares of common stock or a total potential increase in common shares on the full conversion of the Series B of 832,800 common shares. Shareholders of Series B stock who do not exercise their conversion rights will receive a payment equal to the liquidation preference of the surrendered Series B stock and will be entitled to a pro-rata stock dividend of Photonic Products Group, Inc. common shares based on the 10% coupon rate of the Series B and the conversion price of $2.50 per common share, up to the redemption date.

        On April 16, 2007, the Company called for the redemption of its Series A 10% Convertible Preferred Stock (the "Series A"). On April 30, 2007, the Company received notice that Clarex Limited, the holder of all shares of the Series A, elected to convert the 500 preferred shares into 500,000 shares of the Company's common stock, in accordance with the Series A agreement. The Series A preferred shares were cancelled and 500,000 common shares of the Company were issued on that date.

        In April 2004 the Company received $1,000,000 from Clarex Ltd., a major shareholder of the Company, in exchange for the issuance pursuant to Regulation D of a Subordinated Convertible Promissory Note to Clarex, Ltd, as major shareholder of the Company. The Note bears interest at the rate of 6% per annum and has a maturity date of March 31, 2008. Interest accrues yearly and along with principal may be converted into Common Stock, (and /or securities convertible into common shares), at a conversion rate equal to one share of common stock for each dollar of principal and interest, and 750,000 five year warrants to purchase common stock at $1.35 per share.

        During the 2nd quarter of 2004 the Company entered into an agreement with an investment banking firm to raise equity via a private placement that was not registered with the Securities and Exchange Commission. In July 2004 the Company issued 1,581,000 Units consisting of 1,581,000 shares and warrants to acquire an additional 1,185,750 shares at $1.35 per share. In addition, 262,276 Warrants were issued to Casimir Capital, LP, the placement agent for the private placement. The Securities issued via the private placement were issued pursuant to Regulation D and relied upon the exemption from registration provided by Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering. The private placement resulted in net proceeds to the Company of approximately $1,350,000. The funds are to be utilized in the furtherance to the company's M&A program, capital equipment purchases and to meet general working capital requirements.

Item 16.

        (a)   Exhibits

Exhibit No.	Description of Exhibit
2.1*	Stock Purchase Agreement between Photonic Products Group, Inc., MRC Precision Metal Optics and Frank E. Montone (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 25, 2004)
3.1*	Restated Certificate of Incorporation of Photonics Products Group, Inc. (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 25, 2004)
3.2*	By-Laws of Photonic Products Group, Inc. (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 25, 2004)
4.1*	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 25, 2004)
4.2*	Form of Warrants issued pursuant to June 2004 Private Placement (incorporated by reference to Exhibit 4.2 to the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 25, 2004)
4.3*	Form of Placement Agent Warrants issued pursuant to June 2004 Private Placement (incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 25, 2004)
4.4*	Promissory Note Dated June 30, 2003 held by Clarex, Ltd. (incorporated by reference to Exhibit 4.4 to the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 25, 2004)
4.5*	Subordinated Convertible Promissory Note dated April 1, 2004 held by Clarex, Ltd. (incorporated by reference to Exhibit 4.5 to the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 25, 2004)
4.6*	Subordinated Convertible Promissory Note dated October 31, 2003 held by Clarex, Ltd. (incorporated by reference to Exhibit 4.6 to the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 25, 2004)
4.7*	Subordinated Convertible Promissory Note dated December 31, 2002 held by Welland, Ltd. (incorporated by reference to Exhibit 4.7 to the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 25, 2004)
4.8*	Warrant dated March 31, 2004 issued to Clarex, Ltd. (incorporated by reference to Exhibit 10.2 to the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 25, 2004)
4.9*	Warrant dated May 19, 2004 issued to Clarex, Ltd. (incorporated by reference to Exhibit 10.3 to the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 25, 2004)
4.10*	Extension of Promissory Note dated March 26, 2007 originally issued to Clarex, Ltd. on April 1, 2004
5.1**	Opinion of Lowenstein Sandler PC
10.1*	2000 Equity Compensation Program (incorporated by reference to Exhibit 10.1 to the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 25, 2004)
10.2*	Warrant dated March 31, 2004 issued to Clarex Limited
10.3*	Warrant dated May 19, 2004 issued to Clarex Limited

10.4*	Daniel Lehrfeld Employment Contract, dated October 20, 1999 (incorporated by reference to Exhibit 10.4 to the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 25, 2004)
11.1	An Exhibit showing the computation of per share earnings is omitted because the computation can be clearly determined from the material contained in this document.
14.1*	Code of Ethics (incorporated by reference to the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2006)
21.1*	List of Subsidiaries (incorporated by reference to the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2006)
23.1**	Consent of Holtz Rubenstein Reminick LLP Independent Auditors
23.2**	Consent of Lowenstein Sandler PC (contained in Exhibit 5.1)
24.1**	Power of Attorney (included on signature page of the Post-Effective Amendment No. 2 to Form S-1)

*
Previously filed.

**
Filed herewith.

(b)    Financial Statement Schedules

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS ON
SUPPLEMENTAL SCHEDULE

        The audits referred to in our report dated March 2, 2007 (except for Note 16(a) as to which the date is April 30, 2007, Note 16(b) as to which the date is June 28, 2007 and Note 16(c) as to which the date is October 29,2007), relating to the consolidated financial statements of Photonic Products Group, Inc. and Subsidiaries, which is contained in Item 8 in the Form 10K, include the audits of the financial statement schedule listed in the accompanying Schedule II for the years ended December 31, 2006, 2005 and 2004. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based upon our audits.

        It is our opinion such financial statement schedule presents fairly, in all material respects, the information set forth therein.

/s/ HOLTZ RUBENSTEIN REMINICK LLP Melville, New York
March 2, 2007

Schedule II—Valuation and Qualifying Accounts

PHOTONICS PRODUCTS GROUP, INC.

SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS

($ thousands)

	Balance At Beginning of Period	Charged (Credited) to Cost And Expenses	Acquired Balance	Deductions		Balance At End of Period
Allowance for Doubtful Accounts:
Three months ended March 31, 2007	$15,000	$	$	$		$15,000
Year ended December 31, 2006	15,000					15,000
Year ended December 31, 2005	40,000				25,000	15,000
Year ended December 31, 2004	40,000					40,000

Item 17.    Undertakings

(a)
The undersigned Registrant hereby undertakes that:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement,

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in "Item 14-Indemnification of Directors and Officers" above, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Photonic Products Group, Inc. has duly caused this Amendment No. 2 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Northvale, State of New Jersey, on December 10, 2007.

PHOTONIC PRODUCTS GROUP, INC.
By:	/s/ DANIEL LEHRFELD DANIEL LEHRFELD President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registrant's Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN C. RICH* JOHN C. RICH	Chairman of the Board of Directors	December 10, 2007
/s/ DANIEL LEHRFELD DANIEL LEHRFELD	President, Chief Executive Officer and Director	December 10, 2007
/s/ LUKE P. LAVALLE, JR.* LUKE P. LAVALLE, JR.	Director	December 10, 2007
/s/ THOMAS H. LENAGH* THOMAS H. LENAGH	Director	December 10, 2007
/s/ JAN M. WINSTON* JAN M. WINSTON	Director	December 10, 2007
/s/ WILLIAM J. FOOTE* WILLIAM J. FOOTE	Chief Financial Officer, Chief Accounting Officer and Corporate Secretary	December 10, 2007
By:	/s/ DANIEL LEHRFELD DANIEL LEHRFELD ATTORNEY-IN-FACT

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
5.1	Opinion of Lowenstein Sandler PC
23.1	Consent of Holtz Rubenstein Reminick, LLP, Independent Registered Public Accountants
23.2	Consent of Lowenstein Sandler PC (contained in Exhibit 5.1)

QuickLinks

TABLE OF CONTENTS
PROSPECTUS SUMMARY
RISK FACTORS
Risks Relating to Our Company and Industry
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF CAPITAL STOCK
OUR BUSINESS
Products Manufactured by the Company
MARKET FOR OUR COMMON STOCK AND RELATED SHAREHOLDER MATTERS
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
DIRECTORS AND EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION AND OTHER INFORMATION
Outstanding Equity-Based Awards at Fiscal Year-End
Director Compensation in Fiscal Year 2006
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Beneficial Ownership of Common Stock(1)
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
DESCRIPTION OF CERTAIN DEBT
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS Photonic Products Group, Inc. and Subsidiaries
PHOTONIC PRODUCTS GROUP, INC AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
PHOTONIC PRODUCTS GROUP, INC AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
PHOTONIC PRODUCTS GROUP, INC AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
PHOTONIC PRODUCTS GROUP, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
Report of Independent Registered Public Accounting Firm
PHOTONIC PRODUCTS GROUP, INC AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
PHOTONIC PRODUCTS GROUP, INC AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS
PHOTONIC PRODUCTS GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
PHOTONIC PRODUCTS GROUP, INC AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
PHOTONIC PRODUCTS GROUP, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS THREE YEARS ENDED DECEMBER 31, 2006
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS ON SUPPLEMENTAL SCHEDULE
PHOTONICS PRODUCTS GROUP, INC. SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS ($ thousands)
SIGNATURES
EXHIBIT INDEX